                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                     WELLPOINT HEALTH NETWORKS INC.
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                                 March 23, 2000

To our Stockholders:

    You are cordially invited to attend the 2000 Annual Meeting of Stockholders of WellPoint Health Networks Inc. (the "Company") which will be held on May 9, 2000, at 10:00 a.m., at the Hyatt Westlake Plaza, 880 South Westlake Boulevard, Westlake Village, California 91361.

    At the meeting, you will be asked to vote upon proposals to:

    - Elect three Class I directors;

    - Approve an amendment and restatement of the Company's Employee Stock Purchase Plan; and

    - Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants.

    Details of business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

    Please take this opportunity to participate in the affairs of the Company by voting on the business to be presented at this meeting. Whether or not you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING REPLY ENVELOPE. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

    If you plan to attend the Annual Meeting and are a registered stockholder, please bring the admission ticket which is attached to your proxy card. If your shares are registered in the name of a bank or your broker, please bring your bank or broker statement showing your beneficial ownership with you to the Annual Meeting.

    We look forward to your attendance at the Annual Meeting.

                                          Sincerely,

                                          /s/ LEONARD D. SCHAEFFER

                                          Leonard D. Schaeffer
                                          CHAIRMAN OF THE BOARD
                                          AND CHIEF EXECUTIVE OFFICER

                         WELLPOINT HEALTH NETWORKS INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 9, 2000

                            ------------------------

    The 2000 Annual Meeting of Stockholders of WellPoint Health Networks Inc. (the "Company") will be held on Tuesday, May 9, 2000, at 10:00 a.m., local time, at the Hyatt Westlake Plaza located at 880 South Westlake Boulevard, Westlake Village, California 91361 to act on the following matters:

    1. Elect three Class I directors of the Company to serve until the 2003 Annual Meeting or the election of their successors;

    2. Approve an amendment and restatement of the Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"), in order to, among other things, authorize the future issuance of an additional 1,000,000 shares under the Employee Stock Purchase Plan;

    3. Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000; and

    4. Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    These matters are more fully described in the Proxy Statement accompanying this Notice.

    Only stockholders of record at the close of business on March 17, 2000 are entitled to notice of and to vote at the Annual Meeting. A complete list of the stockholders entitled to vote at the meeting will be available for at least
10 days prior to the Annual Meeting at the Company's principal executive office located at 1 WellPoint Way, Thousand Oaks, California 91362 for the examination of any stockholders and will also be available for inspection at the meeting.

                                          By Order of the Board of Directors

                                          /s/ THOMAS C. GEISER

                                          Thomas C. Geiser
                                          SECRETARY

Thousand Oaks, California
March 23, 2000

                             YOUR VOTE IS IMPORTANT

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY RETURNED A PROXY.

                         WELLPOINT HEALTH NETWORKS INC.

                                ----------------

                                PROXY STATEMENT
                      2000 ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of WellPoint Health Networks Inc. (the "Company" or "WellPoint") for use at the Annual Meeting of Stockholders to be held on May 9, 2000, at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hyatt Westlake Plaza located at 880 South Westlake Boulevard, Westlake Village, California 91361. The Company's principal executive office is located at 1 WellPoint Way, Thousand Oaks, California 91362 and the Company's telephone number is (818) 703-4000. This Proxy Statement and the proxy card are being mailed to stockholders on or about March 29, 2000.

PROXIES

    If any stockholder is unable to attend the Annual Meeting, the stockholder may vote by proxy. The enclosed proxy is solicited by the Company's Board of Directors (the "Board of Directors" or the "Board") and, when the proxy card is returned properly completed, it will be voted as directed by the stockholder on the proxy card. Stockholders are urged to specify their choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of Common Stock represented by the proxy will be voted "FOR" Proposals 1, 2 and 3 and will be voted in the proxyholders' discretion as to other matters that may properly come before the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (i) delivering to the Company's principal executive office, 1 WellPoint Way, Thousand Oaks, California 91362, Attention: Secretary, a written notice of revocation or duly executed proxy bearing a later date, or (ii) attending the Annual Meeting and voting in person.

    The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person, by telephone or facsimile. The Company's transfer agent, ChaseMellon Shareholder Services, L.L.C., will assist in the solicitation of proxies as part of its transfer agent services to the Company. The fee for such services will be approximately $5,000 plus reasonable expenses.

WHO IS ENTITLED TO VOTE?

    Only holders of Common Stock of record at the close of business on March 17, 2000, the record date and time fixed by the Board of Directors, are entitled to vote at the meeting. As of March 17, 2000, approximately 61,911,003 shares of the Company's Common Stock were issued and outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder. A majority of the shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

QUORUM REQUIREMENT AND VOTING ISSUES

    An affirmative vote of a majority of shares of Common Stock present and voting at the meeting is required for approval of all items being submitted to the stockholders for their consideration, other than the election of directors. Directors are elected by a plurality of votes cast. An automated system administered by the Company's transfer agent tabulates stockholder votes. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted and will have no effect for the purpose of determining whether a director has been elected. Abstentions will be counted in determining whether there is a quorum. As to certain matters other than the election of directors, the New York Stock Exchange Rules generally require when shares are registered in "street" or nominee name that their member brokers receive specific instruction from the beneficial owners in order to vote on such a proposal. If a member broker indicates on the proxy that the broker does not have discretionary authority as to certain shares to vote on a particular matter, the Company will not consider those shares as present and entitled to vote with respect to those matters. The Company will, however, count the shares represented by such "broker non-votes" in determining whether there is a quorum.

    Except to the extent that a stockholder withholds votes from the nominees, the proxyholders named in the accompanying form of proxy, in their sole discretion, will vote the proxy for the election of the nominees listed below as directors of the Company.

    The shares of Common Stock beneficially owned by the California HealthCare Foundation (the "Foundation"), which as of March 15, 2000 owned 4,410,000 shares (or approximately 7.1% of the outstanding Common Stock), will be voted in accordance with the terms of existing voting agreements. See "Voting Agreements with the California HealthCare Foundation."

    Under the provisions of the Company's 401(k) Retirement Savings Plan (the "401(k) Plan"), approximately 475,747 shares (as of March 15, 2000) of Common Stock of the Company held by Vanguard Fiduciary Trust Company, the trustee of the 401(k) Plan, may be voted at the meeting pursuant to confidential instructions from participating employees.

VOTING AGREEMENTS WITH THE CALIFORNIA HEALTHCARE FOUNDATION

    On May 20, 1996, Blue Cross of California ("BCC") and the Company's predecessor, WellPoint Health Networks Inc., a Delaware corporation ("Old WellPoint"), concluded a recapitalization (the "Recapitalization") in which, among other actions, Old WellPoint merged with and into BCC and the surviving entity changed its name to WellPoint Health Networks Inc. In connection with the Recapitalization, BCC relinquished its rights under the Blue Cross License Agreement dated January 1, 1991 between Blue Cross of California and the Blue Cross Blue Shield Association (the "BCBSA"), which licenses the use of the Blue Cross name and mark. The BCBSA and the Company entered into a License Agreement (the "License Agreement"), pursuant to which the Company became the exclusive licensee for the right to use the Blue Cross name and related service marks in California and became a member of the BCBSA.

    The License Agreement required that the Foundation enter into a voting trust agreement (the "Voting Trust Agreement"), under which the Foundation deposited into a voting trust (the "Voting Trust") the number of shares of the Company's Common Stock sufficient to reduce the Foundation's holdings outside such Voting Trust to a level not in excess of 50% of the voting power of the outstanding shares of the Company's Common Stock. The shares held by the trustee under the Voting Trust Agreement (the "Voting Trust Shares") generally must be voted

    - with respect to the elections of directors, where the nominees have been selected by the Nominating Committee (or, in certain instances, subsets of the Board) in conformity with procedures set forth in the Company's Bylaws, to support the position of the Board of Directors,

    - with certain exceptions, on matters requiring a vote of at least an absolute majority of all outstanding shares of Common Stock, as the majority of non-Voting Trust Shares vote, and

    - on all other matters, in the identical proportion in favor of or in opposition to such matters as non-Voting Trust Shares vote.

With respect to the removal of directors, calling of stockholder meetings and amendments of the Company's Certificate of Incorporation and Bylaws, where such actions are opposed by the Board of Directors, the Foundation has also agreed under the Voting Trust Agreement to support the position of the Board of Directors. In addition, the Voting Trust Agreement requires that the Foundation, through sales (which may involve exercises of registration rights granted to the Foundation at the time of the Recapitalization) or additional deposits into the Voting Trust, reduce its holdings outside the Voting Trust to 20% and 5% of the outstanding Common Stock on and after June 12, 1998 and June 12, 1999, respectively. As of March 15, 2000, approximately 1,311,181 shares held by the Foundation were subject to the provisions of the Voting Trust Agreement.

    With respect to those shares held by the Foundation in excess of the Ownership Limit (as such term is defined in the Company's Restated Certificate of Incorporation) that are not subject to the Voting Trust Agreement, the Foundation also entered into a voting agreement (the "Voting Agreement"). The Voting Agreement provided, among other things, that the Foundation, during the period that it continued to own in excess of the Ownership Limit, would vote all shares of the Company's Common Stock owned by it in excess of 5% of the outstanding shares (except those shares held pursuant to the Voting Trust Agreement) in favor of each nominee to the Board of Directors of the Company, or under certain circumstances, other subsets of the Board, all as set forth in the Company's Bylaws. With respect to the removal of directors, calling of stockholder meetings and amendment of the Company's Certificate of Incorporation and Bylaws, where such actions are opposed by the Board of Directors, the Foundation also agreed under the Voting Agreement to support the position of the Board of Directors. As of March 15, 2000, no shares of Common Stock were subject to the Voting Agreement.

    At the time of the Recapitalization, the "Ownership Limit" was established as one share less than 5% of the Company's outstanding voting securities. In December 1997, the Company and the BCBSA, in accordance with the provisions of
Article VII, Section 14(f)(2) of the Companys' Certificate of Incorporation, agreed to modify the Ownership Limit to be the following:

    - for any "Institutional Investor," one share less than 10% of the Company's outstanding voting securities; and

    - for any "Noninstitutional Investor," other than the Foundation, one share less than 5% of the Company's outstanding voting securities. For these purposes, "Institutional Investor" means any person if (but only if) such person is (1) a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Exchange Act"), (2) a bank as defined in Section 3(a)(6) of the Exchange Act, (3) an insurance company as defined in Section 3(a)(19) of the Exchange Act, (4) an investment company registered under Section 8 of the Investment Company Act of 1940,
      (5) an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, (6) an employee benefit plan, or pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or an endowment fund, (7) a parent holding company, provided the aggregate amount held directly by the parent, and directly and indirectly by its subsidiaries which are not persons specified in paragraphs (1) through (6), does not exceed one percent of the securities of the subject class, or (8) a group, provided that all the members are persons specified in paragraphs (1) through (7). In addition, every filing made by such person with the SEC under Regulation 13D-G (or any successor Regulation) under the Exchange Act with respect to such person's beneficial ownership must contain a certification (or a substantially similar one) that the WellPoint Common Stock acquired by such person was acquired in the ordinary course of business and was not acquired for the purpose of and does not have the effect of changing or influencing the control of WellPoint and was not acquired in connection with or as a participant in any transaction having such purpose or effect. For such purposes, "Noninstitutional Investor" means any person that is not an Institutional Investor.

    In December 1997, the Company and the BCBSA also agreed that the License Agreement would be subject to termination in the event that any entity other than the Foundation became the beneficial owner of 20% or more of WellPoint's then-outstanding Common Stock or other equity securities which (either by themselves or in combination) represent an ownership interest of 20% or greater. WellPoint also agreed that it would not issue any class or series of securities other than shares of Common Stock, non-voting, non-convertible debt securities or such other securities as WellPoint may approve, provided that WellPoint will provide the BCBSA with at least 30 days advance notice of the issuance of such securities and the BCBSA will have the authority to determine how such securities will be treated for purposes of determining a particular holder's beneficial ownership of Common Stock.

    In July 1999, WellPoint issued an aggregate of $299 million in principal amount at maturity of Zero Coupon Convertible Subordinated Debentures Due 2019 (the "Debentures"). The BCBSA has determined that it will treat a holder of Debentures at a particular time as beneficially owning shares of Common Stock equal to the greater of

    - the number of shares into which the Debentures could be converted upon exercise of the conversion right of the Debentures at such time, and

    - the number of shares of Common Stock which the holder would receive if WellPoint paid the holder in shares of Common Stock upon exercise of the holder's redemption right (assuming redemption of the Debentures at a price equal to the original issue price plus then-accrued original issue discount and based on the then-current market price of the Common Stock).

This deemed beneficial ownership will be aggregated with a Debentureholder's other beneficial ownership of Common Stock for purposes of determining if the Ownership Limit provisions have been violated. Any Debentureholder's deemed beneficial ownership of Common Stock will fluctuate as a result of changes in the market price of the Common Stock.

    Each of the material agreements entered into in connection with the Recapitalization was amended and restated on substantially similar terms at the time of the Company's August 1997 reincorporation in Delaware (which was approved by the stockholders at the Company's 1997 Annual Meeting).

                                PROPOSAL NO. 1:
                             ELECTION OF DIRECTORS

    The Board of Directors proposes the election of three Class I directors at the Annual Meeting. The Company's Bylaws provide for nine directors. The Board of Directors is divided into three classes, each serving three-year terms, as provided in the Company's Restated Certificate of Incorporation. There are currently three Class I directors. The three current Class I directors hold office until this Annual Meeting. The one Class II director holds office until the 2001 Annual Meeting and the three Class III directors hold office until the 2002 Annual Meeting. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the three Class I director nominees to the Board of Directors named below. Mr. Birk has served as a director of the Company since April 1993, Ms. Burke has served as a director of the Company since April 1997 and Ms. Sanders has served as a director of the Company since May 1996. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the proxyholders to fill the vacancy. However, it is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a Class I director will continue until the 2003 Annual Meeting of Stockholders or until the director's successor has been elected.

NOMINEES FOR ELECTION AS DIRECTORS

    The names of the nominees and certain biographical information about them are set forth below:

                         ROGER E. BIRK, age 69, has been a director of the Company
[PHOTO]                  since April 1993. He is retired. Mr. Birk served as
                         President of the Federal National Mortgage Association
                         ("Fannie Mae") from 1987 to 1992 and as Chairman and Chief
                         Executive Officer of Merrill Lynch & Co., Inc. from 1982 to
                         1986. Mr. Birk serves as a director of Penske Corporation,
                         Fannie Mae and Golden Bear Golf, Inc. Mr. Birk serves as the chairperson of the Audit Committee of the Board and serves on the Nominating & Governance Committee of the Board.

                         SHEILA P. BURKE, age 49, has been a director of the Company
[PHOTO]                  since April 1997. Since December 1996, Ms. Burke has been
                         an Executive Dean of the John F. Kennedy School of
                         Government, Harvard University. Previously in 1996,
                         Ms. Burke was a senior advisor to the Dole for President
                         Campaign. From 1986 until June 1996, Ms. Burke was the
                         chief of staff for the Office of the Republican Leader of
                         the United States Senate. Ms. Burke currently serves on the
                         Board of Directors of Chubb Corp. Ms. Burke serves on the
                         Audit Committee and the Compensation Committee of the Board.

                         ELIZABETH A. SANDERS, age 54, has been a director of the
[PHOTO]                  Company since May 1996. Ms. Sanders has been a consultant to executive management from 1990 to the present. She was
                         employed by Nordstrom Inc. from 1971 to 1990 and served as
                         Vice President and General Manager of Nordstrom, Inc. from
                         1981 to 1990. Ms. Sanders is a founder of the National Bank of Southern California and was on its board of directors
                         from 1983 to 1990. She currently serves on the following
                         boards of directors: Washington Mutual Inc., Wal-Mart
                         Stores, Inc., Wolverine Worldwide, Inc. and the Advantica
                         Restaurant Group, Inc. Ms. Sanders serves on the Audit
                         Committee and the Compensation Committee of the Board.

    The Board of Directors recommends that stockholders vote FOR the election of each of the nominees set forth above.

DIRECTORS OTHER THAN THE NOMINEES

    The directors of the Company other than the nominees are as follows:

                         W. TOLIVER BESSON, age 55, a Class III director, has been a
[PHOTO]                  director of the Company since May 1996, was an independent director of BCC from April 1994 until May 1996 and prior to that served as an advisory director of BCC from 1989. He has been a partner with the law firm of Paul, Hastings,
                         Janofsky & Walker since 1978. He served on its national
                         management committee from 1985 to 1990 and served on the
                         Board of Governors of the California State Bar from 1979 to
                         1980. He currently serves as a member of the management
                         committee of Cross Country Ventures (a venture capital
                         limited partnership). Pursuant to an agreement with the
                         California Department of Corporations (the "DOC") made at
                         the time of the Recapitalization, Mr. Besson has effectively agreed not to serve as a director beyond April 2003.
                         Mr. Besson serves on the Audit Committee of the Board.

                         STEPHEN L. DAVENPORT, age 67, a Class II director, has been
[PHOTO]                  a director of the Company since May 1996, was an independent director of BCC from 1991 until May 1996 and prior to that served as an advisory director of BCC from 1989. He is
                         retired. From 1980 to 1995, he was president of D/A
                         Financial Group. Prior to that he was Senior Vice President of Provident Mutual Life Insurance Company. Pursuant to an
                         agreement with the DOC made at the time of the
                         Recapitalization, Mr. Davenport has effectively agreed not to serve as a director beyond April 2002. Mr. Davenport
                         serves on the Nominating & Governance Committee of the Board and as the chairperson of the Compensation Committee of the
                         Board.

                         JULIE A. HILL, age 53, a Class III director, has been a
[PHOTO]                  director of the Company since March 1994. Since December
                         1998, she has been the President of Hiram-Hill Development, a residential real estate development firm. Ms. Hill was
                         President and Chief Executive Officer of Costain Homes Inc.
                         ("Costain") from January 1991 until November 1998. During
                         1998, Ms. Hill also served as Chairman of the Board of
                         Costain. Costain was a division of London-based Costain
                         Group PLC and built single-family detached residential
                         communities. Ms. Hill serves on the Compensation Committee and as the chairperson of the Nominating & Governance
                         Committee of the Board.

                         LEONARD D. SCHAEFFER, age 54, a Class III director, has been
[PHOTO]                  Chairman of the Board of Directors and Chief Executive
                         Officer of the Company since August 1992. Mr. Schaeffer has also been Chief Executive Officer of BCC since 1986 and
                         Chairman of its Board of Directors since 1989. From 1982 to
                         1986, Mr. Schaeffer served as President of Group
                         Health, Inc., an HMO in the midwestern United States. Prior to joining Group Health, Inc., Mr. Schaeffer was the
                         Executive Vice President and Chief Operating Officer of the
                         Student Loan Marketing Association ("Sallie Mae"), a
                         financial institution that provides a secondary market for student loans, from 1980 to 1981. From 1978 to 1980,
                         Mr. Schaeffer was the Administrator of the Health Care
                         Financing Administration ("HCFA"). HCFA administers the
                         Federal Medicare, Medicaid and Peer Review Organization
                         programs. Mr. Schaeffer serves as a director of
                         Allergan, Inc.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of eight meetings (including regularly scheduled meetings and special meetings) during 1999. During the same period, the Board of Directors acted several times by unanimous written consent. During 1999, each of the directors attended or participated in 75% or more of the aggregate number of meetings of the Board of Directors and committees of the Board on which the director served. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating & Governance Committee.

    The Audit Committee, which consists of Messrs. Birk and Besson and Mesdames Burke and Sanders, met three times during 1999. The Audit Committee reviews financial and auditing issues of the Company, recommends engagement of the Company's independent auditors, approves the services performed by the Company's independent auditors and reviews the Company's accounting principles, internal control structure and policies and procedures. Mr. Birk is chairperson of the Audit Committee.

    The Compensation Committee, which consists of Mr. Davenport and Mesdames Burke, Hill and Sanders, met three times during 1999. The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy, bonus plans and stock incentive plans, and approves the granting of stock options and awards to executive officers.
Mr. Davenport is chairperson of the Compensation Committee.

    The Nominating & Governance Committee, which currently consists of Ms. Hill and Messrs. Birk and Davenport, met two times during 1999. The Nominating & Governance Committee recommends qualified candidates for election as directors of the Company and generally reviews and makes recommendations to the Board concerning governance issues and Board compensation policies. Ms. Hill is chairperson of the Nominating & Governance Committee. Pursuant to the terms of the License Agreement, until the Foundation ceases to own voting capital stock of the Company in excess of the Ownership Limit specified in the Company's Restated Certificate of Incorporation, the Nominating & Governance Committee will be composed of three directors, each of whom will be an independent director. One of the members of the Nominating & Governance Committee must be one of the directors (or their replacement) designated by BCC prior to the Recapitalization. The BCC-designated directors are Ms. Burke and Mr. Davenport. Stockholders wishing to recommend candidates for consideration by the Nominating & Governance Committee may do so by writing to the Secretary of the Company at the Company's principal executive office, giving the candidate's name, biographical affidavit and qualifications.

    The Board of Directors has adopted certain internally developed guidelines concerning its deliberations, conduct of meetings and other corporate governance issues. Pursuant to these guidelines, the Board of Directors meets at least two times per year in executive session. The Nominating & Governance reports regularly to the full Board of Directors and makes recommendations regarding governance issues. In considering nominations to the Board of Directors, the Board takes into account several factors, including the skills and experience as well as the independence of potential directors. The current Board of Directors consists entirely of non-employee directors, other than Mr. Schaeffer.

    There are currently two Class II vacancies on the Board of Directors. Pursuant to the Company's Bylaws, the remaining directors intend to elect a new director to fill one of these vacancies. Such election may occur prior to or after the time of the Annual Meeting. In addition, in connection with the Company's pending acquisition of Cerulean Companies, Inc., the Company has agreed to nominate and elect to the Board of Directors a current director of Cerulean. Such election will occur upon completion of this transaction, which the Company currently expects to occur during 2000. Any directors so elected would become Class II directors and would hold office until the 2001 Annual Meeting of Stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10 percent of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on a review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the year ended December 31, 1999, the Company's officers, directors and greater than 10 percent beneficial owners complied with all applicable filing requirements, except Thomas C. Geiser and S. Louise McCrary (who served as the Company's Chief Accounting Officer during 1999), each of whom reported late one transaction occurring in 1998 due to an administrative error by Company personnel assisting in such filings.

COMPENSATION OF DIRECTORS

    All non-employee directors of the Company are entitled to the following compensation: (i) $23,000 per year paid in quarterly installments; and
(ii) $1,300 per Board meeting and $900 per committee meeting, with the chairperson of the committee receiving $1,100 per committee meeting. The meeting fee is $500 for any telephonic Board or committee meeting. Non-employee directors of the Company are also entitled to receive a Company-paid annual physical examination.

    Non-employee directors may elect to defer the receipt of all or a portion of their fees. Under the Company's Board of Directors Deferred Compensation Plan (the "Directors' Deferred Compensation Plan"), amounts deferred may be credited with earnings at a rate equal to the actual rate of return of a range of investment vehicles authorized by the Compensation Committee. Alternatively, fees may be foregone in return for the grant of a non-statutory stock option. The number of shares of Common Stock subject to such option is equal to the dollar amount of cash compensation deferred divided by the product of the fair market value of the Company's Common Stock on the option grant date and 25%. The automatic stock awards discussed in the following paragraph may also be deferred under the Directors' Deferred Compensation Plan.

    On each date on which annual grants are made to officers of the Company subject to the short-swing profit liability of Section 16 of the Exchange Act, continuing non-employee directors who have served for at least six full calendar months automatically receive 800 shares of Common Stock and a 2,000-share stock option grant under the Company's 1999 Stock Incentive Plan. The 800-share grant is immediately vested and the 2,000-share stock option grant vests on the third anniversary of the grant date. Each newly elected non-employee director is also entitled to receive a 8,000-share stock option grant on the date of such director's election. This 8,000-share grant is immediately vested with respect to 2,000 shares, with the remaining shares vesting ratably on the first three anniversaries of the grant date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors is composed of Stephen L. Davenport, Julie A. Hill, Sheila P. Burke and Elizabeth A. Sanders. The Company's Compensation Committee does not include any present or former officers or employees of the Company or any of its subsidiaries.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of Common Stock of the Company as of March 15, 2000 (or such other date as indicated) by (a) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock; (b) the Chief Executive Officer of the Company;
(c) each of the four other most highly compensated executive officers of the Company (determined for the year ended December 31, 1999) (collectively, with the Chief Executive Officer, the "Named Executive Officers"); (d) each director of the Company; and (e) all directors and executive officers as a group:

                                                                                  NUMBER OF
                                                                                    SHARES           TOTAL SHARES
                                             NUMBER OF SHARES      PERCENT OF   SUPPLEMENTALLY     BENEFICIALLY AND     PERCENT
NAME AND ADDRESS                           BENEFICIALLY OWNED(1)    CLASS(2)        OWNED        SUPPLEMENTALLY OWNED   OF CLASS
----------------                           ---------------------   ----------   --------------   --------------------   --------
The Prudential Insurance Company of              6,181,979            9.97%             --            6,181,979           9.97%
  America(3) ............................
  751 Broad Street
  Newark, NJ 07102
Neuberger Berman LLC(4) .................        5,633,862             9.1%             --            5,633,862            9.1%
  605 Third Avenue
  New York, NY 10158
FMR Corp.(5) ............................        4,754,639             7.7%             --            4,754,639            7.7%
  82 Devonshire Street
  Boston, MA 02109
Bankers Trust Company(6) ................        4,574,488             7.4%             --            4,574,488            7.4%
  31 West 52nd Street
  New York, NY 10019
California HealthCare Foundation ........        4,410,000(7)          7.1%             --            4,410,000            7.1%
  21550 Oxnard Street
  Woodland Hills, CA 91367
T. Rowe Price Associates, Inc.(8) .......        3,423,900             5.5%             --            3,423,900            5.5%
  100 East Pratt Street
  Baltimore, MD 21202
Leonard D. Schaeffer.....................          949,823(9)          1.5%          2,142(10)          951,965            1.5%
D. Mark Weinberg.........................          306,108(11)        *             27,023(12)          333,131           *
Ronald A. Williams.......................          342,763(13)        *                319(14)          343,082           *
David C. Colby...........................          160,710(15)        *             18,214(16)          178,924           *
Joan E. Herman...........................           21,216(17)        *              3,822(18)           25,038           *
W. Toliver Besson........................            7,100(19)        *              1,600(20)            8,700           *
Roger E. Birk............................           17,702(21)        *                 --               17,702           *
Sheila P. Burke..........................            6,400(22)        *                 --                6,400           *
Stephen L. Davenport.....................            9,500(23)        *                 --                9,500           *
Julie A. Hill............................            7,915(24)        *                 --                7,915           *
Elizabeth A. Sanders.....................            6,400(25)        *                800(26)            7,200           *
All executive officers and directors as a
  group (13 persons).....................        1,915,527(27)         3.0%         59,590            1,975,117            3.1%

------------------------------

  * Less than one percent.

 (1) Except as indicated in footnotes to this table, the stockholders named in this table are known to the Company to have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Shares shown as beneficially owned by any person have been determined in accordance with the requirements of Rule 13d-3 promulgated under the Exchange Act.

 (2) Calculation based on approximately 61,976,383 shares of Common Stock outstanding as of March 15, 2000.

 (3) Based on information provided to the Company by The Prudential Insurance Company of America as of March 23, 2000.

 (4) Based solely on a Schedule 13G report filed with the SEC prepared as of December 31, 1999. Both Neuberger Berman LLC and its affiliate Neuberger Berman Management, Inc. are deemed to be the beneficial owners of 5,633,862 shares since they exercise shared power to make decisions. Neuberger Berman LLC and Neuberger Berman Management Company, Inc. serve as sub-advisor and investment manager, respectively, of Neuberger Berman's various mutual funds which hold such shares in the ordinary course of their business and not with the purpose nor with the effect of changing or influencing the control of the issuer.

 (5) Based solely on a Schedule 13G report filed with the SEC prepared as of December 31, 1999. Fidelity Management & Research Company, an investment advisor and a wholly owned subsidiary of FMR Corp., is deemed to be the beneficial owner of 4,366,071 of such shares as a result of acting as investment advisor to various investment companies registered under the Investment Company Act of 1940 and as sub-advisor to Fidelity Americal Special Situations Trust. Each of Edward C. Johnson 3d, FMR Corp. and the investment companies has sole power to dispose of the 4,366,071 shares owned by the investment companies. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shraes held by the investment companies, which power resides in the boards of trustees of the investment companies.

 (6) Based solely on a Schedule 13G report filed with the SEC prepared as of December 31, 1999. Bankers Trust Company, DB Alex. Brown LLC, Deutsche Bank Securities Inc. and EA Strategies are indirect wholly-owned subsidiaries of Taunus Corporation holding the Company's Common Stock. In addition, Alex. Brown Investment Management LP, a limited partnership 50% owned by Taunus Corporation, beneficially owns 3,749,630 shares of the Company's Common Stock.

 (7) As of March 15, 2000, approximately 1,311,181 shares were subject to the Voting Trust Agreement administered by the Wilmington Trust Company. This agreement contains provisions with respect to the voting of shares subject to them on certain specified matters. See "Voting Agreements with the California HealthCare Foundation."

 (8) These securities are owned by various individuals and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with powers to direct investment and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

 (9) Includes 400 shares held in a Keogh account, 200 shares held in an Individual Retirement Account ("IRA") and 53 shares held in a 401(k) account for the benefit of Mr. Schaeffer. Includes 797,573 shares subject to presently exercisable options, options that become exercisable within 60 days and restricted share right grants that vest within 60 days.

 (10) Includes a restricted share right grant with respect to 1,500 shares that vests on May 12, 2001. Includes deferred rights to 642 shares held in a deferred compensation account for the benefit of Mr. Schaeffer.

 (11) As of March 16, 2000. Includes 4,980 shares held in a 401(k) account for the benefit of Mr. Weinberg and 237,716 shares subject to presently exercisable options or options that become exercisable within 60 days.

 (12) Represents deferred rights to 27,023 shares held in a deferred compensation account for the benefit of Mr. Weinberg.

 (13) Includes 176 shares held in a 401(k) account for the benefit of Mr. Williams and 290,590 shares subject to presently exercisable options or options that become exercisable within 60 days.

 (14) Represents deferred rights to 319 shares held in a deferred compensation account for the benefit of Mr. Williams.

 (15) Includes 252 shares held in a 401(k) account for the benefit of Mr. Colby and 121,783 shares subject to presently exercisable options, options that become exercisable within 60 days and restricted share right grants that vest within 60 days.

 (16) Includes a restricted share right grant with respect to 12,500 shares that vests on September 1, 2002. Includes a restricted share right grant with respect to 1,000 shares made to Mr. Colby that vests on May 12, 2001 and a restricted share right grant with respect to 4,000 shares that vest in equal installments on August 18, 2000, 2001 and 2002. Includes deferred rights to 714 shares held in a deferred compensation account for the benefit of Mr. Colby.

 (17) Includes 122 shares held in a 401(k) account for the benefit of Ms. Herman and 19,970 shares subject to presently exercisable options, options that become exercisable within 60 days and restricted share right grants that vest within 60 days.

 (18) Includes a restricted share right grant with respect to 1,875 shares that vests in equal installments on June 1, 2000, 2001 and 2002. Includes deferred rights to 1,947 shares held in a deferred compensation account for the benefit of Ms. Herman.

 (19) Includes 900 shares owned by the W. Toliver Besson Retirement Plan, of which Mr. Besson is trustee, and 100 shares owned by Mr. Besson's wife. Includes 4,000 shares subject to presently exercisable options.

 (20) Includes deferred rights to 1,600 shares under the Company's Board of Directors Deferred Compensation Plan. See "Compensation of Directors."

 (21) Includes 4,000 shares subject to presently exercisable options.

 (22) Includes 4,000 shares subject to presently exercisable options.

 (23) Includes 1,000 shares held in an IRA for the benefit of Mr. Davenport and 4,741 shares owned by the Davenport Family Trust, of which Mr. Davenport is trustee. Includes 3,759 shares subject to presently exercisable options.

 (24) Includes 4,000 shares subject to presently exercisable options.

 (25) Includes 3,780 shares subject to presently exercisable options.

 (26) Includes deferred rights to 800 shares under the Company's Board of Directors Deferred Compensation Plan. See "Compensation of Directors."

 (27) Includes 1,528,132 shares subject to presently exercisable options, options that become exercisable within 60 days or restricted share right grants that vest within 60 days.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CERTAIN COMPENSATION

    The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company's Chief Executive Officer and each of the four other Named Executive Officers for the years ended December 31, 1997, 1998 and 1999:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                                              AWARDS
                                                  ANNUAL COMPENSATION               --------------------------
                                       ------------------------------------------                   SECURITIES
                                                                   OTHER ANNUAL     RESTRICTED      UNDERLYING        ALL OTHER
NAME                          YEAR     SALARY ($)   BONUS ($)    COMPENSATION ($)   STOCK ($)       OPTIONS(#)   COMPENSATION ($)(1)
----                        --------   ----------   ----------   ----------------   ----------      ----------   -------------------
Leonard D. Schaeffer......    1999      $999,992    $2,200,000       $  4,887(2)            0        361,231          $133,557
  Chairman and Chief          1998       977,951     1,150,000          4,727(2)     $317,531(3)     143,350           105,814
  Executive Officer           1997       890,387       630,000          3,757(2)            0        200,000           105,607

D. Mark Weinberg..........    1999      $532,116    $  400,000              0               0        113,141          $ 40,286
  Executive Vice              1998       516,156       250,000              0               0         77,430            41,383
  President, Individual       1997       492,948       240,000       $258,734(4)            0        100,000            51,023
  and Small Group
  Businesses

Ronald A. Williams........    1999      $532,116    $  562,000       $  4,887(2)            0        121,155          $ 48,055
  Executive Vice              1998       516,155       300,000          4,727(2)            0         85,874            46,260
  President, Large Group      1997       489,424       285,000        204,701(4)            0        100,000            70,399
  Businesses

David C. Colby(5).........    1999      $423,154    $  374,800       $  3,900(2)     $316,750(6)      45,000          $ 35,752
  Executive Vice President    1998       405,654       300,000        289,056(7)      211,688(8)      42,000            24,176
  and Chief Financial         1997       123,077       169,300(9)       33,877(10)    706,250(11)    116,673               138
  Officer

Joan E. Herman (12).......    1999      $366,962    $  350,000       $ 38,293(13)           0         30,174          $ 27,416
  Executive Vice              1998       195,192       192,525        121,663(14)    $154,844(15)     30,000             9,437
  President, Senior,
  Specialty and
  State-Sponsored Program
  Businesses

------------------------------

 (1) For the year ended December 31, 1999, "All Other Compensation" includes the following:

    - Contributions on behalf of Leonard D. Schaeffer, D. Mark Weinberg, Ronald
      A. Williams and David C. Colby in the amount of $8,500, $6,000, $7,500 and $7,500, respectively, to the 401(k) plan to match 1999 pre-tax elective deferral contributions (included under Salary) made by each to such plan;

    - Contributions on behalf of Leonard D. Schaeffer, D. Mark Weinberg, Ronald
      A. Williams, David C. Colby and Joan E. Herman in the amount of $101,150, $29,570, $29,945, $25,042 and $24,518, respectively, to match 1999 pre-tax elective deferral contributions (included under Salary) made by each to WellPoint's deferred compensation plan; and

    - Life insurance premiums paid on behalf of Leonard D. Schaeffer, D. Mark Weinberg, Ronald A. Williams, David C. Colby and Joan E. Herman in the amount of $23,907, $4,716, $10,610, $3,210 and $2,898, respectively.

 (2) Represents financial and tax planning services provided by the Company.

 (3) Represents a restricted share right grant of 4,500 shares vesting in equal installments on May 12, 1999, 2000 and 2001. As of December 31, 1999, the shares underlying this grant (1,500 of which were vested) had a fair market value of approximately $296,719, not accounting for vesting restrictions. The unvested shares underlying this grant are subject to forfeiture in certain instances and to accelerated vesting upon a change in control. Dividends will not be paid on any shares prior to the lapsing of vesting restrictions.

 (4) Represents a retention bonus paid pursuant to a management retention agreement that terminated in April 1997.

 (5) Mr. Colby joined the Company on September 1, 1997.

 (6) Represents a restricted share right grant of 4,000 shares vesting in equal installments on August 18, 2000, 2001 and 2002. As of December 31, 1999, the shares underlying this grant (none of which were vested) had a fair market value of approximately $263,750, not accounting for vesting restrictions. The unvested shares underlying this grant are subject to forfeiture in certain instances and to accelerated vesting upon a change in control. Dividends will not be paid on any shares prior to the lapsing of vesting restrictions.

 (7) Represents reimbursement of relocation expenses.

 (8) Represents a restricted share right grant of 3,000 shares vesting in equal installments on May 12, 1999, 2000 and 2001. As of December 31, 1999, the shares underlying this grant (1,000 of which were vested) had a fair market value of approximately $197,813, not accounting for vesting restrictions. The unvested shares underlying this grant are subject to forfeiture in certain instances and to accelerated vesting upon a change in control. Dividends will not be paid on any shares prior to the lapsing of vesting restrictions.

 (9) Includes a sign-on bonus of $100,000.

 (10) Includes reimbursement of relocation expenses of $31,662.

 (11) Represents a restricted share right grant of 12,500 shares vesting on September 2, 2002. As of December 31, 1999, the shares underlying this grant had a fair market value of approximately $824,219, not accounting for vesting restrictions. The unvested shares underlying this grant are subject to forfeiture in certain instances and to accelerated vesting upon a change in control. The unvested shares are also subject to pro rata vesting under certain instances if Mr. Colby's employment with the Company is terminated prior to September 2, 2002. Dividends will not be paid on any shares prior to the lapsing of vesting restrictions.

 (12) Ms. Herman joined the Company on June 1, 1998.

 (13) Represents forgiveness of $25,000 of a relocation loan, financial and tax planning services of $10,831, and reimbursement of relocation expenses of $2,462.

 (14) Represents reimbursement of relocation expenses of $117,877 and financial and tax planning services of $3,786.

 (15) Represents a restricted right grant of 2,500 shares vesting in equal installments on June 1, 1999, 2000, 2001 and 2002. As of December 31, 1999, the shares underlying this grant (625 of which were vested) had a fair market value of approximately $164,844, not accounting for vesting restrictions. The unvested shares underlying this grant are subject to forfeiture in certain instances and to accelerated vesting upon a change in control. Dividends will not be paid on any shares prior to the lapsing of vesting restrictions.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information with respect to stock options granted to the Named Executive Officers during 1999. No stock appreciation rights ("SARs") were granted in 1999.

                                                                INDIVIDUAL GRANTS
                                                          ------------------------------
                                                          PERCENTAGE OF
                                       NUMBER OF SHARES   TOTAL OPTIONS
                                          UNDERLYING       GRANTED TO                       EXPIRATION       GRANT DATE
NAME                                   OPTIONS GRANTED      EMPLOYEES     EXERCISE PRICE       DATE       PRESENT VALUE(1)
----                                   ----------------   -------------   --------------   ------------   ----------------
Leonard D. Schaeffer.................      140,000            7.34%           $ 70.69         2/10/09        $3,622,008
                                            42,792            2.24%           $ 70.69         2/10/09        $1,107,085
                                            42,791            2.24%           $103.49         2/10/09        $  703,471
                                            42,791            2.24%           $123.63         2/10/09        $  541,670
                                            12,787            0.67%           $ 78.88          2/9/07        $  371,118
                                            19,391            1.02%           $ 82.44          2/9/07        $  600,691
                                            45,469            2.39%           $ 72.88          2/9/07        $1,254,599
                                            15,209            0.80%           $ 72.88        12/31/03        $  419,653

D. Mark Weinberg.....................       60,000            3.14%           $ 70.69         2/10/09        $1,552,278
                                            20,787            1.09%           $ 78.88          2/9/07        $  603,303
                                             4,139            0.22%           $ 72.88          3/3/06        $  114,205
                                            28,215            1.48%           $ 72.88          1/4/05        $  778,520

Ronald A. Williams...................       60,000            3.14%           $ 70.69         2/10/09        $1,552,278
                                             4,161            0.22%           $ 78.88         5/20/06        $  120,765
                                            20,901            1.10%           $ 78.88          2/9/07        $  606,612
                                            17,656            0.93%           $ 78.88         5/20/06        $  512,432
                                            13,167            0.69%           $ 72.88          3/3/06        $  363,309
                                             5,270            0.28%           $ 72.88          1/4/05        $  145,412

David C. Colby.......................       45,000            2.36%           $ 70.69         2/10/09        $1,164,209

Joan E. Herman.......................       30,000            1.57%           $ 70.69         2/10/09        $  776,139
                                               174            0.01%           $ 72.88          6/3/08        $    4,801

------------------------------

(1) Grant date present values were calculated using the Black-Scholes option valuation model with the following assumptions:

 -    Expected life of options....................................  Four years
 -    Volatility..................................................      38.00%
 -    Dividend yield..............................................          0%
 -    Risk-free interest rate:
        For grants made on February 11, 1999......................       4.82%
        For grants made on March 1, 1999..........................       4.95%
        For grants made on June 1, 1999...........................       5.48%
        For grants made on September 1, 1999......................       5.67%

    The actual value, if any, which a Named Executive Officer may realize will be based upon the difference between the market price of the Company's Common Stock on the date of exercise and the exercise price. There is no assurance that the actual realized value, if any, will be at or near the value estimated by the Black-Scholes model. The Black-Scholes model is only one method of valuing options, and the Company's use of the model should not be construed as an endorsement of its accuracy.

    The options shown for each individual may include annual grants of incentive stock options and nonqualified stock options as well as so-called "reload" grants of stock options resulting from a stock-for-stock option exercise. Reload options are granted when a stock option is exercised with the payment of the option price in the form of previously owned shares of the Company's Common Stock. The first grant shown for each individual in the table is the annual grant. Each annual grant vests in three equal annual installments beginning on the first anniversary of the grant date. Each such grant contains provisions for earlier vesting in full upon a change in control. With the exception of Mr. Schaeffer, any additional grants shown represent reload stock options. These reload options are immediately vested and retain the expiration date of the original annual stock option grant. Mr. Schaeffer's grants made during 1999 also include special grants to purchase an aggregate of 128,374 shares. See "--Employment Contracts, Termination of Employment and Change in Control Agreements--Employment Agreement with Leonard D. Schaeffer."

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION/SAR
  VALUES

    The following table sets forth certain information with respect to exercises by the Named Executive Officers of stock options during 1999 and the value of all unexercised employee stock options as of December 31, 1999 held by the Named Executive Officers. No SARs were exercised or outstanding in 1999.

                                                                NUMBER OF SHARES              VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                           OPTIONS AT FISCAL YEAR-END    OPTIONS AT FISCAL YEAR-END(1)
                        SHARES ACQUIRED                    ---------------------------   ------------------------------
NAME                      ON EXERCISE     VALUE REALIZED   EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                    ---------------   --------------   -----------   -------------   -------------   --------------
Leonard D.
  Schaeffer..........       143,467         $5,963,740       531,167        425,040       $11,379,363     $3,058,736.5
D. Mark Weinberg.....        94,368          3,638,355       204,269        133,333         3,392,412        1,480,306
Ronald A. Williams...        61,155          2,419,835       207,227        133,333         3,688,595        1,480,306
David C. Colby.......             0                  0        91,783        111,890         1,020,345          716,219
Joan E. Herman.......           204              2,180         9,970         50,000            36,735           75,000

------------------------

(1) In accordance with SEC rules, value at fiscal year-end is calculated as the difference between (i) the aggregate trading price as of December 31, 1999 of all shares subject to the options, and (ii) the aggregate option exercise price. The actual amount realized from unexercised options is dependent upon the price of the Company's Common Stock at the time shares obtained upon exercise of such options are sold and, as to unexercisable options, whether restrictions on exercise of such options lapse.

PENSION PLANS

    PENSION PLAN

    The Company sponsors the WellPoint Health Networks Inc. Pension Accumulation Plan (the "Pension Plan"), a cash balance plan that is designed to be a qualified defined benefit pension plan under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The benefit payable under the Pension Plan is generally equal to the amount of annual annuity that could be purchased at age 65 (based on certain actuarial assumptions) with the balance of an account that is credited with the following amounts for each calendar year after 1986: (i) 3% of the participant's compensation for that year, PLUS (ii) 1% of the participant's compensation for that year, if the participant has at least
10 years of service, PLUS (iii) 1% of the participant's compensation for that year if the participant has at least 20 years of service, PLUS (iv) interest on the balance of such account at a rate equal to the 5-year Treasury Bill average yield for the immediately preceding December (but not less than 2 1/2%). The Pension Plan became effective on January 1, 1987 as a successor plan to the Non-Contributory Retirement Program for Certain Employees of Blue Cross of California (the "Prior Plan"). Certain participants in the Pension Plan are also eligible to receive retirement benefits under the Prior Plan.

    The Company also sponsors the Supplemental Pension Plan (the "Supplemental Plan") of WellPoint Health Networks Inc. which provides additional benefits payable out of general corporate assets to certain employees equal to the benefits these employees cannot receive under the Pension Plan because of Internal Revenue Code limits on benefits and restrictions on participation by highly compensated employees.

    The estimated annual benefit payable upon retirement at age 65 under the Pension Plan and the Supplemental Plan for the Named Executive Officers as of December 31, 1999 based on service and compensation to such date and as projected at age 65 is: Leonard D. Schaeffer, $39,071 and $51,520; D. Mark Weinberg, $56,091 and $161,446; Ronald A. Williams, $43,644 and $167,290; David
C. Colby, $26,148 and $79,148; and Joan E. Herman, $21,724 and $44,998.
Mr. Schaeffer is also entitled to an additional annual annuity of $5,135 from the Prior Plan.

    SPECIAL EXECUTIVE RETIREMENT PLAN

    The Company maintains a Special Executive Retirement Plan (the "SERP") with respect to Mr. Schaeffer. The SERP, as amended February 10, 1999, provides that, within 30 days of his retirement, Mr. Schaeffer will begin receiving an annual benefit equal to two-thirds of his then-current "Target Annual Compensation," reduced by the benefits provided by the Pension Plan, the Prior Plan and Supplemental Plan described above. Target Annual Compensation is defined as base salary plus target annual incentive compensation. For purposes of the SERP, base salary for any calendar month beginning after December 31, 1997 will be computed in the following manner: (i) on each January 1 through January 1, 2003, Mr. Schaeffer's base salary, starting with his base salary as of December 31, 1997, will be increased by five percent (5%), (ii) on any date after December 31, 1997 and before January 2, 2003 that Mr. Schaeffer's actual base salary is increased so that the cumulative increase in his actual base salary since the most recent December 31 is more than five percent (5%), his base salary will be increased by the actual percentage increase in his base salary, but only to the extent that such increase, when added to earlier actual increases since the most recent December 31, exceeds five percent (5%), and
(iii) on any date after January 1, 2003, his base salary will be increased in the same percentage amount that his actual base salary is increased. The benefit will be reduced by 6 1/4% per year for retirement before age 60. This retirement benefit is to be paid in monthly installments for the greater of Mr. Schaeffer's lifetime or a 10-year period, with payments, if any, made to Mr. Schaeffer's designated beneficiary after Mr. Schaeffer's death. On
Mr. Schaeffer's death (or, if later, after retirement payments have been made for 10 years), the SERP provides for a survivor benefit to be paid to his spouse for her lifetime equal to 50% of the benefit that he would receive. The Company's obligations under the SERP are secured by a trust to which the Company makes annual, irrevocable contributions. Based upon fiscal 2000 base salary and target annual incentive levels, the estimated annual benefit payable to Mr. Schaeffer under the SERP upon retirement at age 65 is $1,070,941.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
  ARRANGEMENTS

    EMPLOYMENT AGREEMENT WITH LEONARD D. SCHAEFFER

    In January 1997, Leonard D. Schaeffer entered into an employment agreement with the Company which covers a five-year period that expires in January 2002, but which will be extended automatically on January 22 of each year for an additional year unless the Board of Directors elects to cease such automatic extension. This employment agreement was amended as of September 1, 1997 and as of February 10, 1999. Under Mr. Schaeffer's employment agreement, Mr. Schaeffer is entitled to receive an annual base salary of not less than $850,000, which can be adjusted upward as determined by the Board of Directors; provided, however, that the base salary in each successive year may not be less than the base salary in the preceding year. Mr. Schaeffer's annual base salary as of March 15, 2000 was $1,100,000.

    The employment agreement with Mr. Schaeffer provides that the Company will provide long-term disability benefits equal to Mr. Schaeffer's then-current annual base salary until he reaches age 65 if he continues to be considered disabled during such period. In connection with the February 1999 amendment to Mr. Schaeffer's employment agreement, the Company also agreed to provide Mr. Schaeffer with certain additional benefits in the event that his employment is terminated for any reason other than cause after he has qualified for early or normal retirement from the Company. In such event, the Company has agreed to
(i) transfer ownership to Mr. Schaeffer of any automobile then provided to him by the Company, (ii) provide financial counseling benefits for five calendar years following his termination, and (iii) provide office space and clerical support for a period of 60 months following his termination.

    In addition, Mr. Schaeffer's employment agreement provides that, in the event that he is constructively terminated or the Company terminates his employment other than for cause, he will receive, in addition to payments under the SERP described above, a lump-sum payment equal to 2.99 times his then-annual base salary plus an amount equal to 2.99 times his then-current annual target incentive compensation. Mr. Schaeffer's annual target incentive compensation for 2000 is $1,100,000. To the extent that any such payment (alone or with other compensation payable to Mr. Schaeffer) would subject
Mr. Schaeffer to an excise tax under Section 4999 of the Internal Revenue Code, the Company will make an additional cash payment to Mr. Schaeffer such that Mr. Schaeffer's net after-tax compensation is not reduced by such excise tax. In the event of such termination, he will continue to receive certain fringe benefits for 48 months. In addition, Mr. Schaeffer will be entitled to a pro rata portion of any bonus pursuant to the Company's bonus programs, and any options granted to Mr. Schaeffer on or after January 22, 1997 will immediately become exercisable. If the Company agrees to a change of control, the employment agreement with Mr. Schaeffer provides that rights and privileges under the agreement may not be affected. Mr. Schaeffer may elect to terminate his employment with the Company upon 90 days' written notice to the Company. In such event, Mr. Schaeffer will continue to receive his salary during the 90-day notification period. In addition, Mr. Schaeffer will continue to receive health, dental and life insurance and disability benefits for a six-month period.

    The current employment agreement with Mr. Schaeffer replaces previous employment agreements with BCC and the Company. At the time of the execution of Mr. Schaeffer's current employment agreement in January 1997, the Company also agreed that Mr. Schaeffer would receive 8,821 shares of the Company's Common Stock upon termination of Mr. Schaeffer's employment with the Company for any reason. At the time of the termination of certain cash-based performance units in May 1996, the Company granted Mr. Schaeffer deferred share rights with respect to an additional 55,366 shares of the Company's Common Stock. All of the 64,187 shares underlying these deferred share rights were issued to Mr. Schaeffer in February 1999 in connection with the execution of the most recent amendment to his employment agreement.

    In connection with the issuance of such shares in February 1999, the Company made an interest-free loan to Mr. Schaeffer of $2,243,670, representing the federal and state tax obligations associated with the value of such shares. Fifty percent of the principal balance of the loan will be forgiven provided that Mr. Schaeffer remains with the Company through February 10, 2003. An additional 25% of the principal balance will be forgiven if the fair market value (as defined) of the Company's Common Stock is equal to or greater than $103.49 on February 10, 2003; the entire remaining 50% of the loan will be forgiven if the fair market value of the Common Stock is $123.63 on such date. The entire outstanding principal balance of the note will also be forgiven upon a change in control or if Mr. Schaeffer's employment with the Company is terminated prior to February 10, 2003 by reason of his death, disability, involuntary termination without cause or constructive termination.

    In connection with the execution of the February 1999 amendment to Mr. Schaeffer's employment agreement, the Company issued to Mr. Schaeffer a stock option with respect to 128,374 shares. This option has an exercise price of $70.69 per share (the fair market value on the date of grant) with respect to 42,792 shares, $103.49 per share with respect to 42,791 shares and $123.63 per share with respect to 42,791 shares.

    OFFICER SEVERANCE PLAN

    The Company maintains an Officer Severance Plan for the benefit of officers not otherwise covered by employment agreements or special officer severance agreements. Each of Messrs. Williams, Weinberg and Colby and Ms. Herman participates in this plan or has a separate agreement with the Company regarding severance benefits. With respect to persons holding the title of Executive Vice President, the Plan generally provides for a lump-sum payment, if an officer is involuntarily terminated (other than for cause), equal to 12 months salary and 100% of the previous fiscal year's target bonus, plus continuation for 12 months health, dental, vision and life insurance paid by the Company. Each of Messrs. Williams and Weinberg, in the event of involuntary termination (other than for cause), is entitled to receive 24 months salary and 200% of the previous fiscal year's target bonus plus benefits continuation for 24 months.

    RELOCATION LOANS

    In connection with the purchase of a residence by Ms. Herman in 1998, the Company made an interest-free loan of $100,000 to Ms. Herman, forgivable in four annual installments of $25,000, so long as she remains employed by the Company. If Ms. Herman terminates employment voluntarily or if the Company terminates her employment for cause before the entire balance of the loan is forgiven, the remaining unpaid, unforgiven balance would become due. As of March 15, 2000, the outstanding principal balance of this loan was $75,000.

    In connection with the purchase of a residence by Clifton R. Gaus, Executive Vice President, the Company made an interest-free loan of $100,000 to Mr. Gaus in 1999, forgivable in four annual installments of $25,000, so long as he remains employed by the Company. If Mr. Gaus terminates employment voluntarily or if the Company terminates his employment for cause before the entire balance of the loan is forgiven, the remaining unpaid, unforgiven balance would become due. As of March 15, 2000, the outstanding principal balance of this loan was $75,000.

    CHANGE IN CONTROL PLAN

    The Company has adopted the WellPoint Health Networks Inc. Officer Change in Control Plan (the "Change in Control Plan") to provide officers of WellPoint and affiliates controlled by WellPoint with benefits in the event of a "Change in Control." The Change in Control Plan defines a Change in Control as

    - the acquisition, directly or indirectly by any person or related group of persons, but other than WellPoint or a person that directly or indirectly controls, is controlled by, or is under, control with the Company, of beneficial ownership of securities of the Company that results in such person or related group of persons beneficially owning securities representing 40% or more of the combined voting power of the Company's then-outstanding securities; provided that this provision does not apply to an acquisition by the Foundation that either: (a) is on or before May 20, 1996, or (b) is both (I) after May 20, 1996 but before the first day thereafter, if any, that the Foundation's beneficial ownership is less than 35% and (II) involves securities representing less than 50% (or, if lower, the lowest percentage of beneficial ownership by the Foundation on or after May 20, 1996 plus 10%) of the combined voting power of the Company's then-outstanding securities;

    - a merger, recapitalization, consolidation or similar transaction to which WellPoint is a party, if (a) the beneficial owners of WellPoint's securities immediately before the transaction, do not, immediately after the transaction, have beneficial ownership of securities of the surviving entity or parent thereof representing at least 60% of the combined voting power of the then-outstanding securities of the surviving entity or parent, and (b) the directors of WellPoint immediately prior to consummation of the transaction do not constitute at least a majority of the board of directors of the surviving entity or parent upon consummation of the transaction;

    - a change in the composition of the Board of Directors of WellPoint (the "Board") over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time the Board approved such election or nomination; or

    - the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of WellPoint unless (a) the beneficial owners of WellPoint's securities immediately before the transaction have, immediately after the transaction, beneficial ownership of securities representing at least 60% of the combined voting power of the then-outstanding securities of the entity acquiring WellPoint's assets, and (b) the directors of WellPoint immediately prior to consummation of the transaction constitute a majority of the board of directors of the entity acquiring WellPoint's assets after consummation of the transaction.

    Officers will be eligible to receive Change in Control Plan severance benefits if the Company or any Affiliate (as defined in the Change in Control
Plan) involuntarily terminates (other than for cause) or constructively discharges the officer within 36 months after a Change in Control. An officer is deemed constructively discharged for purposes of the Change in Control Plan if, after a Change in Control, the Company or any Affiliate significantly reduces the officer's duties, responsibilities, status, titles or offices, reduces the officer's aggregate salary and target bonus by more than 10%, requests the officer to relocate further than 35 miles from the officer's place of employment or fails to assume the Company's obligations under the plan. Severance payments will consist of a base amount plus an outplacement benefit. The base amount is
2.75 times base salary plus 2.75 times target annual bonus in effect for an Executive Vice President. The outplacement benefit consists of outplacement services consistent with the Company's then-current policy. Each of Mr. Weinberg, Mr. Williams, Mr. Colby and Ms. Herman currently participates in the Change in Control Plan. Mr. Schaeffer does not participate.

    The Change in Control Plan also provides that, if any person holding a title of Senior Vice President or above receives compensation from the Company that subjects such person to an excise tax under Section 4999 of the Internal Revenue Code, the Company will make an additional payment to such person that, net of all such taxes, fully reimburses the employee for the amount of such excise tax.

    An officer who is to receive other severance benefits from an Affiliate will not receive benefits under the Change in Control Plan unless the other severance benefit plan so provides or the officer waives benefits under the other severance benefit plan. The Compensation Committee may amend or terminate the Change in Control Plan at any time; provided, that termination of the Change in Control Plan or any amendment that adversely affects the rights of participants will be effective no sooner than one year after the approval of such amendment or termination by the Committee.

    In addition to the benefits under the Change in Control Plan, options and restricted share right awards granted under the Company's stock incentive plans, including grants to the Named Executive Officers under the Company's 1999 Stock Incentive Plan, contain provisions for immediate acceleration of vesting upon a change in control (which is defined in substantially similar terms as in the Change in Control Plan).

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

    THE REPORT OF THE COMPENSATION COMMITTEE SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT WELLPOINT SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

    The Compensation Committee (the "Committee") of the Board of Directors is responsible for determining the compensation of the executive officers of the Company, including the Named Executive Officers. In making its determinations, the Committee receives advice from Fredric W. Cook & Co., compensation consultants, and reviews appropriate decisions with all non-employee directors who constitute a majority of the full Board of Directors. Three Committee meetings were held during 1999.

COMPENSATION PHILOSOPHY

    The Company's executive compensation program reflects the philosophy that executives' rewards should be structured to closely align their interests with those of the stockholders. The program emphasizes pay for performance and stock-based incentives, and extends these concepts beyond the executive officers to other employees in the interests of motivation, teamwork and fairness. Annual earnings per share ("EPS") growth is the measure of short-term success and is rewarded through the Management Bonus Plan (the "MBP"). Stockholder value (as indicated by stock price appreciation) is the long-term measure and is rewarded through stock options which are currently the sole form of long-term incentive compensation. Stock ownership is an important element of the Company's compensation philosophy, and there are guidelines for Company stock ownership levels covering officers (including the Named Executive Officers) and non-employee directors.

    Compensation surveys and external competitiveness are used as tests for reasonableness, but corporate, business unit and individual performance are the primary determinants of individual pay amounts. The competitive market is viewed to be the Company's competitors in the managed-care industry (which includes some but not all of the companies that are included in the peer group indices described under "Stock Performance" below) as well as companies in general industry of similar market value, size, operating complexity and growth potential, so that the Company can compete for the best talent across different market segments.

PROGRAM OVERVIEW

    The elements of the Company's executive compensation program in 1999 consisted of base salaries, annual cash incentives (under the MBP), stock options and benefits. The mix of compensation for executive officers is weighted more heavily toward performance-based incentives rather than base salaries as position level increases.

BASE SALARIES

    Base salaries for the Named Executive Officers were set based upon the competitive market and individual responsibilities, experience and performance. In 1999, the Named Executive Officers received merit-based salary increases. The Committee believes that current base salaries for the Named Executive Officers generally are between the competitive median and 75th percentile for comparable positions, which is in accordance with the Company's pay-for-performance philosophy.

ANNUAL INCENTIVES

    The MBP is a goal-driven plan where participants, including all of the Named Executive Officers, have the opportunity to earn annual cash bonus awards in relation to specified target award levels defined as percentages of base salaries. Target awards correspond to 100% goal achievement. They are intended to result in approximately median-to-75th-percentile total annual compensation as compared to the competitive market when combined with WellPoint base salaries. An award pool or fund is determined based on Company-wide annual financial performance and is allocated to individuals to reward teamwork, business-unit performance, and individual accomplishments. The allocation is discretionary as determined by the Committee, giving strong consideration to the Chief Executive Officer's recommendations for positions other than his own.

    Company financial performance is measured against an EPS growth goal established by the Committee at the start of the year. This goal is based on internal business-plan objectives. No awards are earned unless a specified EPS threshold performance level is achieved. Overall, the Company exceeded its financial goals for 1999, reflecting the combination of above-plan performance in some business units and below-plan performance in others. There were also significant strategic accomplishments during 1999, which included exceeding enrollment targets and a 16% increase in revenue from 1998. As a result of 1999 performance, WellPoint was again named to FORBES magazine's Platinum List as one of America's best large companies, and FORTUNE magazine identified WellPoint as America's most admired health care company for the second year in a row.

STOCK OPTIONS

    The Committee uses stock options as the primary long-term incentive award. Stock options are currently granted on an annual schedule. They generally have 10-year terms and become vested in one-third cumulative installments on each of the first three annual grant date anniversaries. Individual option grants are based on grant guidelines designed to approximate the present value of median competitive annual long-term incentives for comparable companies and positions. Individual grants to the Named Executive Officers under the Company's 1994 Stock Option/Award Plan (the predecessor plan to the Company's 1999 Stock Incentive
Plan) varied above and below the guidelines based upon the Committee's evaluation of individual performance, past grant history and other relevant factors. With the exception of reload grants and the special option grant to Mr. Schaeffer (which is explained below), the Committee believes that the regular 1999 option grants for the Named Executive Officers generally are between the competitive median and 75th percentile for comparable positions, and the Committee intends to continue to use stock options in future years to provide executives with competitive long-term incentive compensation opportunities.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Schaeffer did not receive a base salary increase in 1999. This was due to the fact that his 1998 base salary increase was set as a two-year increase. The Committee believes that Mr. Schaeffer's salary is in the median-to-75th percentile competitive range for comparable positions. Mr. Schaeffer's annual incentive bonus was $2,200,000 for 1999 performance, based on the Company exceeding its EPS growth goals for the year and his leadership in accomplishing critical strategic objectives. These include the accomplishments summarized earlier in the annual incentive discussion plus successfully completing a major public stock offering in July 1999. The Committee also awarded Mr. Schaeffer a regular annual stock option grant that was set between the competitive median and 75th percentile, based on the 1998 competitive market analysis.

    As discussed under the caption "Employment Contracts, Termination of Employment and Change in Control Arrangements--Employment Agreement with Leonard
D. Schaeffer," the Committee amended Mr. Schaeffer's employment agreement during 1999. In conjunction with this amendment, the Committee made a special stock option grant and loan to Mr. Schaeffer intended to provide incentives to Mr. Schaeffer to increase his stock ownership and to remain with WellPoint, and to provide performance-based incentives for Mr. Schaeffer that are contingent on increases in WellPoint's stock price.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company's Chief Executive Officer or any of the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if Internal Revenue Code requirements are met. The Committee believes that stock options granted under the 1999 Stock Incentive Plan at an exercise price of 100% of the fair market value of the underlying Common Stock on the date of grant will qualify as performance-based compensation. In addition, in 1999 the Company's stockholders approved the 1999 Executive Officer Annual Incentive Plan (the "Annual Incentive Plan"). The Annual Incentive Plan is intended to allow the cash performance-based compensation paid to the participants in such plan starting in 2001 (for performance in 2000) to comply with the deductibility requirements of
Section 162(m).

    The foregoing report has been furnished by the Compensation Committee of the Board of Directors of WellPoint Health Networks Inc.

                                          Stephen L. Davenport, Chairperson
                                          Sheila P. Burke
                                          Julie A. Hill
                                          Elizabeth A. Sanders

                               STOCK PERFORMANCE

    THE STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OR UNDER THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT WELLPOINT SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

    In accordance with the regulations of the SEC, the following graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total stockholder returns of the Standards & Poor's 500 stock index and a Managed Care Peer Group (1). The comparison assumes the investment of $100 on December 31, 1994, and that all dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                     MANAGED CARE
          WellPoint    Peer Group  S&P 500
12/31/94    $100.00       $100.00  $100.00
12/31/95    $110.30       $140.78  $137.58
12/31/96    $108.13       $139.25  $169.17
12/31/97    $132.92       $141.99  $225.61
12/31/98    $275.89       $166.49  $290.09
12/31/99    $209.10       $155.41  $351.13

------------------------

(1) The Managed Care Peer Group is comprised of the following publicly traded managed care companies: Aetna, Inc.; CIGNA Corporation; Coventry Corporation; First Health Group Corp.; Foundation Health Systems, Inc.; Humana Inc.; Mid Atlantic Medical Services, Inc.; Oxford Health
    Plans, Inc.; PacifiCare Health Systems, Inc.; United HealthCare Corporation; and WellPoint. The numbers provided above are weighted annually by market capitalization of the companies comprising the Managed Care Peer Group.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Pursuant to the requirements of the BCBSA in connection with the Recapitalization, certain shares of the Common Stock owned by the Foundation are subject to the terms of the Voting Trust Agreement. Pursuant to the Voting Trust Agreement, as of March 15, 2000, the voting power of the Foundation was limited to less than 5% of the voting power of the outstanding shares of WellPoint Common Stock. WellPoint Common Stock owned by the Foundation above such limit is required to be held in a voting trust and will be voted by the voting trustee
(i) with respect to elections and removal of directors, calling of stockholder meetings and amendments of the WellPoint charter and bylaws, to support the position of the Board of Directors, and (ii) with respect to other matters generally to support the vote of the other stockholders. As of March 15, 2000, approximately 1,311,181 shares of Common Stock (or approximately 2.1% of the outstanding Common Stock) held by the Foundation were subject to the Voting Trust Agreement. See "Voting Agreements with the California HealthCare Foundation" for a more complete description of the restrictions in the Voting Trust Agreement.

    In connection with the Recapitalization, the Company and the Foundation also entered into a Registration Rights Agreement. Under certain circumstances and subject to certain limitations, the Registration Rights Agreement requires WellPoint to effect under applicable securities laws the registration of shares of WellPoint Common Stock held by the Foundation for sale to the public, as well as permit the Foundation to participate in certain of such registrations that WellPoint effects on its own initiative. The undertakings that the Foundation made to the DOC in order to secure the DOC's approval of the Recapitalization include annual distribution of approximately 5% of the value of its investment assets beginning in 1997. In order to fund such required distributions, the Foundation may sell shares of WellPoint. In November 1996, April 1997,
April 1998 and July 1999, the Company effected registrations pursuant to which the Foundation sold 14,950,000 shares, 8,500,000 shares, 12,000,000 shares and 11,500,000 shares respectively, of WellPoint Common Stock to the public.

    In July 1999, the Company purchased an aggregate of 2,000,000 shares of Common Stock owned by the Foundation for a purchase price of $81.00 per share. At the time of such purchase, the Company and the Foundation terminated the Stock Purchase Agreement dated as of November 20, 1998.

    Mr. Besson is a partner in the law firm of Paul, Hastings, Janofsky & Walker, which has been retained by the Company to advise it on a variety of matters. During 1999, approximately $64,000 was paid by WellPoint to such firm for legal fees and disbursements.

    Fredrick Davenport, CLU, ChFC, the son of Stephen L. Davenport, serves as an insurance broker for Company-provided insurance and provides financial counseling services to officers of the Company. In connection with such services, Fredrick Davenport serves as the originating agent for certain life insurance policies provided to officers by the Company. For life insurance policies in force during 1999, a company in which Fredrick Davenport had an ownership interest received commissions, expense reimbursements and other amounts of approximately $37,000. Stephen L. Davenport has no equity or other ownership interest in this entity.

                                PROPOSAL NO. 2:
                                  ADOPTION OF
                          AMENDMENT AND RESTATMENT OF
                          EMPLOYEE STOCK PURCHASE PLAN

GENERAL

    At the 2000 Annual Meeting, the stockholders will be asked to approve an amended and restated Employee Stock Purchase Plan (the "Amended Plan").

    The amendments included in the Amended Plan, among other things, increase the maximum number of shares that may be issued under the Employee Stock Purchase Plan and provide the committee administering the Amended Plan with additional flexibility in determining the fair market value of any shares purchased and the maximum number of shares that may be purchased by any individual in any offering period.

    If the Company does not obtain stockholder approval of the Amended Plan, the Company will continue to issue shares of Common Stock under the Employee Stock Purchase Plan up to the previously approved maximum of 400,000 shares. The Company currently anticipates that such maximum will be reached on or prior to the expected issuance related to the semi-annual offering period ending
December 31, 2000. After such maximum has been reached, the Company will no longer be able to issue shares under the Employee Stock Purchase Plan.

    The description of the Amended Plan contained below is qualified in its entirety by reference to the provisions of the Amended Plan, which is attached as Appendix I to this Proxy Statement.

PURPOSE

    The Employee Stock Purchase Plan is intended to enable the Company to provide to eligible employees an opportunity to participate in the ownership of the Company's Common Stock. The Employee Stock Purchase Plan is also intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

    The Employee Stock Purchase Plan is administered by a committee or committees (the "Committee") appointed by the Board, consisting of two or more members of the Board. The Committee currently consists of the members of the Compensation Committee of the Board of Directors, Stephen L. Davenport,
Sheila P. Burke, Julie A. Hill and Elizabeth A. Sanders.

ADMINISTRATION

    The Committee is generally authorized to construe and interpret the Employee Stock Purchase Plan and to adopt rules and regulations for administering the Employee Stock Purchase Plan as the Committee deems necessary.

    The Company will pay all costs of the administration of the Employee Stock Purchase Plan. Cash proceeds received from the issuance of awards under the Employee Stock Purchase Plan will be used for general corporate purposes.

SHARES ISSUABLE UNDER THE EMPLOYEE STOCK PURCHASE PLAN

    Stock subject to issuance under the Employee Stock Purchase Plan is the Company's authorized but unissued or reacquired Common Stock. The Employee Stock Purchase Plan previously received stockholder approval for the issuance of up to 400,000 shares of Common Stock, subject to future adjustment for certain changes in capital structure. The Amended Plan increases the authorized number of shares to 1,400,000 shares, subject to future adjustment for certain changes in capital structure.

    If the Amended Plan were not approved, the Company would continue to issue shares under the Employee Stock Purchase Plan in accordance with the original limit on the number of shares that may be issued under the Employee Stock Purchase Plan. The Company currently anticipates that this limit would otherwise be exceeded at the time of the expected issuance related to the semi-annual offering period ending December 31, 2000.

    The market value of the Company's Common Stock as recorded on the New York Stock Exchange as of March 15, 2000 was $63 1/2 per share.

    Nothing in the Employee Stock Purchase Plan prevents the Company from adopting other equity compensation programs for employees of the Company and its subsidiaries including employees eligible to participate in the Employee Stock Purchase Plan.

ELIGIBILITY AND TERMS

    Under the Employee Stock Purchase Plan, eligible employees of the Company are offered Common Stock for purchase through a series of successive offering periods. The Committee determines the length of each offering period and may provide for more than one purchase period within each offering period. Under the Employee Stock Purchase Plan, no offering period may have a term exceeding
27 months. The purchase rights under the Plan (described in more detail below) are exercised on the last business day of each purchase period within a particular offering period. Currently, the Committee has established two semi-annual offering periods beginning on January 1 and July 1 of each calendar year.

    Each employee of the Company as of the first day of the offering period is eligible to participate in the Employee Stock Purchase Plan provided that (i) any employee covered by a collective bargaining agreement is not eligible to participate if the union representing such employee chooses not to participate and (ii) the employee has completed any minimum service requirement (not to exceed two years) specified by the Committee for such offering period. As of March 15, 2000, approximately 11,347 employees (including 134 officers) were eligible to participate in the Employee Stock Purchase Plan. The Employee Stock Purchase Plan provides that no employee may be granted purchase rights to purchase shares under the Employee Stock Purchase Plan if such person would, immediately after such grant, own or hold outstanding options or other rights to purchase stock possessing 5% or more of the total combined voting power or value of all classes of the Company's stock.

    On the first day of each offering period, each eligible participant is granted a purchase right to purchase up to a fixed number of shares of Common Stock determined as of such date by dividing the total amount anticipated to be collected from such person during the offering period, together with any amount carried over from any preceding offering period, by 100% of the fair market value of the Company's Common Stock on the first day of the offering period and multiplying the result by a constant number (which will not exceed one and one-half) specified by the Committee for such offering period. The Committee currently specifies that this constant number is one and one-half. Under the Amended Plan, the Committee would have the discretion to determine the fixed maximum number of shares, or the applicable formula to determine such number, purchasable by any individual during such offering period. On the final day of the offering period, the purchase right is exercised and each participant purchases the full number of purchasable shares under such purchase right at a price per share of Common Stock equal to the lower of (i) a percentage specified by the Committee (but not less than 85%) of the fair market value on the first day of the offering period or (ii) a percentage specified by the Committee (but not less than 85%) of the fair market value on the purchase date. The Committee has currently specified this percentage as 85%. Any amounts contributed by an employee that are not applied to the purchase of Common Stock on a particular purchase date because they are not sufficient to purchase a whole share are held for purchase of Common Stock on the next purchase date. For purposes of the Employee Stock Purchase Plan, the fair market value of the Common Stock is generally the closing price on the New York

Stock Exchange on the applicable date. Under the Amended Plan, the Committee would have discretion to establish a procedure for determining the applicable fair market value.

    In its discretion, the Committee may determine that any shares of Common Stock acquired under the Employee Stock Purchase Plan will be subject to restrictions on transfer for a period of up to one year. The Committee may also provide that, if any participant attempt to transfer shares held in escrow or terminates employment while shares are held in escrow, the Company will have an automatic right to repurchase the Shares at the lesser of the price originally paid by the participant or the fair market value on the date of repurchase.

    Payment for Common Stock under the Employee Stock Purchase Plan is effected by means of authorized payroll deductions or such other means as the Committee may authorize. The Committee may allow employees to deduct payroll deductions through a flat dollar amount per payroll period or a percentage of a participant's compensation during an offering period in one percent increments (not to exceed 15%). The maximum contribution to the Plan per employee per year is $21,250. In addition, no purchase right may permit the rights of a participant to purchase stock under all "employee stock purchase plans" (as defined in Section 423 of the Code) of the Company to accrue at a rate that exceeds $25,000 of the fair market value of the Common Stock (determined at the time that purchase right is granted) for each calendar year.

ADJUSTMENTS

    If there is a change in the Common Stock due to a change in the capital structure of the Company, the Committee will make appropriate adjustments to the maximum number and class of shares subject to the Employee Stock Purchase Plan and to the maximum number and class of shares issuable under outstanding purchase rights. The Committee's determination will be conclusive.

CORPORATE TRANSACTIONS

    Under the Employee Stock Purchase Plan, in the event of the disposition of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, reorganization or liquidation, each outstanding purchase right under the Employee Stock Purchase Plan will automatically be exercised immediately prior to completion of the applicable corporate transaction, unless each purchase right is assumed pursuant to a written agreement by the successor corporation or a parent or a subsidiary of such successor.

TAX WITHHOLDING

    The issuance of shares under the plan will be subject to the satisfaction of any tax withholding requirements that may apply.

AMENDMENT OR TERMINATION

    The Employee Stock Purchase Plan provides that the Board may alter, amend, suspend or discontinue the Employee Stock Purchase Plan at any time, provided that, without stockholder approval the Board may not (i) make any change to increase the number of shares subject to the Employee Stock Purchase Plan (unless necessary to effect the adjustments specified in the Employee Stock Purchase Plan) or (ii) make any other change with respect to which the Board determines that stockholder approval is required by applicable law or regulatory standards.

NEW PLAN BENEFITS

    During the year ended December 31, 1999, the following persons purchased the following number of shares under the Employee Stock Purchase Plan:

                                                              NUMBER OF SHARES
NAME OR CATEGORY                                                 PURCHASED
----------------                                              ----------------
Leonard D. Schaeffer........................................          295
D. Mark Weinberg............................................          295
Ronald A. Williams..........................................          295
David C. Colby..............................................          295
Joan E. Herman..............................................          295
Current executive officers as a group (seven persons).......        1,475
Non-executive Director group (six persons)..................           --
All employees, including all current officers who are not
  executive officers, as a group (approximately 10,593
  persons)..................................................       91,925

    Elections by eligible employees to participate in the Employee Stock Purchase Plan are discretionary and it is, therefore, impossible to determine who will receive awards and in what amounts in the event that the Amended Plan is approved.

FEDERAL INCOME TAX CONSEQUENCES

    The following is only a summary of the Federal income tax consequences to the participant and the Company with respect to issuances of Common Stock under the Employee Stock Purchase Plan. Reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss the tax consequences of a participant's death or the income tax laws of any city, state or foreign country in which a participant may reside.

    The Employee Stock Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, in connection with the grant or the exercise of an outstanding purchase right. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Employee Stock Purchase Plan or in the event the participant should die while still owning the purchased shares.

    If the participant sells or otherwise disposes of the purchased shares within one (1) year of the purchase date or within two (2) years after the start date of the purchase period in which such shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such sale or disposition occurs, equal in amount to such excess.

    If the participant sells or disposes of the purchased shares more than one
(1) year after the purchase date and more than two (2) years after the start date of the purchase period in which such shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) 15% of the fair market value of the shares on the start date of that purchase period, and any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to any income tax deduction with respect to such sale or disposition.

    If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the shares on the start date of the purchase period in which those shares were acquired will constitute ordinary income in the year of death.

    Contrary to its prior administrative positions, the Internal Revenue Service has recently taken the position in some taxpayer company audits and certain internal communications that the gain recognized upon the purchase of shares under a qualified employee stock purchase plan constitutes wages subject to FICA, Medicare and FUTA taxes. The issue is the subject of a pending court case.

ACCOUNTING TREATMENT

    The following is a summary of certain accounting consequences awards under generally accepted accounting principles. Under current accounting rules, the issuance of Common Stock under the Employee Stock Purchase Plan will not result in a compensation expense chargeable against the Company's reported earnings. However, the Company must disclose, in pro forma statements to the Company's financial statements, the impact the purchase rights granted under the Employee Stock Purchase Plan, along with the impact of options granted under the Company's stock option plans, would have upon the Company's reported earnings were the value of those purchase rights treated as compensation expense.

VOTE REQUIRED FOR APPROVAL OF THE AMENDED PLAN

    The affirmative vote of a majority of the shares of Common Stock represented and voting at the Annual Meeting is necessary to approve the Amended Plan. The Board believes the Amended Plan is in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

                                PROPOSAL NO. 3:
          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of PricewaterhouseCoopers LLP served as the Company's independent public accountants for the fiscal year ended December 31, 1999. The Board of Directors has selected that firm to continue in this capacity for the current fiscal year. Ratification by the stockholders will be sought by the Board of Directors for the selection of PricewaterhouseCoopers LLP as independent public accountants to audit the accounts and records of the Company for the fiscal year ending December 31, 2000, and to perform other appropriate services.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

    A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if the representative so desires.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted to this meeting. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy will vote the shares represented by proxy as the Board of Directors may recommend or as the proxyholders, acting in their sole discretion, may determine.

                 STOCKHOLDERS PROPOSALS FOR 2001 ANNUAL MEETING

    Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at its principal executive office at 1 WellPoint Way, Thousand Oaks, California 91362 no later than November 23, 2000 to be considered for inclusion in the Proxy Statement for the 2001 Annual Meeting of Stockholders, which is expected to be held on May 8, 2001. The Company's management may exercise discretionary voting authority with respect to any stockholder proposal which is not submitted pursuant to Rule 14a-8 for inclusion in the Proxy Statement for the 2001 Annual Meeting of Stockholders if such proposal is received by the Company after February 13, 2001.

                             ADDITIONAL INFORMATION

    The audited financial statements of the Company for the year ended
December 31, 1999, a Management's Discussion and Analysis of Financial Condition and Results of Operations and certain other information are included as supplemental information to this Proxy Statement.

    THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER, UPON WRITTEN OR ORAL REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, WELLPOINT HEALTH NETWORKS INC., 1 WELLPOINT WAY, THOUSAND OAKS, CALIFORNIA 91362. THE COMPANY'S TELEPHONE NUMBER IS (818) 703-4000.

                                          By Order of the Board of Directors

                                          /s/ THOMAS C. GEISER

                                          Thomas C. Geiser
                                          SECRETARY

March 23, 2000

                         WELLPOINT HEALTH NETWORKS INC.
                            SUPPLEMENTAL INFORMATION
                            TO 2000 PROXY STATEMENT

                       INDEX TO SUPPLEMENTAL INFORMATION

                                                                PAGE
                                                              --------
Executive Officers of the Registrant........................     31
Market for the Registrant's Common Equity and Related
  Stockholder Matters.......................................     32
Selected Financial Data.....................................     33
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     34
Selected Quarterly Financial Information (Unaudited)........     52
Report of Independent Accountants...........................     53
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................     54
Consolidated Income Statements for the Three Years Ended
  December 31, 1999.........................................     55
Consolidated Statements of Changes in Stockholders' Equity
  for the Three Years Ended December 31, 1999...............     56
Consolidated Statements of Cash Flows for the Three Years
  Ended December 31, 1999...................................     57
Notes to Consolidated Financial Statements..................     58

EXECUTIVE OFFICERS OF THE REGISTRANT

    Leonard D. Schaeffer, age 54, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since August 1992. Mr. Schaeffer has also been Chief Executive Officer of Blue Cross of California since 1986 and Chairman of its Board of Directors since 1989. From 1982 to 1986, Mr. Schaeffer served as President of Group Health, Inc., an HMO in the midwestern United States. Prior to joining Group Health, Inc., Mr. Schaeffer was the Executive Vice President and Chief Operating Officer of the Student Loan Marketing Association ("Sallie Mae"), a financial institution that provides a secondary market for student loans, from 1980 to 1981. From 1978 to 1980, Mr. Schaeffer was the Administrator of HCFA. HCFA administers the Federal Medicare, Medicaid and Peer Review Organization programs. Mr. Schaeffer serves as a director of Allergan, Inc.

    D. Mark Weinberg, age 47, has been Executive Vice President, Individual and Small Group Businesses of the Company since April 1999. From October 1995 until March 1999, he has served as Executive Vice President, UNICARE Businesses of the Company. From August 1992 until May 1996, Mr. Weinberg served as a director of the Company. From February 1993 to October 1995, Mr. Weinberg was Executive Vice President, Consumer and Specialty Services of the Company. Prior to
February 1993, Mr. Weinberg was Executive Vice President of BCC's Consumer Services Group from December 1989 to February 1993 and was Senior Vice President of Individual and Senior Services of BCC from April 1987 to December 1989. From 1981 to 1987, Mr. Weinberg held a variety of positions at Touche Ross & Co. From 1976 to 1981, Mr. Weinberg was general manager for the CTX Products Division of PET, Inc.

    Ronald A. Williams, age 50, has been Executive Vice President, Large Group Businesses of the Company since April 1999. From October 1995 until March 1999, he has served as Executive Vice President, Blue Cross of California Businesses of the Company. From August 1992 until May 1996, Mr. Williams served as a director of the Company. From February 1993 to October 1995, Mr. Williams was Executive Vice President, Group and Network Services of the Company. Prior to February 1993, Mr. Williams was Executive Vice President of BCC's Group Services from May 1992 to February 1993. Prior to that time, Mr. Williams served as Executive Vice President of BCC's Health Services and Products Group from December 1989 to May 1992 and as BCC's Senior Vice President of Marketing and Related Products from November 1988 to December 1989. From May 1987 to
November 1988 he was Vice President of Corporate Services of BCC. From
July 1984 to May 1987 he was Senior Vice President of Vista Health Corporation, an alternative delivery system for outpatient psychological and substance abuse services of which he was also a co-founder. Mr. Williams also serves as a director of Syncor International Corporation.

    Joan E. Herman, age 46, joined the Company in June 1998 as Executive Vice President, Specialty Businesses. From April 1999 until March 2000, Ms. Herman was Executive Vice President, Senior and Specialty Businesses. Since March 2000, Ms. Herman has been Executive Vice President, Senior, Specialty and State-Sponsored Programs Businesses. From 1982 until joining the Company,
Ms. Herman was with Phoenix Home Life Mutual Insurance Company, a mutual insurance company, most recently serving as Senior Vice President. Ms. Herman is a member of the Society of Actuaries and American Academy of Actuaries.

    Clifton R. Gaus, age 57, joined the Company in March 1999 as Executive Vice President and Chief Administrative Officer. From March 1998 until joining the Company, Mr. Gaus was Senior Vice President, Research and Development of Kaiser Permanente, a managed health care firm. From March 1997 to 1998, Mr. Gaus was a health care consultant. From February 1993 until March 1997, Mr. Gaus worked in the United States Department of Health and Human Services, where he served in various positions, including the Administrator of the Agency for Health Care Policy and Research and senior advisor for the Office of Assistant Secretary. Mr. Gaus was the founder and initial President of the Association for Health Services Research.

    David C. Colby, age 46, joined the Company in September 1997 as Executive Vice President and Chief Financial Officer. From April 1996 until joining the Company, Mr. Colby was Executive Vice President, Chief Financial Officer and Director of American Medical Response, Inc., a health care services company focusing on ambulance services and emergency physician practice management. From July 1988 until March 1996, Mr. Colby was with Columbia/HCA Healthcare Corporation, most recently serving as Senior Vice President and Treasurer. From September 1983 until July 1988, Mr. Colby was Senior Vice President and Chief Financial Officer of The Methodist Hospital in Houston, Texas.

    Thomas C. Geiser, age 49, has been Executive Vice President, General Counsel and Secretary of the Company since May 1996. From July 1993 until May 1996,
Mr. Geiser held the position of Senior Vice President, General Counsel and Secretary. Prior to joining the Company, he was a partner in the law firm of Brobeck, Phleger & Harrison from June 1990 to June 1993 and a partner in the law firm of Epstein Becker Stromberg & Green from May 1985 to May 1990. Mr. Geiser joined the law firm of Hanson, Bridgett, Marcus, Vlahos & Stromberg as an associate in March 1979 and became a partner in the firm, leaving in May 1985.

MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The Company's Common Stock has been traded on the New York Stock Exchange under the symbol "WLP" since the Company's initial public offering on January 27, 1993. The following table sets forth for the periods indicated the high and low sale prices for the Common Stock.

                                                                 HIGH           LOW
                                                              -----------   -----------
Year Ended December 31, 1998
  First Quarter.............................................  70 1/16       42 1/4
  Second Quarter............................................  74            61 15/16
  Third Quarter.............................................  74 11/16      51 1/4
  Fourth Quarter............................................  87            51 7/16

Year Ended December 31, 1999
  First Quarter.............................................  87 13/16      69 3/8
  Second Quarter............................................  97            66 13/16
  Third Quarter.............................................  86 11/16      54 3/4
  Fourth Quarter............................................  67 5/8        48 1/4

    On March 15, 2000 the closing price on the New York Stock Exchange for the Company's Common Stock was $63 1/2 per share. As of March 15, 2000, there were approximately 555 holders of record of Common Stock.

    The Company did not pay any dividends on its Common Stock in 1998 or 1999. Management currently expects that all of WellPoint's future income will be used to expand and develop its business. The Board of Directors currently intends to retain the Company's net earnings during 2000.

    During October and November 1999, the Company inadvertently sold approximately 6,030 shares without registration under the Securities Act of 1933 to its employees participating in the Company's 401(k) Retirement Savings Plan. These shares were sold for an aggregate of approximately $375,000.

SELECTED FINANCIAL DATA.

                                                                                 YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------------------------
                                                                 1999         1998         1997         1996         1995
                                                              ----------   ----------   ----------   ----------   ----------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA, MEMBERSHIP
                                                                              DATA AND OPERATING STATISTICS)
CONSOLIDATED INCOME STATEMENTS(A)
  Revenues:
    Premium revenue.........................................  $6,896,857   $5,934,812   $5,068,947   $3,699,337   $2,776,760
    Management services revenue.............................     429,336      433,960      377,138      147,911       61,151
    Investment income.......................................     159,234      109,578      196,153      123,584      120,913
                                                              ----------   ----------   ----------   ----------   ----------
                                                               7,485,427    6,478,350    5,642,238    3,970,832    2,958,824

Operating Expenses:
  Health care services and other benefits...................   5,533,068    4,776,345    4,087,420    2,825,914    2,090,036
  Selling expense...........................................     328,619      280,078      249,389      202,318      177,058
  General and administrative expense........................   1,075,449      975,099      836,581      543,541      327,951
  Nonrecurring costs........................................          --           --       14,535           --       57,074
                                                              ----------   ----------   ----------   ----------   ----------
                                                               6,937,136    6,031,522    5,187,925    3,571,773    2,652,119
                                                              ----------   ----------   ----------   ----------   ----------
Operating Income............................................     548,291      446,828      454,313      399,059      306,705
  Interest expense..........................................      20,178       26,903       36,658       36,628           --
  Other expense, net........................................      40,792       27,939       31,301       25,195        9,718
                                                              ----------   ----------   ----------   ----------   ----------
Income from Continuing Operations before provision for
  income taxes, extraordinary gain and cumulative effect of
  accounting change.........................................     487,321      391,986      386,354      337,236      296,987
  Provision for income taxes................................     190,110       72,438      156,917      138,718      122,232
                                                              ----------   ----------   ----------   ----------   ----------
Income from Continuing Operations before extraordinary gain
  and cumulative effect of accounting change................     297,211      319,548      229,437      198,518      174,755
  Income (loss) from discontinued operations................          --      (88,268)      (2,028)       3,484        5,234
  Extraordinary gain from early extinguishment of debt,
    net of tax..............................................       1,891           --           --           --           --
  Cumulative effect of accounting change, net of tax........     (20,558)          --           --           --           --
                                                              ----------   ----------   ----------   ----------   ----------
Net Income..................................................  $  278,544   $  231,280   $  227,409   $  202,002   $  179,989
                                                              ==========   ==========   ==========   ==========   ==========

Per Share Data(A)(B)(C):
  Income from Continuing Operations before extraordinary
    gain and cumulative effect of accounting change:
    Earnings Per Share......................................  $     4.50   $     4.63   $     3.33   $     2.99   $     2.63
    Earnings Per Share Assuming Full Dilution...............  $     4.38   $     4.55   $     3.30   $     2.99   $     2.63
Extraordinary Gain:
  Earnings Per Share........................................  $     0.03           --           --           --           --
  Earnings Per Share Assuming Full Dilution.................  $     0.02           --           --           --           --
Cummulative Effect Of
  Accounting Change.........................................  $    (0.31)          --           --           --           --
  Earnings Per Share Assuming Full Dilution.................  $    (0.30)          --           --           --           --
  Income (Loss) from Discontinued Operations:
    Earnings Per Share......................................          --   $    (1.28)  $    (0.03)  $     0.05   $     0.08
    Earnings Per Share Assuming Full Dilution...............          --   $    (1.26)  $    (0.03)  $     0.05   $     0.08
  Net Income:
    Earnings Per Share......................................  $     4.22   $     3.35   $     3.30   $     3.04   $     2.71
    Earnings Per Share Assuming Full Dilution...............  $     4.10   $     3.29   $     3.27   $     3.04   $     2.71
OPERATING STATISTICS (A)(D):
  Loss ratio................................................        80.2%        80.5%        80.6%        76.4%        75.3%
  Selling expense ratio.....................................         4.5%         4.4%         4.6%         5.3%         6.2%
  General and administrative expense ratio..................        14.7%        15.3%        15.4%        14.1%        11.6%
  Net income ratio..........................................         3.8%         3.6%         4.2%         5.3%         6.3%

                                                                                       DECEMBER 31,
                                                              --------------------------------------------------------------
                                                                 1999         1998         1997         1996         1995
                                                              ----------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA(A):
  Cash and investments......................................  $3,258,666   $2,764,302   $2,560,537   $1,849,814   $1,981,532
  Total assets..............................................  $4,593,234   $4,225,834   $4,234,124   $3,149,378   $2,471,360
  Long-term debt............................................  $  347,884   $  300,000   $  388,000   $  625,000           --
  Total equity..............................................  $1,312,700   $1,315,223   $1,223,169   $  870,459   $1,670,226
  Cash dividends declared per common share(E)...............          --           --           --   $    10.00           --
MEDICAL MEMBERSHIP(F).......................................    7,300,00    6,892,000    6,638,000    4,485,000    2,797,000

----------------------------------
(A) Financial information prior to 1998 has been restated to present the workers' compensation business as a discontinued operation.

(B) Per share data for all periods presented prior to 1996 have been recomputed using 66,366,500 shares, the number of shares outstanding immediately following completion of the Recapitalization. Per share data for the year ended December 31, 1996 has been calculated using such 66,366,500 shares, plus the weighted average number of shares issued during 1996 after the Recapitalization.

(C) Per share data includes nonrecurring costs of $0.13 and $0.52 per basic and diluted share for 1997 and 1995, respectively.

(D) The loss ratio represents health care services and other benefits as a percentage of premium revenue. All other ratios are shown as a percentage of premium revenue and management services revenue.

(E) The Company paid a $995.0 million special dividend in conjunction with the Recapitalization which occurred on May 20, 1996. Management currently expects that all of the Company's future income will be used to expand and develop its business.

(F) Membership numbers are approximate and include some estimates based upon the number of contracts at the relevant date and an actuarial estimate of the number of members represented by each contract.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    This discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors including, but not limited to, those set forth under "Factors That May Affect Future Results of Operations."

GENERAL

    The Company is one of the nation's largest publicly traded managed health care companies. As of December 31, 1999, WellPoint had approximately 7.3 million medical members and approximately 32 million specialty members. The Company offers a broad spectrum of network-based managed care plans. WellPoint provides these plans to the large and small employer, individual and senior markets. The Company's managed care plans include HMOs, PPOs, POS plans, other hybrid medical plans and traditional indemnity plans. In addition, the Company offers managed care services, including underwriting, actuarial services, network access, medical cost management and claims processing. The Company also provides a broad array of specialty and other products, including pharmacy, dental, utilization management, life insurance, preventive care, disability insurance, behavioral health, COBRA and flexible benefits account administration. The Company markets its products in California under the name Blue Cross of California and outside of California under the name UNICARE. Historically, the Company's primary market for managed care products has been California. The Company holds the exclusive right in California to market its products under the Blue Cross name and mark.

SALE OF WORKERS' COMPENSATION SEGMENT

    On July 29, 1998, WellPoint entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") by and between WellPoint and Fremont Indemnity Company ("Fremont"). Pursuant to the Stock Purchase Agreement, Fremont acquired all of the outstanding capital stock of UNICARE Specialty Services, Inc., a wholly owned subsidiary of WellPoint ("UNICARE Specialty"). The transaction was completed on September 1, 1998. The principal asset of UNICARE Specialty was the capital stock of UNICARE Workers' Compensation Insurance Company ("UNICARE Workers' Compensation"). The purchase price for the acquisition was the statutory surplus (adjusted in accordance with the terms of the Purchase Agreement) of UNICARE Workers' Compensation as of the date of the closing. The purchase price based upon adjusted statutory surplus of UNICARE Workers' Compensation as of September 1, 1998, the closing date of the transaction, was approximately $110.0 million, after closing adjustments. Subsequent to September 1, 1998, the Company and Fremont are jointly marketing integrated workers' compensation and medical insurance products in the small employer group market. Based upon the results of a post-closing audit, the Company made a payment of approximately $6.7 million in final settlement of the purchase price.

NATIONAL EXPANSION AND OTHER RECENT DEVELOPMENTS

    In an effort to pursue the expansion of the Company's business outside the state of California, the Company acquired two businesses in 1996 and 1997, the Life and Health Benefits Management Division ("MMHD") of Massachusetts Mutual Life Insurance Company and the Group Benefits Operations (the "GBO") of John Hancock Mutual Life Insurance Company. The Company's March 1, 2000 acquisition of Rush Prudential Health Plans and its pending transaction with Cerulean Companies, Inc. ("Cerulean") are also components of this expansion strategy.

    As a result of the GBO and MMHD acquisitions, the Company has significantly expanded its operations outside of California. In order to integrate its acquired businesses and implement the Company's regional expansion strategy, the Company will need to develop satisfactory networks of hospitals, physicians and other health care service providers, develop distribution channels for its products and successfully convert acquired books of business to the Company's existing information systems, which will require continued investments by the Company.

    In response to rising medical and pharmacy costs the Company has recently implemented premium increases with respect to certain of its products. The Company will continue to evaluate the need for further premium increases, plan design changes and other appropriate actions in the future in order to maintain or restore profit margins. There can be no assurances, however, that the Company will be able to take subsequent pricing or other actions or that any actions previously taken or implemented in the future will be successful in addressing any concerns that may arise with respect to the performance of certain businesses.

ACQUISITION OF RUSH PRUDENTIAL

    On March 1, 2000, the Company completed its acquisition of Rush Prudential Health Plans ("Rush Prudential"). Rush Prudential offers a broad array of products and services ranging from HMO products to traditional PPO products. The acquisition has more than doubled the Company's current Illinois medical membership to nearly 600,000 members. The transaction, which was financed with cash, is valued at approximately $200 million, subject to certain post-closing adjustments. This acquisition will be accounted for under the purchase method of accounting.

PENDING ACQUISITION OF CERULEAN

    On July 9, 1998, the Company entered into an Agreement and Plan of Merger with Cerulean (See Note 22 to the Consolidated Financial Statements). Cerulean, principally through its Blue Cross and Blue Shield of Georgia subsidiary, offers insured and administrative services products primarily in the State of Georgia. Cerulean has historically experienced a higher administrative expense ratio than the Company's core businesses due to its higher concentration of administrative services business. Cerulean has also historically experienced a higher medical loss ratio than the Company's core businesses due to its higher percentage of large group business and fewer managed care offerings. Accordingly, it is expected that Cerulean's higher loss and administrative expense ratios will ultimately contribute to an increase in those ratios for the Company after the transaction is completed. The transaction is expected to be completed during 2000.

LEGISLATION

    In September 1999, the California Legislature enacted and the California Governor subsequently signed into law a number of health care reform measures. Federal legislation enacted during the last four years seeks, among other things, to insure the portability of health coverage and mandates minimum maternity hospital stays. California legislation enacted during 1999, among other things, establishes an explicit duty on managed care entities to exercise ordinary care in arranging for the provision of medically necessary health care services and establishes a system of independent medical review. In 1997, Texas adopted legislation purporting to make managed care organizations such as the Company liable for their failure to exercise ordinary care when making health care treatment decisions. Similar legislation has also been enacted in Georgia. These and other proposed measures may have the effect of dramatically altering the regulation of health care and of increasing the Company's loss ratio and administrative costs or decreasing the affordability of the Company's products.

YEAR 2000

    The Company is substantially dependent on its computer systems, business applications and other information technology systems ("IT systems"), due to the nature of its managed health care business and the increasing number of electronic transactions in the industry. Historically, many IT systems were developed to recognize the year as a two-digit number, with the digits "00" being recognized as the year

1900. As a result, the year 2000 presented a number of potential problems for such systems, including potentially significant processing errors or failure. Given the Company's reliance on its computer systems to process health care transactions, the Company's results of operations could be materially adversely affected by any significant errors or failures. Additionally, the year 2000 presented potential problems for other systems and applications containing date-dependent embedded microprocessors ("non-IT systems"), such as elevators and heating and ventilation equipment.

    Beginning in 1997 and continuing throughout 1998 and 1999, the Company developed and implemented a comprehensive plan designed to address the "year 2000" issue for its IT and non-IT systems and applications. This plan included a detailed risk assessment of the Company's various computer systems, business applications and other affected systems, the completion of remediation efforts, on-going internal testing and third-party review of certain of its year 2000 remediation efforts.

    As part of its year 2000 readiness efforts, the Company's various business units formulated detailed contingency plans in order to address unexpected year 2000 readiness issues or issues beyond the Company's control. These contingency plans focused on identifying potential failure scenarios for the Company's IT and non-IT systems and those of third parties with which the Company interacts and on ensuring the continuation of critical business operations.

    During the year ended December 31, 1999, the Company spent approximately $7.1 million for remediation of its IT software systems and applications, approximately $1.0 million for renovation or replacement of its telecommunications equipment. The Company expensed year 2000 remediation costs as incurred and funded these costs through cash flow from operations.

    To date, the Company has not experienced any significant disruptions in its operations as a result of year 2000 issues nor is the Company aware of any significant year 2000-related disruptions experienced by any other company with which the Company interacts on a regular basis. The Company will continue to monitor its IT and non-IT systems throughout 2000 with respect to year 2000 compliance issues.

    If the Company were to experience any year 2000 issues, either as a result of a failure of its own systems or those of third parties with which it interacts, the Company could be subject to a number of potential consequences including, among others, inability to timely and accurately process health care claims, collect customers' premiums and administrative fees, verify subscriber eligibility, assess utilization trends or compile accurate financial data for use by management. The Company is attempting to limit its exposure to any year 2000 issues by closely monitoring its on-going year 2000 readiness efforts, assessing the year 2000 readiness efforts of various third party with which it interacts and developing contingency plans addressing potential problems that could have a material adverse effect on the Company's results of operations.

RESULTS OF OPERATIONS

    The Company's revenues are primarily generated from premiums earned for risk-based health care and specialty services provided to its members, fees for administrative services, including claims processing and access to provider networks for self-insured employers and investment income. Operating expenses include health care services and other benefits expenses, consisting primarily of payments for physicians, hospitals and other providers for health care and specialty products claims; selling expenses for broker and agent commissions; general and administrative expenses; interest expense; depreciation and amortization expense; and income taxes.

    The Company's consolidated results of operations for each of the years ended December 31, 1999 and 1998, include a full year of earnings for the MMHD and GBO acquired businesses. The results of operations for the year ended December 31, 1997 include ten months of earnings for the GBO, from the date of its acquisition.

    The following table sets forth selected operating ratios. The loss ratio for health care services and other benefits is shown as a percentage of premium revenue. All other ratios are shown as a percentage of premium revenue and management services revenue combined.

                                                          YEAR ENDED DECEMBER 31,
                                                    ------------------------------------
                                                      1999          1998          1997
                                                    --------      --------      --------
Operating Revenues:
  Premium revenue.................................    94.1%         93.2%         93.1%
  Management services revenue.....................     5.9%          6.8%          6.9%
                                                     -----         -----         -----
                                                     100.0%        100.0%        100.0%

Operating Expenses:
  Health care services and other benefits (loss
    ratio)........................................    80.2%         80.5%         80.6%
  Selling expense.................................     4.5%          4.4%          4.6%
  General and administrative expense..............    14.7%         15.3%         15.4%

MEMBERSHIP

    The following table sets forth membership data and the percent change in membership:

                                                               AS OF DECEMBER 31,
                                                              ---------------------   PERCENT
                                                                1999        1998       CHANGE
                                                              ---------   ---------   --------
Medical Membership (a)(b):
Large Employer Group (c)
  California
    HMO.....................................................  1,650,350   1,416,569      16.5%
    PPO and Other...........................................  1,790,671   1,422,340      25.9%
                                                              ---------   ---------
      Total California......................................  3,441,021   2,838,909      21.2%
                                                              ---------   ---------
  Texas.....................................................    170,435     173,541     (1.8)%
  Georgia...................................................     53,237      89,232    (40.3)%
  Other States..............................................  1,545,715   1,849,902    (16.4)%
                                                              ---------   ---------
      Total Large Employer Group............................  5,210,408   4,951,584       5.2%
                                                              ---------   ---------
Individual and Small Employer Group
  California
    HMO.....................................................    336,315     330,454       1.8%
    PPO and Other...........................................  1,167,959   1,135,488       2.9%
                                                              ---------   ---------
      Total California......................................  1,504,274   1,465,942       2.6%
                                                              ---------   ---------
  Texas.....................................................    168,517     100,610      67.5%
  Georgia...................................................     30,100      22,156      35.9%
  Other States..............................................    150,638     137,425       9.6%
                                                              ---------   ---------
      Total Individual and Small Employer Group.............  1,853,529   1,726,133       7.4%
                                                              ---------   ---------
Senior (d)
  California
    HMO.....................................................     28,207      17,143      64.5%
    PPO and Other...........................................    168,059     159,005       5.7%
                                                              ---------   ---------
      Total California......................................    196,266     176,148      11.4%
                                                              ---------   ---------
  Texas.....................................................     22,224      25,346    (12.3)%
  Georgia...................................................        516         310      66.5%
  Other States..............................................     17,060      12,082      41.2%
                                                              ---------   ---------
      Total Senior..........................................    236,066     213,886      10.4%
                                                              ---------   ---------
Total Medical Membership....................................  7,300,003   6,891,603       5.9%
                                                              =========   =========
MEMBERSHIP BY NETWORK (E)
  Proprietary Networks......................................  5,342,740   4,537,000      17.8%
  Affiliate Networks........................................  1,189,813   1,411,097    (15.7)%
  Non-Network...............................................    767,450     943,506    (18.7)%
                                                              ---------   ---------
Total Medical Membership....................................  7,300,003   6,891,603       5.9%
                                                              =========   =========
  California................................................  1,217,176     886,000      37.4%
  Other States..............................................  1,382,390   1,694,119    (18.4)%
                                                              ---------   ---------
TOTAL MANAGEMENT SERVICES MEMBERSHIP (F)....................  2,599,566   2,580,119       0.8%
                                                              =========   =========

------------------------------
(a) Membership numbers are approximate and include some estimates based upon the number of contracts at the relevant date and an actuarial estimate of the number of members represented by the contract.

(b) Classification between states for employer groups is determined by the zip code of the subscriber. Medical membership reflects a shift of 205,865 members as of December 31, 1998, representing employees (and their dependents) of certain California-based companies who reside out of state and were previously classified as California members.

(c) Large Employer Group membership includes 709,598 and 495,357 state-sponsored program members as of December 31, 1999, and 1998, respectively.

(d) Senior membership includes members covered under both Medicare risk and Medicare supplement products.

(e) Proprietary networks consist of California, Texas and other
    WellPoint-developed networks. Affiliate networks consist of third-party networks and networks owned by the Company as a result of acquisitions that incorporate provider discounts and some basic managed care elements. Non-network consists of fee for service and percentage-of-billed-charges contracts with providers.

(f) Medical membership includes management services members which are primarily included within the Large Employer Group segment.

SPECIALTY MEMBERSHIP

                                                 AS OF DECEMBER 31,
                                               -----------------------   PERCENT
                                                  1999         1998       CHANGE
                                               ----------   ----------   --------
Pharmacy(a)..................................  21,979,758   15,003,377      46.5%
Dental.......................................   2,452,727    3,148,528     (22.1)%
Utilization Management.......................   2,664,566    2,908,383      (8.4)%
Life.........................................   2,125,214    2,155,805      (1.4)%
Disability...................................     598,129      778,860     (23.2)%
Behavioral Health(b).........................   2,156,642      743,507     190.1%

------------------------

(a) Effective January 1, 1999, WellPoint revised its methodology of counting pharmacy members. As a result of this revision, pharmacy members for whom WellPoint provides claims processing services are now counted separately from pharmacy members for whom WellPoint provides clinical management services. As of December 31, 1999, WellPoint provided both claims processing services and clinical management services to approximately 4.4 million members.

(b) The increase in behavioral health membership is due to approximately 1.4 million additional California large employer group and certain state-sponsored program members whose behavioral health benefits were formerly not counted separately from medical benefits.

COMPARISON OF RESULTS FOR THE YEAR ENDED DECEMBER 31, 1999 TO THE YEAR ENDED
  DECEMBER 31, 1998

    The following table depicts premium revenue by business segment:

                                                        YEAR ENDED DECEMBER 31,
                                                       -------------------------
                                                          1999          1998
                                                       -----------   -----------
                                                            (IN THOUSANDS)
Large Employer Group.................................  $3,889,032    $3,467,742
Individual and Small Employer Group..................   2,551,961     2,114,094
Corporate and Other..................................     455,864       352,976
                                                       ----------    ----------
Consolidated.........................................  $6,896,857    $5,934,812
                                                       ==========    ==========

    Premium revenue increased 16.2%, or $962.1 million, to $6,896.9 million for the year ended December 31, 1999 from $5,934.8 million for the year ended December 31, 1998. The overall increase was due to an increase in insured member months of 9.5% in the Large Employer Group and the Individual and Small Employer Group business segments, and the implementation of price increases throughout the Company's business segments. The Company expects that it will experience some level of further membership dilution of its acquired MMHO and GBO members during the first half of 1999 as it continues to increase prices and pursues its strategy of motivating members to select managed care products.

    The following table depicts management services revenue by business segment:

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
                                                            (IN THOUSANDS)
Large Employer Group....................................  $367,060   $388,301
Individual and Small Employer Group.....................     4,579      4,627
Corporate and Other.....................................    57,697     41,032
                                                          --------   --------
Consolidated............................................  $429,336   $433,960
                                                          ========   ========

    Management services revenue decreased 1.1% for the year ended December 31, 1999 in comparison to the same period in the prior year. The overall decline is due to a 4.0% decline in management services member months, offset by the implementation of price increases in the Large Employer Group business segment. The decrease in management services member months was primarily related to attrition on acquired MMHD membership and, to a lesser extent, the GBO membership.

    Investment income was $159.2 million for the year ended December 31, 1999 compared to $109.6 million for the year ended December 31, 1998, an increase of $49.6 million. The increase was primarily due to an increase in net interest and dividend income of $51.3 million to $196.5 million for the year ended
December 31, 1999 in comparison to $145.2 million for the year ended
December 31, 1998. This increase was primarily due to interest income of $23.8 million related to the Company's refund from the IRS (See "--Liquidity and Capital Resources") and higher average investment balances in 1999 versus 1998. Interest and dividend income for the year ended December 31, 1999 also included a $1.3 million charge related to the partial termination of the Company's interest rate swap agreements (See "--Liquidity and Capital Resources"). The increase was also attributable to the recognition of an "other than temporary" decline in value in accordance with SFAS No. 115 of $48.7 million in 1998 relating to the Company's equity holdings in FPA Medical Management Inc. ("FPA"). Net realized losses on investment securities totaled $33.8 million for the year ended December 31, 1999 in comparison to a gain of $16.7 million for the year ended December 31, 1998, excluding the FPA loss.

    The loss ratio attributable to managed care and related products for the year ended December 31, 1999 decreased to 80.2% compared to 80.5% for the year ended December 31, 1998. The decline is primarily due to price increases implemented throughout the year in the Company's Large Employer Group and Individual and Small Employer Group business segments. In addition, the decline was also attributable to membership attrition related to underperforming MMHD and GBO acquired accounts in the Company's Large Employer Group business, which have historically experienced a higher loss ratio than the Company's other business.

    Selling expense consists of commissions paid to outside brokers and agents representing the Company. The selling expense ratio increased slightly to 4.5% for the year ended December 31, 1999 from 4.4% from the year ended December 31, 1998.

    The general and administrative expense ratio decreased to 14.7% for the year ended December 31, 1999 from 15.3% for the year ended December 31, 1998. The overall decline is primarily attributable to savings from the consolidation of various offices outside of California, the integration of information systems centers related to acquired businesses with the Company's information systems and a reduction in Year 2000 remediation expense from 1998 levels, in addition to economies of scale associated with membership and premium revenue growth in relation to certain fixed general and administrative expenses.

    Interest expense was $20.2 million for the year ended December 31, 1999 compared to $26.9 million for the year ended December 31, 1998. The decrease in interest expense is related to the higher average debt balance in 1999 compared to 1998, which was more than offset by a decrease in the effective interest rate due to the issuance of the Company's Zero Coupon Convertible Subordinated Debentures (the

"Debentures"). The weighted average interest rate for all debt for the year ended December 31, 1999, including the fees associated with the Company's borrowings and interest rate swaps, was 7.04%.

    The provision for income taxes increased $117.7 million, resulting in a tax provision of $190.1 million for the year ended December 31, 1999. The increase was primarily due to the effect of a private letter ruling received from the IRS in September 1998, which resulted in a decrease in income tax expense of $85.5 million during 1998. Excluding the ruling, the provision for income taxes would have been $157.9 million during the year ended December 31, 1998, representing an overall tax rate consistent with the tax rate for 1999.

    Effective January 1, 1999, the Company changed its method of accounting for start-up costs related to the Company's provider network and distribution channel development. The cumulative effect of this change of $20.6 million, net of tax, was reflected in the results of operations for the year ended
December 31, 1999.

    During the fourth quarter of 1999, the Board of Directors authorized the repurchase of some or all of the Debentures, which were issued in July 1999 to fund the purchase of 2 million WellPoint common shares from the California HealthCare Foundation. The Company's income from continuing operations, excluding the cumulative effect of accounting change and the extraordinary gain for the year ended December 31, 1999 was $297.2 million, compared to $319.5 million for the year ended December 31, 1998. The decrease is primarily the result of the impact of the private letter ruling received from the IRS in 1998. Earnings per share from continuing operations, excluding the cumulative effect of accounting change and the extraordinary gain, totaled $4.50 and $4.63 for the year ended December 31, 1999 and 1998, respectively.

    Earnings per share for the year ended December 31, 1999 is based upon weighted average shares outstanding of 66.1 million, excluding potential common stock, and 68.1 million shares, assuming full dilution. Earnings per share for the year ended December 31, 1998 is based on 69.1 million shares excluding potential common stock, and 70.3 million shares, assuming full dilution. The decrease in weighted average shares outstanding primarily relates to the effect of the repurchase of approximately 4.3 million shares during the year ended December 31, 1999. In addition, for weighted average shares outstanding assuming full dilution, the decline was partially offset by the impact of the assumed conversion of the Debentures.

COMPARISON OF RESULTS FOR THE YEAR ENDED DECEMBER 31, 1998 TO THE YEAR ENDED
  DECEMBER 31, 1997

    The following table depicts premium revenue by business segment:

                                                        YEAR ENDED DECEMBER 31,
                                                       -------------------------
                                                          1998          1997
                                                       -----------   -----------
                                                            (IN THOUSANDS)
Large Employer Group.................................  $3,467,742    $2,999,422
Individual and Small Employer Group..................   2,114,094     1,785,096
Corporate and Other..................................     352,976       284,429
                                                       ----------    ----------
Consolidated.........................................  $5,934,812    $5,068,947
                                                       ==========    ==========

    Premium revenue increased 17.1%, or $865.9 million, to $5,934.8 million for the year ended December 31, 1998 from $5,068.9 million for the year ended December 31, 1997. The overall increase was primarily due to an increase in insured member months of 12.1%, in the Large Employer Group and Individual and Small Employer Group business segments, in addition to the implementation of price increases in both segments. The additional two months of premium revenue in 1998 related to the GBO accounted for $80.1 million or 9.3% of the overall increase, or 17.1% of the increase in the Large Employer Group business segment.

    The following table depicts management services revenue by business segment:

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                          -------------------
                                                            1998       1997
                                                          --------   --------
                                                            (IN THOUSANDS)
Large Employer Group....................................  $388,301   $327,753
Individual and Small Employer Group.....................     4,627      3,613
Corporate and Other.....................................    41,032     45,772
                                                          --------   --------
Consolidated............................................  $433,960   $377,138
                                                          ========   ========

    Management services revenue increased 15.1%, or $56.9 million, to $434.0 million for the year ended December 31, 1998 from $377.1 million for the year ended December 31, 1997. The increase was primarily due to a 14.7% increase in management services member months, primarily in the Company's Large Employer Group business segment. The additional two months of management services revenue in 1998 related to the GBO accounted for $22.3 million or 39.2% of the overall increase, or 36.9% of the increase in the Large Employer Group business segment. Also contributing to the increase was the incremental impact of the addition of a management services contract also in the Company's Large Employer Group business segment with the State of Illinois effective as of July 1997.

    Investment income decreased $86.6 million to $109.6 million for the year ended December 31, 1998, compared to $196.2 million for the year ended
December 31, 1997. The decline was primarily attributable to recognition in 1998 of an "other than temporary" decline in value of $48.7 million relating to the Company's equity holdings in FPA, which subsequently filed for bankruptcy. Further contributing to the decrease between years was the initial gain of $30.3 million recognized in 1997 related to the exchange of Health Partners Inc. ("HPI") stock for FPA. Excluding the effects of both the "other than temporary" decline in value in 1998 and the gain related to the stock-for-stock merger with FPA in 1997, investment income would have been $158.3 million and $165.9 million, for 1998 and 1997, respectively. Including the loss on FPA in 1998, and the gain on HPI in 1997, the net realized loss on investment securities for the year ended December 31, 1998 was $32.0 million compared to a net realized gain of $64.3 million for the year ended December 31, 1997. Net interest and dividend income increased $11.3 million to $145.2 million for the year ended December 31, 1998 in comparison to $133.9 million for the year ended December 31, 1997, primarily due to increased interest income resulting from the investment portfolios of the acquired GBO businesses partially offset by lower yields on invested assets in 1998 versus 1997. Net investment income also included a loss of approximately $4.5 million in 1998 related to the Company's interest rate swap agreements.

    The loss ratio attributable to managed care and related products for the year ended December 31, 1998 decreased slightly to 80.5% compared to 80.6% for the year ended December 31, 1997. Excluding the GBO for the period prior to its acquisition for the year ended December 31, 1998, the loss ratio would have been 80.0%. The decline is primarily due to membership attrition related to underperforming MMHD and GBO acquired accounts, combined with the growth in the Company's Medi-Cal business that experienced a lower loss ratio, primarily in the Company's Large Employer Group business segment.

    The selling expense ratio for the year ended December 31, 1998 decreased to 4.4% from 4.6% for the year ended December 31, 1997, largely due to the acquisition of the GBO primarily in the Company's Large Employer Group business segment, which has a lower selling expense ratio than the Company's existing business due to the use of an internal sales force. Excluding the GBO for the period prior to its acquisition for the year ended December 31, 1998, the selling expense ratio would have been 4.5%. The Large Employer Group business segment's growth in Medi-Cal and large employer group medical products had a further impact on lowering the selling expense ratio as a result of the lower selling costs associated with these products in comparison to the Company's other products.

    The general and administrative expense ratio decreased slightly to 15.3% for 1998 compared to 15.4% for 1997. The GBO has historically experienced a higher administrative expense ratio than the Company's traditional California-based businesses due to the GBO's higher percentage of management services business. The administrative expense ratio, excluding the GBO for the period prior to its acquisition for the year ended December 31, 1998, was 15.0%. This decline in comparison to the previous year is primarily due to savings from the consolidation of various regional offices outside of California and the integration of information system centers related to acquired businesses with the Company's information systems, in addition to economies of scale associated with membership and premium revenue growth in relation to fixed corporate general and administrative expenses.

    Interest expense decreased for the year ended December 31, 1998 to $26.9 million, from $36.7 million for the year ended December 31, 1997. The decrease is primarily related to the repayment of indebtedness as the effective interest rate paid by the Company remained relatively stable as a result of its interest rate swaps. The Company's long-term indebtedness at December 31, 1998 was $300.0 million compared to $388.0 million at December 31, 1997. The weighted average interest rate for all debt for the year ended December 31, 1998, including the cost associated with the fee on the Company's credit agreements and its interest rate swap agreements, was 7.6%. See "--Liquidity and Capital Resources."

    The provision for income taxes decreased $84.5 million, or 53.9%, to $72.4 million for the year ended December 31, 1998. The decline was primarily due to the effect of the private letter ruling received from the IRS in September 1998, which resulted in a decrease in income tax expense of $85.5 million. (See
Note 8 to the Consolidated Financial Statements.) Excluding the ruling, the provision for income taxes would have been $157.9 million, representing an overall tax rate consistent with the prior period.

    The Company's income from continuing operations before extraordinary gain and cumulative effect of accounting change for the year ended December 31, 1998 was $319.5 million, compared to $229.4 million for the year ended December 31, 1997. Earnings per share from continuing operations before extraordinary gain and cumulative effect of accounting change totaled $4.63 and $3.33 for the years ended December 31, 1998 and 1997, respectively. Earnings per share from continuing operations before extraordinary gain and cumulative effect of accounting change assuming full dilution totaled $4.55 and $3.30 for the years ended December 31, 1998 and 1997, respectively. Earnings per share from continuing operations before extraordinary gain and cumulative effect of accounting change for the year ended December 31, 1997 included non-recurring costs of $0.13 per share (See Note 17 to the Consolidated Financial Statements).

    Earnings per share for the year ended December 31, 1998 is based upon weighted average shares outstanding of 69.1 million, excluding potential common stock, and 70.3 million shares assuming full dilution. Earnings per share for the year ended December 31, 1997 has been calculated using 68.8 million, excluding potential common stock, and 69.5 million shares, assuming full dilution. For the year ended December 31, 1998, the increase in weighted average shares outstanding primarily relates to common stock issued through the Company's stock option plans and the incremental impact in 1998 of the public offering of 3.0 million shares of the Company's common stock in April 1997, partially offset by the repurchase of 3.5 million shares during the latter part of 1998.

FINANCIAL CONDITION

    The Company's consolidated assets increased by $367.4 million, or 8.7%, from $4,225.8 million as of December 31, 1998 to $4,593.2 million as of December 31, 1999. The increase in total assets was primarily due to growth in cash and investments as a result of strong operating cash flow. Cash and investments totaled $3.3 billion as of December 31, 1999, or 70.9% of total assets. Income taxes recoverable declined approximately $179.9 million, resulting in a net payable of $84.0 million at December 31, 1999. The primary reason for the decrease was the receipt in the third quarter of 1999 of the IRS refund (See "-- Liquidity and Capital Resources").

    Overall claims liabilities increased $170.6 million, or 12.9%, from $1,320.6 million at December 31, 1998 to $1,491.2 million at December 31, 1999. This increase was primarily due to an increase in insured membership from December 31, 1998 to December 31, 1999 of approximately 9.0% in the Company's Large Employer Group and Individual and Small Employer Group businesses, in addition to the timing of certain pharmacy claim payments.

    As of December 31, 1999, $347.9 million was outstanding under the Company's long-term debt facilities of which $147.9 million was related to the Company's Debentures and $200.0 million was related to the Company's revolving credit facility. As of December 31, 1998, $300.0 million was outstanding under the Company's long-term debt facilities of which $280 million was related to the Company's revolving credit facility and $20 million was due under a term note issued in connection with the MMHD acquisition. Debt repayments during 1999 were primarily funded from cash flow from continuing operating activities.

    Stockholders' equity totaled $1,312.7 million as of December 31, 1999, a slight decrease of $2.5 million from $1,315.2 million as of December 31, 1998. The decline related primarily to stock repurchases made during the year totaling $291.7 million, funded principally from the proceeds from the Company's issuance of the Debentures and from income from operations, and a $25.9 million increase in net unrealized losses on investment securities, net of tax, partially offset by net income of $278.5 million for the year ended December 31, 1999 and $33.8 million of stock issuances under the Company's stock option and purchase plans.

    During the year ended December 31, 1998, the Company's Board of Directors approved a stock repurchase plan of up to eight million shares. During the year ended December 31, 1999, the Board of Directors amended the plan to approve the repurchase of an additional 4.7 million shares. At December 31, 1999, approximately 5.0 million shares remained available for repurchase under that plan.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's primary sources of cash are premium and management services revenues received and investment income. The primary uses of cash include health care claims and other benefits, capitation payments, income taxes, repayment and repurchases of long-term debt, interest expense, broker and agent commissions, administrative expenses, common stock repurchases and capital expenditures. In addition to the foregoing, other uses of cash include costs of provider networks and systems development, and costs associated with the integration of acquired businesses.

    The Company generally receives premium revenue in advance of anticipated claims for related health care services and other benefits. The Company's investment policies are designed to provide liquidity, preserve capital and maximize total return on invested assets. Cash and investment balances maintained by the Company are sufficient to meet applicable regulatory financial stability and net worth requirements. As of December 31, 1999, the Company's investment portfolio consisted primarily of investment grade fixed-maturity securities. Approximately 10% of the portfolio was invested in equity securities.

    Net cash flow provided by continuing operating activities was $829.4 million for the year ended December 31, 1999, compared with $394.6 million in 1998. Cash flow from continuing operations for the year ended December 31, 1999 was due primarily to income from continuing operations, before the extraordinary gain and cumulative effect of accounting change, of $297.2 million, and the cash refund from the IRS of $183.0 million. In addition, cash flow from continuing operations was affected by increases in medical claims payable of $195.7 million related to the growth of insured members, and the timing of other operating liability payments.

    Net cash used in continuing investing activities in 1999 totaled $531.1 million, compared with $21.6 million in 1998. The cash used in 1999 was attributable primarily to the purchase of investments and property, plant and equipment, net of sales proceeds of $3,456.3 million and $36.6 million, respectively, the first quarter 1999 adjustment of $6.7 million of the sales price of the Company's workers' compensation business, which was sold in 1998, in addition to the payment of approximately $7.7 million related to the transition of Omni Healthcare members to the Company's health plans. This was partially offset by the proceeds from investments sold and matured of $2,976.2 million.

    Net cash used in financing activities totaled $204.1 million in 1999, compared to $241.9 million in 1998. Net cash used in financing activities in 1999 was primarily due to the repurchase of 4.3 million shares of the Company's Common Stock totaling $291.7 million and repayments of long-term debt totaling $149.8 million related to both the Company's revolving credit facility and Debentures. These uses of cash were partially offset by the receipt of approximately $201.0 million of proceeds related to the issuance of the Debentures (See Note 7 to the Consolidated Financial Statements) in addition to $36.6 million related to the issuance of Common Stock through the Company's employee stock purchase and option plans.

    The Company has a $1.0 billion unsecured revolving credit facility. Borrowings under the credit facility bear interest at rates determined by reference to the bank's base rate or to the London Interbank Offered Rate ("LIBOR") plus a margin determined by reference to the Company's leverage ratio (as defined in the credit agreement) or the then-current rating of the Company's unsecured long-term debt by specified rating agencies. Borrowings under the credit facility are made on a committed basis or pursuant to an auction-bid process. The credit facility expires as of May 15, 2002, although it may be extended for an additional one-year period under certain circumstances. The credit agreement requires the Company to maintain certain financial ratios and contains restrictive covenants, including restrictions on the occurrence of additional indebtedness and the granting of certain liens, limitations on acquisitions and investments and limitations on changes in control. The total amount outstanding under the credit facility was $200.0 million and $280.0 million as of December 31, 1999 and 1998, respectively. The weighted average interest rate for the year ended December 31, 1999, including the facility and other fees and the effect of the interest rate swap agreements discussed in the following paragraph, was 7.04%.

    As a part of a hedging strategy to limit its exposure to interest rate increases, in 1996 the Company entered into three interest rate swap agreements. During 1999, the Company's 6.45%, $100.0 million fixed interest rate swap agreement matured. In addition, on September 22 and October 1, 1999, the Company entered into partial termination agreements to reduce the notional amount of the Company's 7.05%, $150.0 million swap agreement to $50.0 million. All of the remaining terms and conditions of the swap agreement remained unchanged, with the exception of the fixed interest rate which was 7.06% as of December 31, 1999. The swap agreements are contracts to exchange variable-rate interest payments (weighted average rate for 1999 of 5.4%) for fixed-rate interest payments (weighted average rate for 1999 of 6.3%) without the exchange of the underlying notional amounts. The agreements mature at various dates through 2006. In 1999, the Company entered into an additional interest rate swap agreement with a notional amount of $100.0 million to exchange three month LIBOR (the index associated with the aforementioned swap) for one month LIBOR (the index associated with the Company's revolving credit facility) in order to hedge against rising interest rates at the end of the year. This agreement matured February 28, 2000.

    The Company has entered into foreign currency forward exchange contracts for each of the fixed maturity securities on hand as of December 31, 1999 denominated in foreign currencies in order to hedge asset positions with respect to currency fluctuations related to these securities. The unrealized gains and losses from such forward exchange contracts are reflected in other comprehensive income. In addition, the Company has entered into forward exchange contracts to hedge the foreign currency risk between the trade date and the settlement date. Gains and losses from these contracts are recognized in income.

    During the quarter ended September 30, 1998, the Company received a private letter ruling from the IRS with respect to the treatment of certain payments made at the time of WellPoint's 1996 Recapitalization and the acquisition of the commercial operations of its former majority stockholder. The ruling allows the Company to deduct as an ordinary and necessary business expense the $800 million cash payment made by such stockholder in May 1996 to one of two newly formed charitable foundations. The Company's liquidity for 1999 was positively affected by a reduction in income tax payments of approximately $47.0 million. In August 1999, the Company received a cash refund (including applicable accrued interest) of approximately $183.0 million, which is reflected in the statement of cash flows for the year ended
December 31, 1999. The Company has also submitted a claim for refund with respect to an additional $38.0 million.

    In July 1999, the Company received proceeds of approximately $200.8 million from the issuance of the Debentures. Of this amount, $162.0 million was used to repurchase 2,000,000 shares of the Company's Common Stock from the California HealthCare Foundation, and the remaining proceeds are available for general corporate purposes. The Debentures accrue interest at a yield to maturity of 2.0% per year, compounded semi-annually. The Debentures will result in an increase in accrued interest expense of approximately $3.1 million during the one-year period immediately following their issuance, with such annual accrued interest expense increasing until maturity. The Debentures may be converted into Common Stock, at the option of the debentureholder, at a rate of 6.797 shares per $1,000 principal amount at maturity. The Company may redeem the Debentures for cash at any time after July 2, 2002. The applicable redemption price will be the original issue price plus original issue discount accrued to the date of redemption. The Debentureholders can cause the Company to repurchase the Debentures on July 2, 2002, July 2, 2009 and July 2, 2014 at a price equal to the original issue price plus original issue discount accrued to the date of repurchase.

    On October 6, 1999, the Board of Directors authorized the repurchase from time to time of some or all of the Company's Debentures for cash. As of December 31, 1999, the Company had repurchased $81.0 million aggregate principal amount of the Debentures for a total purchase price of $49.8 million.

    The Company intends to monitor its other cash needs before making additional repurchases of its Debentures or its common stock under its current authorizations.

    Certain of the Company's subsidiaries are required to maintain minimum capital requirements prescribed by various regulatory agencies, including the California Department of Corporations, and the Departments of Insurance in various states. As of December 31, 1999, those subsidiaries of the Company were in compliance with all minimum capital requirements.

    In July 1996, the Company filed a registration statement relating to the issuance of $1.0 billion of senior or subordinated unsecured indebtedness. As of December 31, 1999, no indebtedness had been issued pursuant to this registration statement.

    The Company believes that cash flow generated by operations and its cash and investment balances, supplemented by the Company's ability to borrow under its existing revolving credit facility or to conduct a public offering under its debt registration statement, will be sufficient to fund continuing operations and expected capital requirements (including the proposed merger with Cerulean) for the foreseeable future.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes the accounting and reporting standards for derivative instruments and for hedging activities. Upon adoption of SFAS No. 133, all derivatives must be recognized on the balance sheet at their then fair value. Any stand-alone deferred gains and losses remaining on the balance sheet under previous hedge accounting rules must be removed from the balance sheet and all hedging relationships must be designated anew and documented pursuant to the new accounting rules. The new standard will be effective in the first quarter of 2001. The Company is presently assessing the effect of SFAS No. 133 on the financial statements of the Company.

FACTORS THAT MAY AFFECT FUTURE RESULTS OF OPERATIONS

    Certain statements contained herein, such as statements concerning potential or future loss ratios, expected membership attrition as the Company continues to integrate its recently acquired operations, the pending transaction with Cerulean and other statements regarding matters that are not historical facts, are forward-looking statements (as such term is defined in the Securities Exchange Act of 1934). Such statements involve a number of risks and uncertainties that may cause actual results to differ from those projected. Factors that can cause actual results to differ materially include, but are not limited to, those discussed below and those discussed from time to time in the Company's various filings with the Securities and Exchange Commission.

    Completion of the Company's pending transaction with Cerulean is contingent upon, among other things, receipt of necessary approvals from certain federal and state agencies on or before December 31, 2000. Broad latitude in administering the applicable regulations is given to the agencies from which WellPoint and Cerulean must seek these approvals. There can be no assurance that these approvals will be obtained. As a condition to approval of the transaction, regulatory agencies may impose requirements or limitations or costs on the way that the combined company conducts business after consummation of the transaction. If the Company or Cerulean were to agree to any material requirements or limitations in order to obtain any approvals required to consummate the transaction, such requirements or limitations or additional costs associated therewith could adversely affect WellPoint's ability to integrate the operations of Cerulean with those of WellPoint. A material adverse effect on WellPoint's revenues and results of operations following completion of the transaction could result.

    The Company intends to incur debt to finance some or all of the cash payments to be made to Cerulean shareholders in connection with the pending acquisition. In addition, WellPoint has received authorization to, and is currently in the process of, repurchasing shares of WellPoint stock to offset shares that are expected to be issued in connection with the transaction. The Company has made significant purchases of treasury stock for this purpose utilizing excess cash as well as the incurrence of additional debt. Upon completion of the Cerulean transaction, WellPoint could incur significant additional indebtedness to fund not only the cash portion of the transaction but to fund any further repurchase of shares of WellPoint stock. Such additional indebtedness may require that a significant amount of the Company's cash flow be applied to the payment of interest, and there can be no assurance that the Company's operations will generate sufficient cash flow to service the indebtedness. Any additional indebtedness may adversely affect the Company's ability to finance its operations and could limit its ability to pursue business opportunities that may be in the best interests of the Company and its stockholders.

    As part of the Company's business strategy, over the past four years the Company has acquired substantial operations in new geographic markets. As discussed above, the Company has entered into a merger agreement with Cerulean, pursuant to which Cerulean will become a wholly owned subsidiary of the Company. These businesses, which include substantial indemnity-based insurance operations, have experienced varying profitability or losses in recent periods. Since the relevant dates of acquisition of MMHD and GBO, the Company has continued to work extensively on the integration of these businesses; however, there can be no assurances regarding the ultimate success of the Company's integration efforts or regarding the ability of the Company to maintain or improve the results of operations of the businesses of completed or pending transactions as the Company pursues its strategy of motivating the acquired members to select managed care products. In order to implement this business strategy, the Company has and will, among other things, need to continue to incur considerable expenditures for provider networks, distribution channels and information systems in addition to the costs associated with the integration of these acquisitions. The integration of these complex businesses may result in, among other things, temporary increases in claims inventory or other service-related issues that may negatively affect the Company's relationship with its customers and contribute to increased attrition of such customers. The Company's results of operations could be adversely affected in the event that the Company experiences such problems or is otherwise unable to implement fully its expansion strategy.

    The Company's operations are subject to substantial regulation by Federal, state and local agencies in all jurisdictions in which the Company operates. Many of these agencies have increased their scrutiny of managed health care companies in recent periods. The Company also provides insurance products to Medi-Cal beneficiaries in various California counties under contracts with the California Department of Health Services (or delegated local agencies) and provides administrative services to the Health Care Finance Administration ("HCFA") in various capacities. There can be no assurance that acting as a government contractor in these circumstances will not increase the risk of heightened scrutiny by such government agencies and that profitability from this business will not be adversely affected through inadequate premium rate increases due to governmental budgetary issues. Future actions by any regulatory agencies may have a material adverse effect on the Company's business.

    The Company and certain of its subsidiaries are subject to capital surplus requirements by the California Department of Corporations, various other state Departments of Insurance and the Blue Cross Blue Shield Association. Although the Company believes that it is currently in compliance with all applicable requirements, there can be no assurances that such requirements will not be increased in the future.

    The Company's future results will depend in large part on accurately predicting health care costs incurred on existing business and upon the Company's ability to control future health care costs through product and benefit design, underwriting criteria, utilization management and negotiation of favorable provider contracts. Changes in mandated benefits, utilization rates, demographic characteristics, health care practices, provider consolidation, inflation, new pharmaceuticals/technologies, clusters of high-cost cases, the regulatory environment and numerous other factors are beyond the control of any health plan provider and may adversely affect the Company's ability to predict and control health care costs and claims, as well as the Company's financial condition, cash flows or results of operations. Periodic renegotiation of hospital and other provider contracts, coupled with continued consolidation of physician, hospital and other provider groups, may result in increased health care costs and limit the Company's ability to negotiate favorable rates. Recently, large physician practice management companies have experienced extreme financial difficulties (including bankruptcy), which may subject the Company to increased credit risk related to provider groups. Additionally, the Company faces competitive pressure to contain premium prices. Fiscal concerns regarding the continued viability of government-sponsored programs such as Medicare and Medicaid may cause decreasing reimbursement rates for these programs. Any limitation on the Company's ability to increase or maintain its premium levels, design products, select underwriting criteria or negotiate competitive provider contracts may adversely affect the Company's financial condition, cash flows or results of operations.

    Managed care organizations, both inside and outside California, operate in a highly competitive environment that has undergone significant change in recent years as a result of business consolidations, new strategic alliances, aggressive marketing practices by competitors and other market pressures. Additional increases in competition could adversely affect the Company's financial condition, cash flows or results of operations. Additional increases in competition (including competition from market contracts found in internet-based products and services), could adversely affect the Company's financial condition.

    As a result of the Company's recent acquisitions, the Company operates on a select geographic basis nationally and offers a spectrum of health care and specialty products through various risk sharing arrangements. The Company's health care products include a variety of managed care offerings as well as traditional fee-for-service coverage. With respect to product type, fee-for-service products are generally less profitable than managed care products. A critical component of the Company's expansion strategy is to transition over time the traditional insurance members of the Company's acquired businesses to more managed care products.

    With respect to the risk-sharing nature of products, managed care products that involve greater potential risk to the Company generally tend to be more profitable than management services products and those managed care products where the Company is able to shift risks to employer groups. Individuals and small employer groups are more likely to purchase the Company's higher-risk managed care products because such purchasers are generally unable or unwilling to bear greater liability for health care expenditures. Typically, government-sponsored programs involve the Company's higher-risk managed care products. Over the past few years, the Company has experienced greater margin erosion in its higher-risk managed care products than in its lower-risk managed care and management services products. This margin erosion is attributable to product mix change, product design, competitive pressure and greater regulatory restrictions applicable to the small employer group market. In response to pressure on margins in 1998 and again in 1999, the Company implemented price increases in certain of its managed care businesses. While these price increases are intended to improve profitability, there can be no assurance that this will occur. Subsequent unfavorable changes in the relative profitability between the Company's various products could have a material adverse effect on the Company's results of operations and on the continued feasibility of the Company's geographic expansion strategy.

    Substantially all of the Company's investment assets are in interest-yielding debt securities of varying maturities or equity securities. The value of fixed income securities is highly sensitive to fluctuations in short- and long-term interest rates, with the value decreasing as such rates increase or increasing as such rates decrease. In addition, the value of equity securities can fluctuate significantly with changes in market conditions. Changes in the value of the Company's investment assets, as a result of interest rate fluctuations, can affect the Company's stockholders' equity which could impact leverage ratios, credit ratings or compliance with covenants of its revolving credit facility. There can be no assurances that interest rate fluctuations will not have a material adverse effect on the financial condition of the Company.

    The Company is dependent on retaining existing employees and attracting additional qualified employees to meet its future needs. The Company faces intense competition for qualified information technology personnel and other skilled professionals. There can be no assurances that an inability to retain existing employees or attract additional employees will not have a material adverse effect on the Company's results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    The Company regularly evaluates its asset and liability interest rate risks as well as the appropriateness of investments relative to its internal investment guidelines. The Company operates within these guidelines by maintaining a well-diversified portfolio, both across and within asset classes. The Company has retained an independent consultant to advise the Company on the appropriateness of its investment policy and the compliance therewith.

    Asset interest rate risk is managed within a duration band tied to the Company's liability interest rate risk. Credit risk is managed by maintaining high average quality ratings and a well-diversified portfolio.

    The Company's use of derivative instruments is generally limited to hedging purposes and has principally consisted of forward exchange contracts intended to minimize the portfolio's exposure to currency volatility associated with certain foreign demoninated bond holdings. The Company's investment policy prohibits the use of derivatives for leveraging purposes as well as the creation of risk exposures not otherwise allowed within the policy.

    Since 1996, the Company has from time to time entered into interest rate swap agreements primarily by exchanging the floating debt payments due under its outstanding indebtedness for fixed rate payments. The Company believes that this allows it to better anticipate its interest payments while helping to manage the asset-liability relationship.

INTEREST RATE RISK

    As of December 31, 1999, approximately 86% of the Company's investment portfolio consisted of fixed income securities (maturing in more than one year), the value of which generally varies inversely with changes in interest rates.

    The Company has evaluated the net impact to the fair value of its fixed income investments from a hypothetical change in all interest rates of 100, 200 and 300 basis points ("bp"). In doing so, optionality was addressed through Monte Carlo simulation of the price behavior of securities with embedded options. In addressing prepayments on mortgage backed securities, the model follows the normal market practice of estimating a non-interest rate sensitive component (primarily related to relocations) and an interest sensitive component (primarily related to refinancings) separately. The model is based on statistical techniques applied to historical prepayment and market data, and then incorporates forward-looking mortgage market research and judgments about future prepayment behavior. Changes in the fair value of the investment portfolio are reflected in the balance sheet through stockholders' equity. Under the requirements of SFAS No. 133, effective January 1, 2001, all derivative financial instruments will be reflected on the balance sheet at fair value. The results of this analysis as of December 31, 1999 are reflected in the table below.

                                                  INCREASE (DECREASE) IN FAIR VALUE
                                                 GIVEN AN INTEREST RATE INCREASE OF:
                                                --------------------------------------
                                                 100 BP         200 BP         300 BP
                                                --------       --------       --------
                                                            (IN MILLIONS)
Fixed Income Portfolio........................   ($83.5)       ($161.9)       ($234.6)

    Results as of December 31, 1998 are reflected in the table. The table reflects the change in valuation of interest rate swap agreements for the year ended December 31, 1998 to the extent that the notional amount of interest rate swap agreements exceeded the principal balance of the Company's floating rate indebtedness.

                                                 INCREASE (DECREASE) IN FAIR VALUE GIVEN
                                                      AN INTEREST RATE INCREASE OF:
                                                -----------------------------------------
                                                 100 BP          200 BP          300 BP
                                                ---------       ---------       ---------
(In millions)
Fixed Income Portfolio........................   ($80.4)         ($161.4)        ($240.2)
Valuation of Interest Rate Swap Agreements....     16.3             31.6            46.0
                                                 ------          -------         -------
                                                 ($64.1)         ($129.8)        ($194.2)
                                                 ======          =======         =======

    The Company believes that an interest rate shift in a 12-month period of 100 bp represents a moderately adverse outcome, while a 200 bp shift is significantly adverse and a 300 bp shift is unlikely given historical precedents. Although the Company holds its bonds as "available for sale" for purposes of SFAS No. 115, the Company's cash flows and the short duration of its investment portfolio should allow it to hold securities to maturity, thereby avoiding the recognition of losses, should interest rates rise significantly.

INTEREST RATE SWAP AGREEMENTS

    The Company has entered into interest rate swap agreements in order to reduce the volatility of interest expense resulting from changes in interest rates. As of December 31, 1999, the Company had entered into $200 million of floating to fixed rate swap agreements and also had $200 million of LIBOR-based floating rate debt outstanding. The Company also receives a LIBOR-based payment as a result of its swap arrangements, thereby eliminating the payment exposure to changes in interest rates on that $200 million of outstanding debt. In 1999, the Company entered into an additional interest rate swap agreement with a notional amount of $100 million to exchange three month LIBOR (the index associated with the aforementioned swap) for one month LIBOR (the index associated with the revolving credit facility) in order to hedge against rising interest rates at the end of the year.

EQUITY PRICE RISK

    The Company's equity securities are comprised primarily of domestic stocks as well as certain foreign holdings. Assuming an immediate decrease of 10% in equity prices, as of December 31, 1999 and 1998, the hypothetical loss in fair value of stockholders' equity is estimated to be approximately $31.4 million and $27.4 million, respectively.

FOREIGN EXCHANGE RISK

    The Company has generally hedged the foreign exchange risk associated with its fixed income portfolio. The Company generally uses short-term foreign exchange contracts to hedge the risk associated with certain fixed income securities denominated in foreign currencies. Therefore, the Company believes that there is minimal risk to the fixed-income portfolio due to currency exchange rate fluctuations. The Company's hedging program related to its foreign currency denominated investments is described in Note 15 to the Consolidated Financial Statements.

    The Company does not hedge its foreign exchange risk arising from equity investments denominated in foreign currencies. Assuming a foreign exchange loss of 10% across all foreign equity investments, the net hypothetical pre-tax loss in fair value as of December 31, 1999 and 1998, is estimated to be $8.9 million and $5.5 million, respectively.

                         WELLPOINT HEALTH NETWORKS INC.
                    QUARTERLY SELECTED FINANCIAL INFORMATION
                                  (UNAUDITED)

                                                                      FOR THE QUARTER ENDED
                                                      ------------------------------------------------------
                                                      MARCH 31,     JUNE 30,    SEPTEMBER 30,   DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE DATA AND                 1999         1999          1999            1999
MEMBERSHIP DATA)                                      ----------   ----------   -------------   ------------
Total revenues......................................  $1,771,245   $1,856,773    $1,891,513      $1,965,896
Operating income....................................     130,756      132,720       136,614         148,201
Income before provision for income taxes............     116,571      116,563       125,014         129,173
Income before extraordinary gain and cumulative
  effect of accounting change.......................      71,110       71,079        76,233          78,789
Extraordinary gain, net of tax......................          --           --            --           1,891
Cumulative effect of accounting change, net of
  tax...............................................     (20,558)          --            --              --
                                                      ----------   ----------    ----------      ----------
Net income..........................................  $   50,552   $   71,079    $   76,233      $   80,680
                                                      ==========   ==========    ==========      ==========

Per Share Data:
  Earnings Per Share................................  $     1.06   $     1.05    $     1.16      $     1.24
                                                      ==========   ==========    ==========      ==========
  Earnings Per Share Assuming Full Dilution.........  $     1.04   $     1.03    $     1.11      $     1.20
                                                      ==========   ==========    ==========      ==========
Medical membership..................................   6,913,107    7,014,456     7,174,363       7,300,003
                                                      ==========   ==========    ==========      ==========

                                                                      FOR THE QUARTER ENDED
                                                      ------------------------------------------------------
                                                      MARCH 31,     JUNE 30,    SEPTEMBER 30,   DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE DATA AND               1998(A)        1998          1998            1998
MEMBERSHIP DATA)                                      ----------   ----------   -------------   ------------
Total revenues......................................  $1,584,216   $1,561,819(B)  $1,628,739     $1,703,576
Operating income....................................     125,743       68,717(B)     124,651        127,717
Income before provision for income taxes............     112,058       54,353(B)     112,304        113,271
Income from continuing operations...................      67,192       32,752(B)     152,208(C)      67,396
Loss from discontinued operations...................      (8,678)     (79,590)           --              --
                                                      ----------   ----------    ----------      ----------
Net income (loss)...................................  $   58,514   $  (46,838)   $  152,208      $   67,396
                                                      ==========   ==========    ==========      ==========

Per Share Data:
  Earnings Per Share................................  $     0.96   $     0.47(B)  $     2.20(C)  $     1.01
                                                      ==========   ==========    ==========      ==========
  Earnings Per Share Assuming Full Dilution.........  $     0.95   $     0.45(B)  $     2.16(C)  $     0.99
                                                      ==========   ==========    ==========      ==========
Medical membership..................................   6,727,586    6,783,224     6,828,512       6,891,603
                                                      ==========   ==========    ==========      ==========

--------------------------

(A) Financial information for quarters prior to June 30, 1998 has been restated to include the workers' compensation business as a discontinued operation.

(B) The second quarter of 1998 includes a charge of $48.7 million, before tax, $29.0 million, after tax, or $.26 per basic and diluted share related to the write off of the Company's investment in FPA Holdings, Inc.

(C) The third quarter of 1998 includes a tax benefit of $85.5 million, or $1.24 per basic and $1.21 per diluted share related to a favorable IRS ruling regarding the deductibility of a cash payment made by the Company's former parent company at the time of its May 20, 1996 Recapitalization.

                       REPORT OF INDEPENDENT ACCOUNTANTS

January 31, 2000

To the Stockholders and Board of Directors
WellPoint Health Networks Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated income statements and consolidated statements of changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of WellPoint Health Networks Inc. and its subsidiaries (the "Company") at December 31, 1999 and 1998, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    As discussed in Note 2 to the Consolidated Financial Statements, effective January 1, 1999, the Company changed its method of accounting for start-up costs.

PricewaterhouseCoopers LLP
Los Angeles, California

                         WELLPOINT HEALTH NETWORKS INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
(IN THOUSANDS, EXCEPT SHARE DATA)                             ----------   ----------
                                       ASSETS
Current Assets:
  Cash and cash equivalents.................................  $  505,014   $  410,875
  Investment securities, at market value....................   2,645,372    2,250,174
  Receivables, net..........................................     513,079      485,259
  Deferred tax assets.......................................      92,774      121,881
  Income taxes recoverable..................................          --       95,902
  Other current assets......................................      59,725       70,349
                                                              ----------   ----------
    Total Current Assets....................................   3,815,964    3,434,440
Property and equipment, net.................................     125,917      131,459
Intangible assets, net......................................      96,298       93,937
Goodwill, net...............................................     307,647      336,155
Long-term investments, at market value......................     108,280      103,253
Deferred tax assets.........................................      84,063       79,976
Other non-current assets....................................      55,065       46,614
                                                              ----------   ----------
      Total Assets..........................................  $4,593,234   $4,225,834
                                                              ==========   ==========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Medical claims payable....................................  $1,142,183   $  946,502
  Reserves for future policy benefits.......................      57,435       55,024
  Unearned premiums.........................................     230,407      215,058
  Accounts payable and accrued expenses.....................     440,412      342,713
  Experience rated and other refunds........................     223,066      249,685
  Income taxes payable......................................      84,026           --
  Other current liabilities.................................     349,757      373,882
                                                              ----------   ----------
    Total Current Liabilities...............................   2,527,286    2,182,864
Accrued postretirement benefits.............................      68,903       67,058
Reserves for future policy benefits, non-current............     291,626      319,056
Long-term debt..............................................     347,884      300,000
Other non-current liabilities...............................      44,835       41,633
                                                              ----------   ----------
    Total Liabilities.......................................   3,280,534    2,910,611
Stockholders' Equity:
  Preferred Stock--$0.01 par value, 50,000,000 shares
    authorized, none issued and outstanding.................          --           --
  Common Stock--$0.01 par value, 300,000,000 shares
    authorized, 71,390,971 and 70,620,657 issued in 1999 and
    1998, respectively......................................         714          706
  Treasury stock, at cost, 7,764,668 and 3,501,556 shares in
    1999 and 1998, respectively.............................    (481,331)    (193,435)
  Additional paid-in capital................................     955,016      921,747
  Retained earnings.........................................     854,642      576,598
  Accumulated other comprehensive income....................     (16,341)       9,607
                                                              ----------   ----------
    Total Stockholders' Equity..............................   1,312,700    1,315,223
                                                              ----------   ----------
      Total Liabilities and Stockholders' Equity............  $4,593,234   $4,225,834
                                                              ==========   ==========

      See the accompanying notes to the consolidated financial statements.

                         WELLPOINT HEALTH NETWORKS INC.

                         CONSOLIDATED INCOME STATEMENTS

                                                                    YEAR ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                 1999         1998         1997
                                                              ----------   ----------   ----------
                                                               (IN THOUSANDS, EXCEPT EARNINGS PER
                                                                             SHARE)
Revenues:
  Premium revenue...........................................  $6,896,857   $5,934,812   $5,068,947
  Management services revenue...............................     429,336      433,960      377,138
  Investment income.........................................     159,234      109,578      196,153
                                                              ----------   ----------   ----------
                                                               7,485,427    6,478,350    5,642,238

Operating Expenses:
  Health care services and other benefits...................   5,533,068    4,776,345    4,087,420
  Selling expense...........................................     328,619      280,078      249,389
  General and administrative expense........................   1,075,449      975,099      836,581
  Nonrecurring costs........................................          --           --       14,535
                                                              ----------   ----------   ----------
                                                               6,937,136    6,031,522    5,187,925
                                                              ----------   ----------   ----------

Operating Income............................................     548,291      446,828      454,313
  Interest expense..........................................      20,178       26,903       36,658
  Other expense, net........................................      40,792       27,939       31,301
                                                              ----------   ----------   ----------
  Income from Continuing Operations before Provision for
    Income Taxes, Extraordinary Gain and Cumulative Effect
    of Accounting Change....................................     487,321      391,986      386,354
  Provision for income taxes................................     190,110       72,438      156,917
                                                              ----------   ----------   ----------
Income from Continuing Operations before Extraordinary......
  Gain and Cumulative Effect of Accounting Change...........     297,211      319,548      229,437

Discontinued Operations:
  Loss from Workers' Compensation
    Segment, net of tax benefit of $6,959 and $2,126,
    respectively............................................          --      (12,592)      (2,028)
  Loss on disposal of Workers' Compensation
    Segment, net of tax benefit of $33,022..................          --      (75,676)          --
                                                              ----------   ----------   ----------

Loss from Discontinued Operations...........................          --      (88,268)      (2,028)

Extraordinary Gain from Early Extinguishment of Debt, net of
  tax.......................................................       1,891           --           --

Cumulative Effect of Accounting Change, net of tax..........     (20,558)          --           --
                                                              ----------   ----------   ----------

Net Income..................................................  $  278,544   $  231,280   $  227,409
                                                              ==========   ==========   ==========

Earnings Per Share:
  Income from continuing operations before extraordinary
    gain and cumulative effect of accounting change.........  $     4.50   $     4.63   $     3.33
  Loss from discontinued operations.........................          --        (1.28)       (0.03)
  Extraordinary gain from early extinguishment of debt, net
    of tax..................................................        0.03           --           --
  Cumulative effect of accounting change, net of tax........       (0.31)          --           --
                                                              ----------   ----------   ----------
  Net income................................................  $     4.22   $     3.35   $     3.30
                                                              ==========   ==========   ==========

Earnings Per Share Assuming Full Dilution:
  Income from continuing operations before extraordinary
    gain and cumulative effect of accounting change.........  $     4.38   $     4.55   $     3.30
  Loss from discontinued operations.........................          --        (1.26)       (0.03)
  Extraordinary gain from early extinguishment of debt, net
    of tax..................................................        0.02           --           --
  Cumulative effect of accounting change, net of tax........       (0.30)          --           --
                                                              ----------   ----------   ----------
  Net income................................................  $     4.10   $     3.29   $     3.27
                                                              ==========   ==========   ==========

      See the accompanying notes to the consolidated financial statements.

                         WELLPOINT HEALTH NETWORKS INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (IN THOUSANDS)

                                                    COMMON STOCK
                                          ---------------------------------                            ACCUMULATED
                                                ISSUED          IN TREASURY   ADDITIONAL                  OTHER
                              PREFERRED   -------------------   -----------    PAID-IN     RETAINED   COMPREHENSIVE
                                STOCK      SHARES     AMOUNT      AMOUNT       CAPITAL     EARNINGS       INCOME         TOTAL
                              ---------   --------   --------   -----------   ----------   --------   --------------   ----------
BALANCE AS OF JANUARY 1,
  1997......................    $  --      66,527      $665      $      --     $761,879    $117,909      $ (9,994)     $  870,459
Net proceeds from common
  stock offering............                3,000        30                     110,310                                   110,340
Stock grants to employees
  and directors.............                    6                                   270                                       270
Stock issued for employee
  stock option and stock
  purchase plans............                  245         3                       9,853                                     9,856
Stock repurchased, 4,571
  shares at cost............                                          (103)                                                  (103)
Comprehensive income
  Net income................                                                                227,409                       227,409
  Other comprehensive
    income, net of tax
    Change in unrealized
      valuation adjustment
      on investment
      securities, net of
      reclassification
      adjustment............                                                                                4,938           4,938
                                                                                           --------      --------      ----------
Total comprehensive
  income....................                                                                227,409         4,938         232,347
                                -----     -------      ----      ---------     --------    --------      --------      ----------
BALANCE AS OF DECEMBER 31,
  1997......................       --      69,778       698           (103)     882,312     345,318        (5,056)      1,223,169
Stock grants to employees
  and directors.............                    6                                   399                                       399
Stock issued for employee
  stock option and stock
  purchase plans............                  837         8                      39,036                                    39,044
Stock repurchased, 3,496,985
  shares at cost............                                      (193,332)                                              (193,332)
Comprehensive income
  Net income................                                                                231,280                       231,280
  Other comprehensive
    income, net of tax
    Change in unrealized
      valuation adjustment
      on investment
      securities, net of
      reclassification
      adjustment............                                                                               14,663          14,663
                                                                                           --------      --------      ----------
Total comprehensive
  income....................                                                                231,280        14,663         245,943
                                -----     -------      ----      ---------     --------    --------      --------      ----------
BALANCE AS OF DECEMBER 31,
  1998......................       --      70,621       706       (193,435)     921,747     576,598         9,607       1,315,223
Stock grants to employees
  and directors.............                   75         1            172        3,051                                     3,224
Stock issued for employee
  stock option and stock
  purchase plans............                  695         7          3,616       30,218                                    33,841
Stock repurchased, 4,332,500
  shares at cost............                                      (291,684)                                              (291,684)
Net losses from treasury
  stock reissued............                                                                   (500)                         (500)
Comprehensive income
  Net income................                                                                278,544                       278,544
  Other comprehensive
    income, net of tax
    Change in unrealized
      valuation adjustment
      on investment
      securities, net of
      reclassification
      adjustment............                                                                              (26,179)        (26,179)
    Foreign currency
      adjustments, net of
      tax...................                                                                                  231             231
                                                                                           --------      --------      ----------
Total comprehensive
  income....................                                                                278,544       (25,948)        252,596
                                -----     -------      ----      ---------     --------    --------      --------      ----------
BALANCE AS OF DECEMBER 31,
  1999......................    $  --      71,391      $714      $(481,331)    $955,016    $854,642      $(16,341)     $1,312,700
                                =====     =======      ====      =========     ========    ========      ========      ==========

      See the accompanying notes to the consolidated financial statements

                         WELLPOINT HEALTH NETWORKS INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

                                                                      YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 1999          1998          1997
                                                              -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Income from continuing operations before extraordinary gain
  and cumulative effect of accounting change................  $   297,211   $   319,548   $   229,437
Adjustments to reconcile income from continuing operations
  before extraordinary gain and cumulative effect of
  accounting change to net cash provided by continuing
  operating activities:
  Depreciation and amortization, net of accretion...........       68,767        54,590        51,239
  (Gains) losses on sales of assets, net....................       31,898        34,679       (59,168)
  Provision (benefit) for deferred income taxes.............       41,087       (83,261)       20,699
  Amortization of deferred gain on sale of building.........       (4,426)       (4,425)       (4,426)
  Accretion of interest on zero coupon convertible
    subordinated debentures.................................        1,465            --            --
  (Increase) decrease in certain assets:
    Receivables, net........................................      (29,263)       17,621       (11,315)
    Income taxes recoverable................................      191,079        15,099            --
    Other current assets....................................      (26,169)      (20,087)      (30,536)
    Other non-current assets................................       (8,451)        1,978         1,719
  Increase (decrease) in certain liabilities:
    Medical claims payable..................................      195,681        23,844       170,728
    Reserves for future policy benefits.....................      (25,019)       (9,142)          407
    Unearned premiums.......................................       15,349        18,853        14,072
    Accounts payable and accrued expenses...................      107,086        (6,415)      102,662
    Experience rated and other refunds......................      (26,619)       (5,810)       17,726
    Other current liabilities...............................       (5,227)       35,398         3,745
    Accrued postretirement benefits.........................        1,845         3,167         2,805
    Other non-current liabilities...........................        3,064        (1,027)      (13,698)
                                                              -----------   -----------   -----------
      Net cash provided by continuing operating
       activities...........................................      829,358       394,610       496,096
                                                              -----------   -----------   -----------
Loss from discontinued operations...........................           --       (12,592)       (2,028)
Adjustment to derive cash flows from discontinued operating
  activities:
    Change in net operating assets..........................           --         7,410        59,012
                                                              -----------   -----------   -----------
Net cash provided by (used in) discontinued operating
  activities                                                           --        (5,182)       56,984
                                                              -----------   -----------   -----------
      Net cash provided by operating activities.............      829,358       389,428       553,080
                                                              -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investments purchased.....................................   (3,456,317)   (2,843,102)   (2,641,752)
  Proceeds from investments sold............................    2,892,802     2,666,355     1,836,541
  Proceeds from investments matured.........................       83,404       106,436       143,218
  Property and equipment purchased..........................      (38,516)      (78,431)      (58,619)
  Proceeds from property and equipment sold.................        1,925        25,721           503
  Proceeds from sale of Workers' Compensation business......           --       101,413            --
  Settlement of sales price for sale of Workers'
    Compensation business...................................       (6,733)           --            --
  Additional investment in subsidiaries.....................           --            --       (18,317)
  Acquisition of new businesses, net of cash acquired.......       (7,700)           --       361,977
                                                              -----------   -----------   -----------
      Net cash used in continuing investing activities......     (531,135)      (21,608)     (376,449)
                                                              -----------   -----------   -----------
Net cash provided by (used in) investing activities of
  discontinued operations...................................           --        15,877       (76,149)
                                                              -----------   -----------   -----------
      Net cash used in investing activities.................     (531,135)       (5,731)     (452,598)
                                                              -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt..............................      200,823            --       150,000
  Repayment of long-term debt...............................     (149,788)      (88,000)     (387,000)
  Net proceeds from common stock offering...................           --            --       110,340
  Proceeds from the issuance of common stock................       36,565        39,443        10,126
  Common stock repurchased..................................     (291,684)     (193,332)         (103)
                                                              -----------   -----------   -----------
      Net cash used in financing activities.................     (204,084)     (241,889)     (116,637)
                                                              -----------   -----------   -----------
Net increase (decrease) in cash and cash equivalents........       94,139       141,808       (16,155)
Cash and cash equivalents at beginning of year..............      410,875       269,067       285,222
                                                              -----------   -----------   -----------
Cash and cash equivalents at end of year....................  $   505,014   $   410,875   $   269,067
                                                              ===========   ===========   ===========

      See the accompanying notes to the consolidated financial statements.

                         WELLPOINT HEALTH NETWORKS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION

    WellPoint Health Networks Inc. (the "Company" or "WellPoint"), is one of the nation's largest publicly traded managed health care companies. As of December 31, 1999, WellPoint had approximately 7.3 million medical members and approximately 32 million specialty members. The Company offers a broad spectrum of network-based managed care plans. WellPoint provides these plans to the large and small employer, individual and senior markets. The Company's managed care plans include preferred provider organizations ("PPOs"), health maintenance organizations ("HMOs"), point-of-service ("POS") plans, other hybrid plans and traditional indemnity plans. In addition, the Company offers managed care services, including underwriting, actuarial service, network access, medical cost management and claims processing. The Company offers a continuum of managed health care plans while providing incentives to members and employers to select more intensively managed plans. The Company also provides a broad array of specialty and other products and services including pharmacy, dental, utilization management, life insurance, preventive care, disability, behavioral health, COBRA and flexible benefits account administration.

    As more fully described in Note 11, on September 1, 1998, the Company completed the sale of its workers' compensation segment. Such sale was accounted for as a discontinued operation.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    As a managed health care organization, the Company derives the majority of its revenues from premiums received for providing prepaid health services and prepares its financial statements in accordance with the AICPA Audit and Accounting Guide for "Health Care Organizations." The following is a summary of significant accounting policies used in the preparation of the accompanying consolidated financial statements. Such policies are in accordance with accounting principles generally accepted in the United States and have been consistently applied. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for each reporting period. The significant estimates made in the preparation of the Company's consolidated financial statements relate to the assessment of the carrying value of the goodwill and intangible assets, medical claims payable, reserves for future policy benefits, experience rated refunds and contingent liabilities. While management believes that the carrying value of such assets and liabilities is adequate as of December 31, 1999 and 1998, actual results could differ from the estimates upon which the carrying values were based.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

CASH EQUIVALENTS

    The Company considers cash equivalents to include highly liquid debt instruments purchased with an original remaining maturity of three months or less.

                         WELLPOINT HEALTH NETWORKS INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments, investment securities, foreign currency denominated forward exchange contracts and interest rate swaps. The Company invests its excess cash primarily in commercial paper and money market funds. Although a majority of the cash accounts exceed the federally insured deposit amount, management does not anticipate nonperformance by financial institutions and reviews the financial viability of these institutions on a periodic basis. The Company attempts to limit its risk in investment securities by maintaining a diversified portfolio. The components of investment securities are shown in Note 3.

INVESTMENTS

    Investment securities consist primarily of U.S. Treasury and agency securities, foreign currency denominated bonds, mortgage-backed securities, investment grade corporate bonds and equity securities. The Company has determined that its investment securities are available for use in current operations and, accordingly, has classified such investment securities as current without regard to contractual maturity dates.

    Long-term investments consist primarily of restricted assets, equity and other investments. Restricted assets, at market value, included in long-term investments at December 31, 1999 and 1998 were $100.0 million and $96.6 million, respectively, and consisted of investments on deposit with the California Department of Corporations ("DOC"). These deposits consisted primarily of U.S. Treasury bonds and notes. Due to their restricted nature, such investments are classified as long-term without regard to contractual maturity.

    The Company has determined that its debt and equity securities are available for sale. Debt and equity securities are carried at estimated fair value based on quoted market prices for the same or similar instruments. Unrealized gains and losses are computed on the basis of specific identification and are included in other comprehensive income, net of applicable deferred income taxes. Realized gains and losses on the disposition of investments are included in investment income. The specific identification method is used in determining the cost of debt and equity securities sold.

    The Company participates in a securities lending program whereby marketable securities in the Company's portfolio are transferred to an independent broker or dealer in exchange for collateral equal to at least 102% of the market value of securities on loan.

    In order to mitigate foreign currency risk for certain investments on the foreign currency denominated bonds within the Company's investment portfolio, the Company has entered into two types of foreign currency derivative instruments. The first type is a forward exchange contract which is entered into to hedge the foreign currency risk between the trade date and the settlement date of a foreign currency investment transaction. Gains and losses related to such instruments are recognized in the Company's income statement at the settlement date. The Company has also entered into foreign currency contracts for each of the fixed maturity securities owned as of December 31, 1999 and 1998 to hedge asset positions denominated in other currencies. The unrealized gains and losses, net of deferred taxes, from such forward contracts and the related hedged investments are reflected in other comprehensive income at the balance sheet dates.

                         WELLPOINT HEALTH NETWORKS INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PREMIUMS RECEIVABLE

    Premiums receivable are shown net of an allowance based on historical collection trends and management's judgment on the collectibility of these accounts. These collection trends, as well as prevailing and anticipated economic conditions, are routinely monitored by management, and any adjustments required are reflected in current operations.

PROPERTY AND EQUIPMENT, NET

    Property and equipment are stated at cost, net of depreciation, and are depreciated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are stated net of amortization and are amortized over a period not exceeding the term of the lease. Upon disposal of property, plant and equipment, the cost of the asset and the related accumulated depreciation are removed from the accounts while the resulting gain or loss is reflected in current operations.

    Computer software costs that are incurred in the preliminary project stage are expensed as incurred. Direct consulting costs, payroll and payroll related cost for employees, incurred during the development stage, who are directly associated with each project are capitalized and amortized over a five-year period when placed into production.

INTANGIBLE ASSETS AND GOODWILL, NET

    Intangible assets and goodwill represent the cost in excess of fair value of the net assets, net of the related tax impact, acquired in purchase transactions. Intangible assets and goodwill are being amortized, utilizing a composite useful life, on a straight-line basis over periods ranging from three to 25 years. (See Note 6 for a more complete discussion of the Company's intangible assets and goodwill.)

    The Company periodically evaluates whether events or circumstances have occurred that may affect the estimated useful life or the recoverability of the remaining balance of goodwill and other identifiable intangible assets. Impairment of an intangible asset is triggered when the estimated future undiscounted cash flows (excluding interest charges) do not exceed the carrying amount of the intangible asset and related goodwill. If the events or circumstances indicate that the remaining balance of the intangible asset and goodwill may be permanently impaired, such potential impairment will be measured based upon the difference between the carrying amount of the intangible asset and goodwill and the fair value of such asset determined using the estimated future discounted cash flows (excluding interest charges) generated from the use and ultimate disposition of the respective acquired entity.

MEDICAL CLAIMS PAYABLE

    The liability for medical claims payable includes claims in process and a provision for incurred but not reported claims, which is actuarially determined based on historical claims payment experience and other statistics. Claim processing expenses are also accrued based on an estimate of expenses necessary to process such claims. Such reserves are continually monitored and reviewed with any adjustments reflected in current operations. Capitation costs represent monthly fees paid one month in advance to physicians, certain other medical service providers and hospitals in the Company's HMO networks as retainers for providing continuing medical care. The Company maintains various programs that provide incentives to physicians, certain other medical service providers and hospitals participating in its HMO networks through the use of risk-sharing agreements and other programs. Payments under such agreements are

                         WELLPOINT HEALTH NETWORKS INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) made based on the providers' performance in controlling health care costs while providing quality health care. Expenses related to these programs, which are based in part on estimates, are recorded in the period in which the related services are rendered.

RESERVES FOR FUTURE POLICY BENEFITS

    The estimated reserves for future policy benefits relate to life and disability policies written in connection with health care contracts. Reserves for future extended benefit coverage are based on projections of past experience. Reserves for future policy and contract benefits for certain long-term disability products and group paid-up life products are based upon interest, mortality and morbidity assumptions from published actuarial tables, modified based upon the Company's experience. Reserves are continually monitored and reviewed, and as settlements are made or reserves adjusted, differences are reflected in current operations. The current portion of reserves for future policy benefits relates to the portion of such reserves which management expects to pay within one year.

POSTRETIREMENT BENEFITS

    The Company currently provides certain health care and life insurance benefits to eligible retirees and their dependents under plans administered by the Company. The Company accrues the estimated costs of retiree health and other postretirement benefits during the periods in which eligible employees render service to earn the benefits.

INTEREST RATE SWAP AGREEMENTS

    The Company utilizes interest rate swap agreements to manage interest rate exposures. The principal objective of such contracts is to minimize the risks and/or costs associated with financial activities. The counterparties to these contractual arrangements are major financial institutions with which the Company also has other financial relationships. These counterparties expose the Company to credit loss in the event of nonperformance. However, the Company does not anticipate nonperformance by the counterparties.

    The Company entered into interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate debt under its revolving credit facility. The swap agreements are contracts to exchange floating interest rate payments for fixed interest rate payments periodically over the life of the agreements without the exchange of the underlying notional amounts. The notional amounts of the interest rate swap agreements are used to measure interest to be paid. For interest rate instruments that effectively hedge interest rate exposures, the net cash amounts paid on the agreements are accrued and recognized as an adjustment to interest expense. If an agreement no longer qualifies as a hedge instrument, then it is marked to market and carried on the balance sheet at fair value. The change in fair value of these instruments is included in investment income.

INCOME TAXES

    The Company files a consolidated income tax return with its subsidiaries. The Company's provision for income taxes reflects the current and future tax consequences of all events that have been recognized in the financial statements as measured by the provision of currently enacted tax laws and rates applicable to future periods.

                         WELLPOINT HEALTH NETWORKS INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RECOGNITION OF PREMIUM REVENUE AND MANAGEMENT SERVICES REVENUE

    For most health care and life insurance contracts, premiums are billed in advance of coverage periods and are recognized as revenue over the period in which services or benefits are obligated to be provided. Premiums include revenue from other contracts, which principally relate to minimum premium contracts, where revenue is recognized based upon the ultimate loss experience of the contract. These contracts obligate the Company to arrange for the provision of health care for the members covered by the related contract and expose the Company to financial risk based upon its ability to manage health care costs below a contractual fixed attachment point. Premium revenue includes an adjustment for experience rated refunds based on an estimate of incurred claims. Experience rated refunds are paid based on contractual requirements.

    The Company's group life and disability insurance contracts are traditional insurance contracts which are typically issued only in conjunction with a health care contract. Additionally, WellPoint has a limited number of indemnity health insurance contracts principally acquired from the Life and Health Benefits Management Division of the Massachusetts Mutual Life Insurance Company ("MMHD") and the Group Benefits Operations of the John Hancock Mutual Life Insurance Company ("GBO"). All of these contracts provide insurance protection for a fixed period ranging from one month to a year.

    The Company has the ability at a minimum to cancel the contract or adjust the provisions of the contract at the end of the contract period. As a result, the Company's insurance contracts are considered short-duration contracts.

    Premiums applicable to the unexpired contractual coverage periods are reflected in the accompanying consolidated balance sheet as unearned premiums.

    Management services revenue is earned as services are performed and consists of administrative fees for services provided to third parties, including management of medical services, claims processing and access to provider networks. Under administrative service contracts, self-funded employers retain the full risk of financing benefits. Funds received from employers are equal to amounts required to fund benefit expenses and pay earned administrative fees. Because benefit expenses are not the obligation of the Company, premium revenue and benefit expenses for these contracts are not included in the Company's financial statements. Administrative service fees received from employer groups are included in the Company's revenues.

LOSS CONTRACTS

    The Company monitors its contracts for the provision of medical care and recognizes losses on those contracts when it is probable that expected future health care and maintenance costs, under a group of existing contracts, will exceed anticipated future premiums on those contracts. The estimation of future health care medical costs includes all costs related to the provision of health care to members covered by the related group of contracts. In determining whether a loss has been incurred, the Company reviews contracts either individually or collectively, depending upon the Company's method of establishing premium rates for such contracts.

    The Company further monitors its life insurance contracts and recognizes losses on those contracts for which estimated future claims costs and maintenance costs exceed the related unearned premium.

                         WELLPOINT HEALTH NETWORKS INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
HEALTH CARE SERVICES AND OTHER BENEFITS

    Health care services and other benefits expense includes the costs of health care services, capitation expenses and expenses related to risk sharing agreements with participating physicians, medical groups and hospitals and incurred losses on the disability and life products. The costs of health care services are accrued as services are rendered, including an estimate for claims incurred but not yet reported.

ADVERTISING COSTS

    The Company uses print and broadcast advertising to promote its products. The cost of advertising is expensed as incurred and totaled approximately $40.8 million, $43.3 million and $36.5 million for the years ended December 31, 1999, 1998 and 1997, respectively.

EARNINGS PER SHARE

    Basic Earnings per share is computed excluding the impact of potential common stock and earnings per share assuming full dilution is computed including the impact of potential common stock.

STOCK-BASED COMPENSATION

    Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options, under existing plans is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

COMPREHENSIVE INCOME

    Effective January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, "Comprehensive Income". Comprehensive income encompasses all changes in stockholders' equity (except those arising from transactions with stockholders) and includes net income and net unrealized gains or losses on available-for-sale securities. Comprehensive income is net of reclassification adjustments to adjust for items currently included in net income, such as realized gains on investment securities.

START-UP COSTS

    Effective January 1, 1999, the Company changed its method of accounting for start-up costs related to the Company's provider and sales network development to comply with the AICPA Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities." The change involves expensing these costs as incurred, rather than capitalizing and subsequently amortizing such costs. The total amount of deferred start-up costs reported as a cumulative effect of a change in accounting principle is $20.6 million, net of a tax benefit of $14.3 million.

                         WELLPOINT HEALTH NETWORKS INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATIONS

    Certain amounts in the prior years consolidated financial statements have been reclassified to conform to the 1999 presentation.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes the accounting and reporting standards for derivative instruments and for hedging activities. Upon adoption of SFAS No. 133, all derivatives must be recognized on the balance sheet at their then fair value. Any stand-alone deferred gains and losses remaining on the balance sheet under previous hedge accounting rules must be removed from the balance sheet and all hedging relationships must be designated anew and documented pursuant to the new accounting rules. The new standard will be effective in the first quarter of 2001. The Company is presently assessing the effect of SFAS No. 133 on the financial statements of the Company.

3.  INVESTMENTS

INVESTMENT SECURITIES

    The Company's investment securities consist of the following (in thousands):

                                                   DECEMBER 31, 1999
                                     ---------------------------------------------
                                                   GROSS UNREALIZED
                                     AMORTIZED    -------------------   ESTIMATED
                                        COST       GAINS      LOSSES    FAIR VALUE
                                     ----------   --------   --------   ----------
U.S. Treasury and agency...........  $  178,350   $    --    $ 2,091    $  176,259
Foreign government securities......      98,435       470      3,507        95,398
Mortgage-backed securities.........     783,736       957     19,133       765,560
Corporate and other securities.....   1,341,928     1,582     49,732     1,293,778
                                     ----------   -------    -------    ----------
  Total debt securities............   2,402,449     3,009     74,463     2,330,995
Equity and other investments.......     266,972    60,396     12,991       314,377
                                     ----------   -------    -------    ----------
  Total investment securities......  $2,669,421   $63,405    $87,454    $2,645,372
                                     ==========   =======    =======    ==========

                                                   DECEMBER 31, 1998
                                     ---------------------------------------------
                                                   GROSS UNREALIZED
                                     AMORTIZED    -------------------   ESTIMATED
                                        COST       GAINS      LOSSES    FAIR VALUE
                                     ----------   --------   --------   ----------
U.S. Treasury and agency...........  $  274,004   $ 4,546    $   894    $  277,656
Foreign government securities......      88,332     2,413      1,046        89,699
Mortgage-backed securities.........     598,529     8,517        688       606,358
Corporate and other securities.....     995,596    17,810     10,661     1,002,745
                                     ----------   -------    -------    ----------
  Total debt securities............   1,956,461    33,286     13,289     1,976,458
Equity and other investments.......     278,229    20,705     25,218       273,716
                                     ----------   -------    -------    ----------
  Total investment securities......  $2,234,690   $53,991    $38,507    $2,250,174
                                     ==========   =======    =======    ==========

                         WELLPOINT HEALTH NETWORKS INC.

3.  INVESTMENTS (CONTINUED)
    The amortized cost and estimated fair value of debt securities as of December 31, 1999, based on contractual maturity dates, are summarized below (in thousands). Expected maturities for mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       AMORTIZED    ESTIMATED
                                                          COST      FAIR VALUE
                                                       ----------   ----------
Due in one year or less..............................  $   67,633   $   67,484
Due after one year through five years................     860,857      843,400
Due after five years through ten years...............     659,537      634,201
Due after ten years..................................     814,422      785,910
                                                       ----------   ----------
Total debt securities................................  $2,402,449   $2,330,995
                                                       ==========   ==========

    For the years ended December 31, 1999, 1998 and 1997, proceeds from the sales and maturities of debt securities were $2,713.8 million, $2,569.1 million and $1,566.1 million, respectively. Gross gains of $16.2 million and gross losses of $52.6 million were realized on the sales of debt securities for the year ended December 31, 1999. For 1998, gross realized gains and gross realized losses from sales of debt securities were $28.2 million and $10.8 million, respectively. In 1997, gross realized gains and gross realized losses from sales of debt securities were $9.5 million and $7.2 million, respectively.

    For the years ended December 31, 1999, 1998 and 1997, proceeds from the sales of equity securities were $262.4 million, $203.7 million and $413.7 million, respectively. Gross gains of $30.9 million and gross losses of $26.5 million were realized on the sales of equity securities in 1999. For 1998, gross realized gains and gross realized losses on the sales of equity securities were $15.5 million and $64.9 million, respectively. In 1997, gross realized gains and gross realized losses on the sales of equity securities were $68.5 million and $6.5 million, respectively.

    Securities on loan under the Company's securities lending program are included in its cash and investment portfolio shown on the accompanying consolidated balance sheets. Under this program, broker/ dealers are required to deliver substantially the same security to the Company upon completion of the transaction. The balance of securities on loan as of December 31, 1999 and 1998 was $127.2 million and $262.8 million, respectively, and income earned on security lending transactions for the years ended December 31, 1999, 1998 and 1997 was $0.6 million, $1.0 million and $2.0 million, respectively.

LONG-TERM INVESTMENTS

    The Company's long-term investments consist of the following (in thousands):

                                                          DECEMBER 31, 1999
                                            ---------------------------------------------
                                                               GROSS
                                                             UNREALIZED
                                            AMORTIZED   --------------------   ESTIMATED
                                              COST        GAINS      LOSSES    FAIR VALUE
                                            ---------   ---------   --------   ----------
U.S. Treasury and agency securities.......  $ 24,500    $     --      $140      $ 24,360
Mortgage backed securities................    71,450          --       478        70,972
Equity and other investments..............    12,948          --        --        12,948
                                            --------    ---------     ----      --------
  Total long-term investments.............  $108,898    $     --      $618      $108,280
                                            ========    =========     ====      ========

                         WELLPOINT HEALTH NETWORKS INC.

3.  INVESTMENTS (CONTINUED)

                                                         DECEMBER 31, 1998
                                            --------------------------------------------
                                                               GROSS
                                                            UNREALIZED
                                            AMORTIZED   -------------------   ESTIMATED
                                              COST       GAINS      LOSSES    FAIR VALUE
                                            ---------   --------   --------   ----------
U.S. Treasury and agency securities.......  $ 94,131      $408       $29       $ 94,510
Equity and other investments..............     8,743        --        --          8,743
                                            --------      ----       ---       --------
  Total long-term investments.............  $102,874      $408       $29       $103,253
                                            ========      ====       ===       ========

    At December 31, 1999 the Company's debt securities had contractual maturity dates: due in one to five years, amortized cost of $57.5 million and market value of $57.1 million; due in five to ten years, amortized cost of $38.5 million and market value of $38.2 million. Expected maturities for mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

    In 1997, the Company owned an interest in the stock of Health Partners Inc. ("HPI") which was accounted for under the equity method. In October 1997, HPI entered into a business combination with FPA Medical Management Inc. ("FPA"), a publicly traded company, which was accounted for as a pooling of interests. As a result of the transaction, the Company exchanged its HPI stock for FPA stock and recognized a gain of $30.3 million at the date of the transaction. In 1998, the Company's investment in FPA experienced an "other than temporary" decline in market value. As a result, the Company recognized a pre-tax loss of $48.7 million.

4.  RECEIVABLES, NET

    Receivables consist of the following (in thousands):

                                                             DECEMBER 31,
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Premiums receivable.....................................  $291,743   $362,225
Investment income and other receivables.................   271,775    168,614
                                                          --------   --------
                                                           563,518    530,839
Less allowance for doubtful accounts....................    50,439     45,580
                                                          --------   --------
Receivables, net........................................  $513,079   $485,259
                                                          ========   ========

                         WELLPOINT HEALTH NETWORKS INC.

5.  PROPERTY AND EQUIPMENT, NET

    Property and equipment, at cost, consist of the following (in thousands):

                                                             DECEMBER 31,
                                              USEFUL      -------------------
                                               LIFE         1999       1998
                                           -------------  --------   --------
Furniture and fixtures...................     8 years     $ 49,990   $ 50,412
Software.................................     5 years       69,489     44,747
Equipment................................     5 years      100,454    117,762
Leasehold improvements...................  Term of Lease    63,263     41,543
                                                          --------   --------
                                                           283,196    254,464
Less: accumulated depreciation and
  amortization...........................                  157,279    123,005
                                                          --------   --------
Property and equipment, net..............                 $125,917   $131,459
                                                          ========   ========

    Depreciation and amortization expense for the years ended December 31, 1999, 1998 and 1997 was $39.3 million, $36.8 million and $32.6 million, respectively.

6.  INTANGIBLE ASSETS AND GOODWILL, NET

    The intangible assets balance consists of the following components (in thousands)

                                                             DECEMBER 31,
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Employer group relationships............................  $ 85,691   $ 77,991
Self-developed software.................................     7,280      7,280
Provider contracts......................................     9,208      9,208
Miscellaneous intangible assets.........................     5,728      5,728
                                                          --------   --------
                                                           107,907    100,207
Less: accumulated amortization..........................   (11,609)    (6,270)
                                                          --------   --------
Intangible assets, net..................................  $ 96,298   $ 93,937
                                                          ========   ========

    The goodwill balance consists of the following components (in thousands):

                                                             DECEMBER 31,
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Goodwill................................................  $359,975   $368,310
Less: accumulated amortization..........................   (52,328)   (32,155)
                                                          --------   --------
Goodwill, net...........................................  $307,647   $336,155
                                                          ========   ========

    During the fourth quarter of 1998, the Company re-evaluated the useful life of the intangible assets and goodwill related to its acquisitions of the GBO and MMHD and reduced such composite lives from 35 to 20 years.

                         WELLPOINT HEALTH NETWORKS INC.

6.  INTANGIBLE ASSETS AND GOODWILL, NET (CONTINUED)

    In May 1999, the Company entered into an agreement with Omni Healthcare ("Omni"), a Sacramento, California based health plan to transition Omni members to the Company's Blue Cross of California subsidiary. The Company paid $7.7 million, subject to adjustment in exchange for Omni's cooperation in transferring its approximately 124,000 members. The entire amount has been allocated to intangible assets and is being amortized over 3 years.

    Amortization charged to operations was $25.5 million, $19.9 million and $17.9 million for the years ended December 31, 1999, 1998 and 1997, respectively.

7.  LONG-TERM DEBT

NOTES PAYABLE

    In connection with the MMHD acquisition, the Company issued a Series A term note for $62.0 million on March 31, 1996. At December 31, 1998, $20.0 million was outstanding under this note. The Series A term note matured on March 31, 1999 and was repaid by the Company.

REVOLVING CREDIT FACILITY

    As of December 31, 1999, the Company has a $1.0 billion five-year revolving credit facility with a consortium of financial institutions. The facility expires as of May 15, 2002, although it may be extended for an additional one-year period under certain circumstances. At December 31, 1999 and 1998, $200.0 million and $280.0 million, respectively, was outstanding under this facility.

    The agreement provides for interest on committed advances at rates determined by reference to the bank's base rate or to the London Interbank Offered Rate ("LIBOR") plus a margin determined by reference to the Company's leverage ratio (as defined in the credit agreement) or the then-current rating of the Company's unsecured long-term debt by specified rating agencies. Interest is determined using whichever of these methods is the most favorable to the Company (The effective interest rate was 6.7% at December 31, 1999). Borrowings under the credit facility are made on a committed basis or pursuant to an auction-bid process. A facility fee based on the facility amount, regardless of utilization, is payable quarterly. The facility fee rate is also determined by the unsecured debt ratings or the leverage ratio of the Company.

ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES

    On July 2, 1999, the Company issued $299.0 million aggregate principal amount at maturity of zero coupon convertible subordinated debentures due 2019 (the "Debentures"). The proceeds totaled approximately $200.8 million. The Debentures accrue interest at a yield to maturity of 2.0% per year compounded semi-annually. The Debentures will result in an increase in accrued interest expense of approximately $3.1 million during the one-year period immediately following their issuance, with such annual accrued interest expense increasing until maturity. Holders have the option to convert the Debentures into the Company's common stock at any time prior to maturity at a rate of 6.797 shares per $1,000 principal amount at maturity. In lieu of delivering shares of common stock upon conversion of any Debentures, the Company may elect to pay cash for the Debentures in an amount equal to the last reported sales price of its common stock on the trading day preceding the conversion date. The debentures are subordinate in right of payment to all existing and future senior indebtedness.

                         WELLPOINT HEALTH NETWORKS INC.

7.  LONG-TERM DEBT (CONTINUED)
    On October 6, 1999, the Board of Directors authorized the repurchase of some or all of the Company's Debentures for cash. During the year ended December 31, 1999, the Company repurchased $81.0 million in aggregate principal amount at maturity of the Company's Debentures at a total purchase price of $49.8 million. The gain on such repurchase is shown on the Company's income statement as an extraordinary gain, net of applicable tax.

    As of December 31, 1999, the Company had $147.9 million of Debentures outstanding. For the year ended December 31, 1999, the Company accrued $1.5 million of interest related to the Debentures.

SHELF REGISTRATION STATEMENT

    In July 1996, the Company filed a registration statement relating to the issuance of $1.0 billion of senior or subordinated unsecured indebtedness. As of December 31, 1999, no indebtedness had been issued pursuant to this registration statement.

MATURITIES

    At December 31, 1999, the Company's long-term debt maturities were as follows: 2000--zero; 2001--zero; 2002--$200 million; 2003--zero; 2004--zero;
2019--$218 million.

DEBT COVENANTS

    The Company's revolving credit facility requires the maintenance of certain financial ratios and contains other restrictive covenants, including restrictions on the occurrence of additional indebtedness and the granting of certain liens, limitations on acquisitions and investments and limitations on changes in control. As of December 31, 1999, the Company was in compliance with the requirements outlined in these agreements.

INTEREST RATE SWAPS

    As described in Note 15, as of December 31, 1999, the Company is a party to three separate interest rate swap agreements two of which convert underlying variable-rate debt into fixed-rate debt. The other converts three month LIBOR for one month LIBOR.

INTEREST PAID

    Interest paid on long-term debt for the years ended December 31, 1999, 1998 and 1997 was $22.1 million, $25.9 million and $38.9 million, respectively.

                         WELLPOINT HEALTH NETWORKS INC.

8.  INCOME TAXES

    The components of the provision (benefit) for income taxes are as follows (in thousands):

                                                   YEAR ENDED DECEMBER 31,
                                                ------------------------------
                                                  1999       1998       1997
                                                --------   --------   --------
Current:
  Federal.....................................  $106,036   $ 97,231   $107,695
  State.......................................    42,987     30,929     28,523
                                                --------   --------   --------
                                                 149,023    128,160    136,218
                                                --------   --------   --------
Deferred:
  Federal.....................................    43,968    (51,398)    19,041
  State.......................................    (2,881)    (4,324)     1,658
                                                --------   --------   --------
                                                  41,087    (55,722)    20,699
                                                --------   --------   --------
Provision for income taxes from continuing
  operations..................................  $190,110   $ 72,438   $156,917
                                                ========   ========   ========

    The overall effective tax rate differs from the statutory federal tax rate as follows (percent of pretax income from continuing operations):

                                                            YEAR ENDED DECEMBER 31,
                                                      ------------------------------------
                                                        1999          1998          1997
                                                      --------      --------      --------
Tax provision based on the federal statutory rate...    35.0%         35.0%         35.0%
State income taxes, net of federal benefit..........     5.3           4.4           5.1
Non-deductible expenses/non-taxable items...........    (0.4)          0.9           0.1
Tax benefit from IRS ruling in excess of noncurrent
  intangible assets related to business
  combination.......................................      --         (21.8)           --
Other, net..........................................    (0.9)           --           0.4
                                                        ----         -----          ----
Effective tax rate..................................    39.0%         18.5%         40.6%
                                                        ====         =====          ====

                         WELLPOINT HEALTH NETWORKS INC.

8.  INCOME TAXES (CONTINUED)
    Net deferred tax assets are comprised of the following (in thousands):

                                                             DECEMBER 31,
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Gross deferred tax assets:
  Market valuation on investment securities.............  $  7,951   $     --
  Vacation and holiday accruals.........................     9,549      8,521
  Incurred claim reserve discounting....................    13,237     10,726
  Provision for doubtful accounts.......................    19,010     16,619
  Unearned premium reserve..............................    17,469     15,852
  State income taxes....................................    14,039     10,707
  Postretirement benefits...............................    28,075     27,332
  Deferred gain on building.............................     5,260      7,063
  Deferred compensation.................................    15,091     11,349
  Expenses not currently deductible.....................    28,645     44,791
  Intangible asset impairment...........................     7,190      7,940
  Capital loss carryover................................    23,483     11,247
  Alternative minimum tax credit carryover..............        --     46,616
  Start up costs........................................     6,114         --
  Other, net............................................     9,686      8,599
                                                          --------   --------
    Total gross deferred tax assets.....................   204,799    227,362
                                                          --------   --------
Gross deferred tax liabilities:
  Market valuation on investment securities.............        --     (5,757)
  Depreciation and amortization.........................    (5,912)   (11,313)
  Bond discount and basis differences...................    (6,778)    (6,682)
  Internally developed software.........................   (13,491)        --
  Other, net............................................    (1,781)    (1,753)
                                                          --------   --------
    Total gross deferred tax liabilities................   (27,962)   (25,505)
                                                          --------   --------
Net deferred tax assets.................................  $176,837   $201,857
                                                          ========   ========

    Management believes that the deferred tax assets listed above are fully recoverable and, accordingly, no valuation allowance has been recorded. Expenses not currently deductible include various financial statement charges and expenses that will be deductible for income tax purposes in future periods.

    Income taxes paid (refunded) for the years ended December 31, 1999, 1998 and 1997 were ($57.0) million, $103.0 million and $121.2 million, respectively.

                         WELLPOINT HEALTH NETWORKS INC.

8.  INCOME TAXES (CONTINUED)

INCOME TAXES

    In September 1998, the Company received a private letter ruling from the Internal Revenue Service with respect to the treatment of certain payments made at the time of WellPoint's 1996 Recapitalization and acquisition of the BCC Commercial Operations. The ruling allows the Company to deduct as an ordinary and necessary business expense an $800.0 million cash payment made by BCC in May 1996 to one of two newly formed charitable foundations. As a result of the ruling in 1998, the Company reduced the remaining intangible asset of $194.5 million arising from the acquisition of certain assets and liabilities of BCC Commercial Operations at the time of the Recapitalization and recognized a reduction in its income tax expense of $85.5 million. As a result, the Company filed amended tax returns for prior years requesting a refund of approximately $200.0 million and anticipated that current and future income tax payments would be reduced by approximately $80.0 million and, therefore, recognized an income tax recoverable and a deferred tax asset, respectively, in its financial statements for the year ended December 31, 1998. In August 1999, the Company received a cash refund (including applicable accrued interest) of approximately $183.0 million.

    The Company has a Federal capital loss carryforward of $44.3 million and a California capital loss carryforward of $139.1 million. The carryforward amounts begin to expire on December 31, 2003.

9.  PENSION AND POSTRETIREMENT BENEFITS

PENSION BENEFITS

    The Company covers substantially all employees through two non-contributory defined benefit pension plans. One plan covers employees of a bargaining unit, while the second plan, which was established on January 1, 1987, covers all eligible exempt and administrative employees meeting certain age and employment requirements. Plan assets are invested primarily in pooled income funds. The Company's policy is to fund its plans according to the applicable Employee Retirement Income Security Act of 1974 and income tax regulations. The Company uses the unit credit method of cost determination.

                         WELLPOINT HEALTH NETWORKS INC.

9.  PENSION AND POSTRETIREMENT BENEFITS (CONTINUED)
    The funded status of the plans is as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.....................  $77,503    $ 63,554
Service cost................................................    8,117       8,045
Interest cost...............................................    5,583       5,183
Actuarial loss (gain).......................................   (8,643)      4,736
Benefits paid...............................................   (4,904)     (4,015)
                                                              -------    --------
Benefit obligation at end of year...........................  $77,656    $ 77,503
                                                              =======    ========

CHANGE IN PLAN ASSETS
Fair value at beginning of year.............................  $65,799    $ 55,173
Actual return on fair value.................................     (949)      5,024
Employer contributions......................................   12,182       9,617
Benefits paid...............................................   (4,904)     (4,015)
                                                              -------    --------
Fair value at end of year...................................  $72,128    $ 65,799
                                                              =======    ========

Funded status...............................................  $(5,528)   $(11,703)
Unrecognized prior service cost.............................      437         401
Unrecognized actuarial loss.................................   10,447      11,668
                                                              -------    --------
Net amount recognized.......................................  $ 5,356    $    366
                                                              =======    ========

Amounts recognized in the statement of financial position
  consists of:
  Prepaid benefit cost......................................  $ 5,356    $  1,146
  Accrued benefit liability.................................       --        (780)
                                                              -------    --------
Net amount recognized.......................................  $ 5,356    $    366
                                                              =======    ========

WEIGHTED AVERAGE ASSUMPTIONS
Discount rate...............................................     7.75%       7.00%
Expected return on plan assets..............................     9.50%       8.50%
Rate of compensation increases..............................     5.00%       5.00%

                         WELLPOINT HEALTH NETWORKS INC.

9.  PENSION AND POSTRETIREMENT BENEFITS (CONTINUED)
    Net periodic pension expense for the Company's defined benefit pension plans includes the following components:

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Service cost--benefits earned during the year...............  $ 8,117    $ 8,045    $ 6,510
Interest cost on projected benefits obligations.............    5,583      5,183      4,353
Expected return on plan assets..............................   (6,603)    (4,908)    (3,992)
Amortization of prior service cost..........................       14          9          9
Amortization of transition obligation.......................       --         --        (15)
Recognized net actuarial loss...............................       81        196        191
                                                              -------    -------    -------
Net periodic pension expense................................  $ 7,192    $ 8,525    $ 7,056
                                                              =======    =======    =======

    For the years ended December 31, 1999, 1998 and 1997, the pension expense was $7.2 million, $8.5 million and $7.1 million, respectively.

    The Company sponsors the WellPoint 401(k) Retirement Savings Plan (the "401(k) Plan"). Employees over 18 years of age are eligible to participate in the 401(k) Plan if they meet certain length of service requirements. Under this plan, employees may contribute a percentage of their pre-tax earnings to the 401(k) Plan. After one year of service, employee contributions up to 6% of eligible compensation are matched by an employer contribution equal to 75% on the employee's contribution. Matching contributions are immediately vested. Effective January 1, 1998, 33.3% of the employer contribution was in the Company's common stock. The employer contribution is 85% for those employees with ten to nineteen years of service as of January 1, 1997 and 100% for those employees with twenty years or more of service as of such date. Company expense related to the 401(k) Plan totaled $15.9 million, $13.0 million and $11.8 million for the years ended December 31, 1999, 1998 and 1997, respectively.

POSTRETIREMENT BENEFITS

    The Company currently provides certain health care and life insurance benefits to eligible retirees and their dependents. Certain employees acquired as a result of the MMHD acquisition and all employees hired after January 1, 1997 are not covered under the Company's postretirement benefit plan. All other Company employees are fully eligible for retiree benefits upon attaining 10 years of service and a minimum age of 55. The plan in effect for those retiring prior to September 1, 1994 provides for Company-paid life insurance for all retirees based on age and a percent of salary. In addition, the majority of retirees from age 62 or greater currently receive fully paid health benefit coverage for themselves and their dependents. For employees retiring on or after September 1, 1994, the Company currently subsidizes health benefit coverage based on the retiree's years of service at retirement and date of hire. Life insurance benefits for retirees hired on or after May 1, 1992 are set at $10,000 upon retirement and are reduced to $5,000 at age 70.

                         WELLPOINT HEALTH NETWORKS INC.

9.  PENSION AND POSTRETIREMENT BENEFITS (CONTINUED)
    The accumulated postretirement benefit obligation ("APBO") and the accrued postretirement benefits as of December 31, 1999 and 1998 are as follows (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Benefit obligation at the beginning of the year.............  $56,324    $54,687
Service cost................................................    1,650      1,780
Interest cost...............................................    3,933      3,843
Actuarial gain..............................................   (3,655)    (2,080)
Benefits paid...............................................   (3,320)    (1,906)
                                                              -------    -------
Accumulated postretirement benefits obligation..............   54,932     56,324
Unrecognized net gain from accrued postretirement benefit
  cost......................................................   13,971     10,734
                                                              -------    -------
Accrued postretirement benefits.............................  $68,903    $67,058
                                                              =======    =======

    The Company currently pays for its postretirement benefit obligations as they are incurred. As such, there are no plan assets.

    The above actuarially determined APBO was calculated using discount rates of 7.75% and 7.00% as of December 31, 1999 and 1998, respectively. The medical trend rate is assumed to decline gradually from 10% (under age 65) and 8% (age 65 and over) to 6% by the year 2002. These estimated trend rates are subject to change in the future. The medical trend rate assumption has a significant effect on the amounts reported. For example, an increase in the assumed health care trend rates of one percent in each year would increase the APBO as of December 31, 1999 by $6.2 million and would increase service and interest costs by $0.8 million. Conversely, a decrease in the assumed health care trend rate of one percent in each year would decrease the APBO as of December 31, 1999 by $5.4 million and would decrease service and interest costs by $0.7 million. For life insurance benefit calculations, a compensation increase of 5.0% was assumed.

    Net periodic postretirement benefit cost includes the following components (in thousands):

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Service cost................................................   $1,650     $1,780     $1,980
Interest cost...............................................    3,933      3,843      3,783
Net amortization and deferral...............................     (418)      (550)      (621)
                                                               ------     ------     ------
Net periodic postretirement benefit cost....................   $5,165     $5,073     $5,142
                                                               ======     ======     ======

                         WELLPOINT HEALTH NETWORKS INC.

10.  COMMON STOCK

STOCK OPTION PLANS

    In 1996, the Company adopted an Employee Stock Option Plan (the "Employee Option Plan"). In May 1996, all eligible employees were granted options to purchase common stock under the Employee Option Plan. The exercise price of options granted under the Employee Option Plan is the fair market value of the Common Stock on the date of the grant. Each option granted has a maximum term of 10 years. Options granted under the Employee Option Plan vest in accordance with the terms of the applicable grant.

    In 1996, the Company also implemented a Stock Option/Award Plan (the "Stock Option/Award Plan") for key employees, officers and directors. The exercise price per share is fixed by a committee appointed by the Board of Directors to administer the Stock Option/Award Plan, but for any incentive stock option, the exercise price will not be less than the fair market value on the date of grant. The maximum term for an option is ten years. Options granted will vest in accordance with the terms of each grant. The Stock Option/Award Plan also allows the grant or award of restricted stock, performance units and phantom stock.

    On May 11, 1999, the stockholders of the Company approved a new Stock Incentive Plan (the "Plan") for key employees, officers and directors. This new plan serves as the successor to the Company's Stock Option/Award Plan and Employer Stock Option Plan (the "Predecessor Plans"). All options granted under the Predecessor Plans and outstanding on the Plan's effective date were incorporated into the Plan and treated as outstanding awards under the Plan. The exercise price is determined by the plan administrator, however, will generally not be less than the fair market value on the date of grant. The maximum term for an option is ten years. Options granted will vest in accordance with the terms of each grant. The Stock Incentive Plan also allows the grant or award of restricted stock, performance units and phantom stock. The maximum number of shares issuable under the Plan, subject to subsequent adjustments for certain changes in the Company's capital structure, is 5.2 million shares in addition to the number of shares of common stock remaining for issuance under the Predecessor Plans.

                         WELLPOINT HEALTH NETWORKS INC.

10.  COMMON STOCK (CONTINUED)
    The following summarizes activity in the Company's stock option plans for the years ended December 31, 1999, 1998 and 1997:

                                                                      WEIGHTED
                                                                      AVERAGE
                                                                   EXERCISE PRICE
                                                        SHARES       PER SHARE
                                                      ----------   --------------
Outstanding at January 1, 1997......................   3,164,996       $39.26
Granted.............................................   1,698,327        36.13
Canceled............................................    (572,511)       37.76
Exercised...........................................    (192,089)       39.61
                                                      ----------
Outstanding at December 31, 1997....................   4,098,723        38.12
                                                      ----------
Granted.............................................   1,533,908        56.86
Canceled............................................    (296,993)       43.66
Exercised...........................................    (836,400)       37.67
                                                      ----------
Outstanding at December 31, 1998....................   4,499,238        44.23
                                                      ----------
Granted.............................................   1,957,605        73.85
Canceled............................................    (141,604)       52.58
Exercised...........................................  (1,014,479)       39.08
                                                      ----------
Outstanding at December 31, 1999....................   5,300,760        55.94
                                                      ==========

Exercisable at:
December 31, 1997...................................   1,077,221        39.32
December 31, 1998...................................   1,801,311        40.65
December 31, 1999...................................   2,464,325        47.92

    The options outstanding at December 31, 1999 have exercise prices ranging from $26.85 to $123.63 per share.

                                      OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                        -----------------------------------------------   ----------------------------
                          NUMBER      WEIGHTED AVERAGE      WEIGHTED        NUMBER         WEIGHTED
    ACTUAL RANGE        OUTSTANDING      REMAINING          AVERAGE       OUTSTANDING      AVERAGE
 OF EXERCISE PRICES     AT 12/31/99   CONTRACTUAL LIFE   EXERCISE PRICE   AT 12/31/99   EXERCISE PRICE
---------------------   -----------   ----------------   --------------   -----------   --------------
   $  26.85-39.68        1,895,085          6.3              $ 37.53       1,530,704        $38.53
   $  42.31-62.19        1,450,333          8.0              $ 55.36         569,969        $54.77
   $  65.63-83.88        1,869,760          8.7              $ 72.40         363,652        $76.75
   $103.49-123.63           85,582          9.1              $113.56              --        $   --
                         ---------                                         ---------
                         5,300,760          7.6              $ 55.94       2,464,325        $47.92
                         =========                                         =========

STOCK PURCHASE PLAN

    On May 18, 1996, the Company's stockholders approved the Company's Employee Stock Purchase Plan (the "ESPP"). The ESPP allows eligible employees to purchase Common Stock at the lower of 85% of the market price of the stock at the beginning or end of each offering period. The aggregate amount of common stock that may be issued pursuant to the ESPP shall not exceed 400,000 shares, subject to

                         WELLPOINT HEALTH NETWORKS INC.

10.  COMMON STOCK (CONTINUED)
adjustment pursuant to the terms of the ESPP. During the years ended December 31, 1999, 1998 and 1997, approximately 93,400, 99,300 and 50,700 shares of common stock were purchased under the ESPP. Beginning in 1998, there are offering periods for the first half and second half of the year and accordingly, two purchase prices. For the year ended December 31, 1999, the purchase prices were $72.14 and $56.05 per share. For the year ended December 31, 1998, the purchase prices were $35.91 and $57.35 per share. For the year ended December 31, 1997, the purchase price totaled $29.22.

SFAS NO. 123 DISCLOSURE

    In accordance with the provisions of SFAS No. 123, the Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation cost. If the Company had elected to recognize the compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net income and earnings per share for the years ended December 31, 1999, 1998 and 1997 would have been reduced to the pro forma amounts indicated in the table which follows:

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                   (IN MILLIONS, EXCEPT
                                                                    PER SHARE AMOUNTS)
Net income--as reported.....................................   $278.5     $231.3     $227.4
Net income--pro forma.......................................   $256.3     $218.6     $218.2
Earnings per share--as reported.............................   $ 4.22     $ 3.35     $ 3.30
Earnings per share--pro forma...............................   $ 3.88     $ 3.16     $ 3.17
Earnings per share assuming full dilution--as reported......   $ 4.10     $ 3.29     $ 3.27
Earnings per share assuming full dilution--pro forma........   $ 3.76     $ 3.11     $ 3.14

                                                        OFFICERS     EMPLOYEES
                                                       ----------   -----------
1999
ASSUMPTIONS
Expected dividend yield..............................      --           --
Risk-free interest rate..............................    5.02%         4.86%
Expected stock price volatility......................    38.00%       38.00%
Expected life of options.............................  four years   three years

                                                        OFFICERS     EMPLOYEES
                                                       ----------   -----------
1998
ASSUMPTIONS
Expected dividend yield..............................      --           --
Risk-free interest rate..............................    5.38%         5.35%
Expected stock price volatility......................    37.00%       37.00%
Expected life of options.............................  four years   three years

                         WELLPOINT HEALTH NETWORKS INC.

10.  COMMON STOCK (CONTINUED)

                                                        OFFICERS     EMPLOYEES
                                                       ----------   -----------
1997
ASSUMPTIONS
Expected dividend yield..............................      --           --
Risk-free interest rate..............................    6.26%         6.13%
Expected stock price volatility......................    37.00%       37.00%
Expected life of options.............................  five years   three years

    The above pro forma disclosures may not be representative of the effects on reported pro forma net income for future years. The weighted average fair value of options granted during 1999, 1998 and 1997 is $23.76, $18.72, $13.72 per share respectively.

TREASURY STOCK

    As of December 31, 1999, the Company was authorized to repurchase approximately 12.7 million shares of its common stock. A portion of this authorization was approved in anticipation of the pending Cerulean transaction in which Cerulean stockholders will receive cash and WellPoint Common Stock with an aggregate market value of $500 million. As of December 31, 1999, 7.8 million shares of common stock had been repurchased pursuant to this authorization.

11. DISCONTINUED OPERATIONS

    During 1998, the Company discontinued its workers' compensation business segment. On July 29, 1998, the Company entered into an agreement to sell its workers' compensation business to Fremont Indemnity Company ("Fremont") for approximately $110.0 million. The Company received proceeds of $101.4 million as of the closing date, representing the initial purchase price as defined in the agreement. The transaction closed on September 1, 1998. In the first quarter of 1999, the Company paid Fremont $6.7 million, representing the settlement of the sales price.

    Revenues for the workers' compensation segment totaled $24.0 million for the period beginning July 1, 1998, the measurement date, through the date of sale, and $94.6 million for the period beginning January 1, 1998 through the date of sale. Revenues totaled $184.2 million for the year ended December 31, 1997.

                         WELLPOINT HEALTH NETWORKS INC.

12. EARNINGS PER SHARE

    The following is an illustration of the dilutive effect of the Company's potential common stock on earnings per share ("EPS"). There were no antidilutive securities in any of the three periods presented.

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
BASIC EARNINGS PER SHARE CALCULATION:
NUMERATOR
Income from continuing operations before extraordinary gain
  and cumulative effect of accounting change................  $297,211   $319,548   $229,437
Loss from discontinued operations...........................        --    (88,268)    (2,028)
Extraordinary gain from early extinguishment of debt, net of
  tax.......................................................     1,891         --         --
Cumulative effect of accounting change, net of tax..........   (20,558)        --         --
                                                              --------   --------   --------
Net Income..................................................  $278,544   $231,280   $227,409
                                                              ========   ========   ========
DENOMINATOR
Weighted average shares outstanding.........................    66,070     69,099     68,811
                                                              ========   ========   ========
EARNINGS PER SHARE
Income from continuing operations before extraordinary gain
  and cumulative effect of accounting change................  $   4.50   $   4.63   $   3.33
Loss from discontinued operations...........................        --      (1.28)     (0.03)
Extraordinary gain from early extinguishment of debt, net of
  tax.......................................................      0.03         --         --
Cumulative effect of accounting change, net of tax..........     (0.31)        --         --
                                                              --------   --------   --------
Net Income..................................................  $   4.22   $   3.35   $   3.30
                                                              ========   ========   ========
EARNINGS PER SHARE ASSUMING FULL DILUTION CALCULATION:
NUMERATOR
Income from continuing operations before extraordinary gain
  and cumulative effect of accounting change................  $297,211   $319,548   $229,437
Interest expense on zero coupon convertible subordinated
  debentures, net of tax....................................       930         --         --
                                                              --------   --------   --------
Adjusted income from continuing operations before
  extraordinary gain and cumulative effect of accounting
  change....................................................   298,141    319,548    229,437
Loss from discontinued operations...........................        --    (88,268)    (2,028)
Extraordinary gain from early extinguishment of debt, net of
  tax.......................................................     1,891         --         --
Cumulative effect of accounting change, net of tax..........   (20,558)        --         --
                                                              --------   --------   --------
Adjusted Net Income.........................................  $279,474   $231,280   $227,409
                                                              ========   ========   ========
DENOMINATOR
Weighted average shares outstanding.........................    66,070     69,099     68,811
Net effect of dilutive stock options........................     1,077      1,160        651
Assumed conversion of zero coupon convertible subordinated
  debentures................................................       949         --         --
                                                              --------   --------   --------
Fully diluted weighted average shares outstanding...........    68,096     70,259     69,462
                                                              ========   ========   ========

                         WELLPOINT HEALTH NETWORKS INC.

12. EARNINGS PER SHARE (CONTINUED)

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
EARNINGS PER SHARE ASSUMING FULL DILUTION
Income from continuing operations before extraordinary gain
  and cumulative effect of accounting change................  $   4.38   $   4.55   $   3.30
Loss from discontinued operations...........................        --      (1.26)     (0.03)
Extraordinary gain from early extinguishment of debt, net of
  tax.......................................................      0.02
Cumulative effect of accounting change, net of tax..........     (0.30)        --         --
                                                              --------   --------   --------
Net Income..................................................  $   4.10   $   3.29   $   3.27
                                                              ========   ========   ========

13. LEASES

    Effective January 1, 1996, the Company entered into a new lease agreement for a 24-year period for its former corporate headquarters, expiring in December 2019, with two options to extend the term for up to two additional five-year terms. In addition to base rent, beginning in January 1997, the Company must pay a contingent amount based upon annual changes in the consumer price index. The Company paid $30 million to the owner of the building in connection with this lease agreement which is being amortized on a straight-line basis over the life of the new lease.

    The Company's other lease terms range from one to 20 years with certain options to renew. Certain lease agreements provide for escalation of payments which are based on fluctuations in certain published cost-of-living indices.

    Future minimum rental payments under operating leases utilized by the Company having initial or remaining noncancellable lease terms in excess of one year at December 31, 1999 are as follows:

YEAR ENDING DECEMBER 31,
------------------------                                      (IN THOUSANDS)
2000........................................................     $ 57,515
2001........................................................       53,592
2002........................................................       36,202
2003........................................................       24,157
2004........................................................       17,843
Thereafter..................................................      245,277
                                                                 --------
    Total payments required.................................     $434,586
                                                                 ========

    Rental expense for the years ended December 31, 1999, 1998 and 1997 for all operating leases was $41.8 million, $43.4 million and $33.3 million, respectively. Contingent rentals included in the above rental expense for the years ended December 31, 1999, 1998 and 1997 were $0.9 million, $0.6 million and $0.3 million, respectively.

                         WELLPOINT HEALTH NETWORKS INC.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

       CASH AND CASH EQUIVALENTS. The carrying amount approximates fair value, based on the short-term maturities of these instruments.

       INVESTMENT SECURITIES. The carrying amount approximates fair value, based on quoted market prices for the same or similar instruments.

       LONG-TERM INVESTMENTS. The carrying amount approximates fair value, based on quoted market prices for the same or similar instruments and at cost for certain equity investments.

       REVOLVING CREDIT FACILITY. The carrying amount for the revolving credit facility approximates fair value as the underlying instruments have variable interest rates at market value.

       CONVERTIBLE DEBT. The fair value for the convertible debt is based upon the last price paid by the Company to repurchase the debt. The carrying value is based on the face value adjusted for accretion of original issue discount.

       INTEREST RATE SWAPS. The fair value of the interest rate swaps is based on its quoted market prices by the financial institutions which are the counterparties to the swaps.

       FORWARD EXCHANGE CONTRACTS. The carrying value for forward exchange contracts represents the fair value of such contracts that exceed the fair value of the related foreign denominated bond position. The fair value of such contracts is determined by the counterparties to the contracts.

    The carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 1999 are summarized below:

                                                        CARRYING    ESTIMATED
                                                         AMOUNT     FAIR VALUE
                                                       ----------   ----------
                                                           (IN THOUSANDS)
Cash and cash equivalents............................  $  505,014   $  505,014
Investment securities................................   2,645,372    2,645,372
Long-term investments................................     108,280      108,280
Revolving credit facility............................     200,000      200,000
Convertible debt.....................................     147,884      136,795
Interest rate swaps..................................        (562)      (1,134)
Forward exchange contracts...........................       2,793        2,793

                         WELLPOINT HEALTH NETWORKS INC.

15. HEDGING ACTIVITIES

    The Company utilizes interest rate swap agreements and foreign currency contracts to manage interest rate and foreign currency exposures. The principal objective of such contracts is to minimize the risks and/or costs associated with financial and investing activities. The Company does not utilize financial instruments for trading or speculative purposes. The counterparties to these contractual arrangements are major financial institutions with which the Company also has other financial relationships. These counterparties expose the Company to credit loss in the event of non-performance. However, the Company does not anticipate non-performance by the other parties.

    INTEREST RATE SWAP AGREEMENTS: In 1996, the Company entered into three interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate debt under its revolving credit facility. During 1999, the Company's 6.45%, $100.0 million fixed interest rate swap agreement matured. In addition, on September 22 and October 1, 1999, the Company entered into partial termination agreements to reduce the notional amount of the Company's 7.05%, $150.0 million swap agreement to $50.0 million. All of the remaining terms and conditions of the swap agreement remained unchanged, with the exception of the fixed interest rate which was revised to 7.06%. The swap agreements are contracts to exchange variable-rate (weighted average rate for 1999 of 5.4%) for fixed-rate interest payments (weighted average rate for 1999 of 6.3%) without the exchange of the underlying notional amounts. The agreements mature at various dates through 2006. In 1999, the Company entered into an additional interest rate swap agreement with a notional amount of $100.0 million to exchange three month LIBOR (the index associated with the aforementioned swap) for one month LIBOR (the index associated with the Company's revolving credit facility), in order to hedge against rising interest rates at the end of the year. This agreement matured February 28, 2000.

    The notional amounts of the interest rate swap agreements are used to measure interest to be paid and do not represent the amount of exposure to credit loss. For interest rate instruments that effectively hedge interest rate exposures, the net cash amounts paid on the agreements are accrued and recognized as an adjustment to interest expense. If an agreement no longer qualifies as a hedge instrument, then it is marked to market and carried on the balance sheet at fair value. As of December 31, 1999, no such condition existed. For the year ended December 31, 1998, the Company recognized a charge of $4.5 million for the market value decrease on the interest rate swap agreements not serving as a hedge.

    As of December 31, 1999 the Company had the following interest rate swap agreements in effect (notional amount in thousands):

NOTIONAL AMOUNT      STRIKE RATE        EXPIRATION DATE
---------------   ------------------   -----------------
   $150,000            6.99%           October 17, 2003
   $ 50,000            7.06%           October 17, 2006
   $100,000       One Month LIBOR      February 28, 2000

    FOREIGN EXCHANGE CONTRACTS: As part of the Company's investment strategy to diversify and obtain a higher rate of return on its investment portfolio, the Company has invested in certain fixed maturity securities denominated in foreign currencies. In order to mitigate the foreign currency risk, the Company has entered into two types of foreign currency derivative instruments. The first type of instrument is a forward exchange contract which is entered into to hedge the currency risk of a foreign currency investment transaction between the trade date and the settlement date. Gains and losses related to such instruments are recognized in the Company's income statement. The Company recognized a loss of $1.9

                         WELLPOINT HEALTH NETWORKS INC.

15. HEDGING ACTIVITIES (CONTINUED)
million and a gain of $0.5 million from such hedging activities for the years ended December 31, 1999 and 1998, respectively. No such hedging activity occurred during the year ended December 31, 1997.

    The Company has also entered into foreign currency contracts for each of the fixed maturity securities owned as of December 31, 1999 to hedge asset positions denominated in other currencies. As of December 31, 1999, the Company had the following foreign currency contracts in effect (notional amount in thousands of U. S. dollars):

                                                            NOTIONAL AMOUNT       SETTLEMENT DATE
                                                          -------------------   -------------------
CURRENCY                                                    BUY        SELL       BUY        SELL
--------                                                  --------   --------   --------   --------
Australian dollar.......................................             $ 7,263               05/08/00
Danish kroner...........................................             $ 6,585               02/23/00
Japanese yen............................................             $ 3,478               03/08/00
Euro dollar.............................................   $1,104    $20,412    02/07/00   02/07/00
Euro dollar.............................................             $15,340               02/25/00
Euro dollar.............................................             $14,422               03/15/00
Euro dollar.............................................             $11,486               04/06/00

    The unrealized gains and losses from effective forward exchange contracts are reflected in other comprehensive income. As of December 31, 1999, the unrealized gains arising from the above forward exchange contracts amounted to $1.5 million. As of December 31, 1998, the unrealized losses arising from the above forward exchange contracts amounted to $1.7 million. The unrealized gains and losses from ineffective foreign currency contracts are reflected in the Company's income statement. For the years ended December 31, 1999 and 1998, the Company recognized gains from such hedging activities of $0.3 million and $2.7 million, respectively. No such hedging activity occurred during the years ended December 31, 1997.

16.  CONTINGENCIES

    From time to time, the Company and certain of its subsidiaries are parties to various legal proceedings, many of which involve claims for coverage encountered in the ordinary course of business. The Company, like HMOs and health insurers generally, excludes certain health care services from coverage under its HMO, PPO and other plans. The Company is, in its ordinary course of business, subject to the claims of its enrollees arising out of decisions to restrict treatment or reimbursement for certain services. The loss of even one such claim, if it results in a significant punitive damage award, could have a material adverse effect on the Company. In addition, the risk of potential liability under punitive damage theories may increase significantly the difficulty of obtaining reasonable settlements of coverage claims. Recently, a number of class-action lawsuits have been brought against several of the Company's competitors alleging, among other things, various misrepresentations regarding their health plans and breaches of fiduciary obligations to health plan members. The Company has not yet been made a party to any of such lawsuits. The financial and operational impact that these and other evolving theories of recovery will have on the managed care industry generally, or the Company in particular, is at present unknown.

    Certain of such legal proceedings are or may be covered under insurance policies or indemnification agreements. Based upon information presently available, management of the Company believes that the final outcome of all such proceedings should not have a material adverse effect on the Company's results of operations, cash flows or financial condition.

                         WELLPOINT HEALTH NETWORKS INC.

17.  NONRECURRING COSTS

    The Company recorded $14.5 million of nonrecurring costs for the year ended December 31, 1997, of which $8.0 million recorded in the second quarter of 1997 related primarily to the write-down related to the Company's dental practice management operations and discontinuance of the Company's medical practice management operations in Santa Barbara and San Luis Obispo. In addition, $6.5 million incurred in the first quarter of 1997 consisted of severance and retention payments associated with the GBO acquisition.

18.  REGULATORY REQUIREMENTS

    Certain of the Company's regulated subsidiaries must comply with certain minimum capital or tangible net equity requirements in each of the states in which they operate. As of December 31, 1999, the Company and its regulated subsidiaries were in compliance with these requirements.

    The ability of the Company's licensed insurance company subsidiaries to pay dividends is limited by the Departments of Insurance in their respective states of domicile. Generally, dividends in any 12-month period are limited to the greater of the prior year's statutory net income or 10% of statutory surplus. Larger dividends, classified as extraordinary, require a special request of the respective Departments of Insurance. The maximum dividend payable in 2000 without prior approval by WellPoint's licensed insurance company subsidiaries is estimated to be $86.3 million.

19.  FISCAL INTERMEDIARY FUNCTION

    Under an agreement with the BCBSA, the Company has contracted to administer Part A of Title XVIII of the Social Security Act (Medicare) in certain regions or for certain health care providers. The agreement is renewable annually unless terminated by the parties involved. As fiscal intermediary under the agreement, the Company makes disbursements to providers for medical care from funds provided by the Federal Government and is reimbursed for these expenses incurred under the agreement. The Company disbursed approximately $8.8 billion, $8.5 billion and $8.4 billion and received administrative fees of approximately $40.7 million, $34.3 million and $29.9 million for the years ended December 31, 1999, 1998 and 1997, respectively. The reimbursement is treated as a direct recovery of general and administrative expenses.

20.  BUSINESS SEGMENT INFORMATION

    Effective April 1, 1999, the Company effected a modification of its internal business operations. As a result of this modification, the Company has two reportable segments: the Large Employer Group business segment and the Individual and Small Employer Group business segment. The Large Employer Group and Individual and Small Employer Group segments both provide a broad spectrum of network-based health plans, including HMOs, PPOs, POS plans, other hybrid plans and traditional indemnity products to large and small employers and individuals. Included in Corporate and Other is the Company's Senior business and Specialty business.

    The Company's management identified its reportable segments based upon the following factors: (1) The Company's organizational structure contains Senior Executives that oversee each of these segments, (2) The Company's Chief Operating Decision Maker (Chief Executive Officer) reviews the results of operations for each of the following segments and holds each Division President accountable for results, and (3) A Division President's overall compensation is based upon the related segment's results.

                         WELLPOINT HEALTH NETWORKS INC.

20.  BUSINESS SEGMENT INFORMATION (CONTINUED)
    The accounting policies of the segments are the same as those described in the summary of significant accounting policies and are consistent with generally accepted accounting principles with the exception of the exclusion of allocated corporate overhead to the reportable segments.

    The following tables present segment information for the Large Employer Group and Individual and Small Employer Group for the years ended December 31, 1999, 1998 and 1997:

1999

                                                LARGE       INDIVIDUAL &
                                               EMPLOYER    SMALL EMPLOYER   CORPORATE &
                                                GROUP          GROUP           OTHER       CONSOLIDATED
                                              ----------   --------------   ------------   ------------
                                                                   (IN THOUSANDS)
Premium revenue.............................  $3,889,032     $2,551,961      $  455,864     $6,896,857
Management services revenue.................     367,060          4,579          57,697        429,336
                                              ----------     ----------      ----------     ----------
Total revenue from external customers.......   4,256,092      2,556,540         513,561      7,326,193
Intercompany revenues.......................      19,941          2,500         (22,441)            --
Investment income...........................      98,410         53,627           7,197        159,234
Interest expense............................      20,949            278          (1,049)        20,178
Depreciation and amortization expense.......      36,829         14,641          13,328         64,798
Income tax expense (benefit)................     145,973        105,347         (61,210)       190,110
Extraordinary gain / cumulative effect......     (12,328)        (7,685)          1,346        (18,667)
Segment net income (loss)...................  $  167,435     $  134,828      $  (23,719)    $  278,544
                                              ==========     ==========      ==========     ==========
Segment Assets..............................  $2,300,056     $  998,060      $1,295,118     $4,593,234
                                              ==========     ==========      ==========     ==========

1998

                                                LARGE       INDIVIDUAL &
                                               EMPLOYER    SMALL EMPLOYER   CORPORATE &
                                                GROUP          GROUP           OTHER      CONSOLIDATED
                                              ----------   --------------   -----------   ------------
                                                                   (IN THOUSANDS)
Premium revenue.............................  $3,467,742     $2,114,094     $  352,976     $5,934,812
Management services revenue.................     388,301          4,627         41,032        433,960
                                              ----------     ----------     ----------     ----------
Total revenue from external customers.......   3,856,043      2,118,721        394,008      6,368,772
Intercompany revenues.......................      13,922             --        (13,922)            --
Investment income...........................      91,284         43,281        (24,987)       109,578
Interest expense............................      26,471            351             81         26,903
Depreciation and amortization expense.......      34,773         11,511         10,397         56,681
Income tax expense (benefit)................     118,915         87,517       (133,994)        72,438
Loss from discontinued operations...........     (44,526)       (39,827)        (3,915)       (88,268)
Segment net income (loss)...................  $  138,514     $   91,249     $    1,517     $  231,280
                                              ==========     ==========     ==========     ==========
Segment Assets..............................  $2,299,178     $  783,505     $1,143,151     $4,225,834
                                              ==========     ==========     ==========     ==========

                         WELLPOINT HEALTH NETWORKS INC.

20.  BUSINESS SEGMENT INFORMATION (CONTINUED)

1997

                                                   LARGE       INDIVIDUAL &    CORPORATE
                                                  EMPLOYER    SMALL EMPLOYER       &
                                                   GROUP          GROUP          OTHER      CONSOLIDATED
                                                 ----------   --------------   ----------   ------------
                                                                     (IN THOUSANDS)
Premium revenue................................  $2,999,422     $1,785,096     $  284,429    $5,068,947
Management services revenue....................     327,753          3,613         45,772       377,138
                                                 ----------     ----------     ----------    ----------
Total revenue from external customers..........   3,327,175      1,788,709        330,201     5,446,085
Intercompany revenues..........................      39,510             --        (39,510)           --
Investment income..............................      85,602         38,124         72,427       196,153
Interest expense...............................      35,033            379          1,246        36,658
Depreciation and amortization expense..........      31,408          9,975          9,227        50,610
Income tax expense (benefit)...................      99,167         78,238        (20,488)      156,917
Loss from discontinued operations..............     (13,276)         2,673          8,575        (2,028)
Segment net income (loss)......................  $  131,408     $  107,858     $  (11,857)   $  227,409
                                                 ==========     ==========     ==========    ==========
Segment Assets.................................  $2,397,814     $  777,029     $1,059,281    $4,234,124
                                                 ==========     ==========     ==========    ==========

RECONCILIATIONS

                                                                          DECEMBER 31,
                                                              ------------------------------------
                                                                 1999         1998         1997
                                                              ----------   ----------   ----------
                                                                         (IN THOUSANDS)
Total assets for reportable segments........................  $3,298,116   $3,082,683   $3,174,843
Corporate and other assets..................................   1,295,118    1,143,151      860,869
Goodwill not allocated to segments (corporate)..............          --           --      198,412
                                                              ----------   ----------   ----------
  Consolidated total........................................  $4,593,234   $4,225,834   $4,234,124
                                                              ==========   ==========   ==========

21.  COMPREHENSIVE INCOME

   The following summarizes comprehensive income reclassification adjustments included in the statements of changes in stockholders' equity:

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Holding gain (loss) on investment securities arising during
  the period (net of tax benefit of $6,295 and tax expense
  of $24,218 and tax benefit of $20,581, respectively)......  $ (9,847)  $35,579    $(30,236)
Holding loss related to foreign exchange transactions (net
  of tax benefit of $1,013).................................    (1,584)       --          --
Add:
Reclassification adjustment for realized gains (losses) on
  investment securities (net of tax benefit of $10,442,
  $14,237, and tax expense of $23,942, respectively)........   (16,332)  (20,916)     35,174
Reclassification adjustment related to foreign exchange
  gains on investment securities (net of tax expense of
  $1,160)...................................................     1,815        --          --
                                                              --------   -------    --------
Net gain (loss) recognized in other comprehensive income
  (net of tax benefit of $16,590 and tax expense of $9,981
  and $3,361, respectively).................................  $(25,948)  $14,663    $  4,938
                                                              ========   =======    ========

                         WELLPOINT HEALTH NETWORKS INC.

22.  PENDING TRANSACTIONS

   On July 9, 1998, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, Cerulean Companies, Inc. ("Cerulean") and Water Polo Acquisition Corp., a wholly owned subsidiary of the Company (the "Merger Sub"). Pursuant to the Merger Agreement, Cerulean will merge with and into Merger Sub (the "Merger"). Cerulean is the parent company of Blue Cross and Blue Shield of Georgia, Inc., which served approximately
1.7 million persons in the State of Georgia as of December 31, 1999. At the effective time of the Merger, the shareholders of Cerulean will receive WellPoint Common Stock with a market value of $500.0 million (subject to certain adjustments). Certain shareholders of Cerulean will have the option to receive cash in lieu of WellPoint Common Stock in the Merger, subject to a maximum aggregate limit of $225.0 million. The transaction is intended to qualify as a tax-free reorganization for Cerulean shareholders that elect to receive WellPoint Common Stock. On June 25, 1999, the shareholders of Cerulean approved the plan of merger with the Company. In order to complete the transaction, the Company must obtain the approval of the Georgia Department of Insurance after a public hearing

23.  EXTRAORDINARY GAIN

    On October 6, 1999, the Board of Directors authorized the repurchase of some or all of the Company's Debentures for cash. During the year ended December 31, 1999, the Company repurchased $81.0 million aggregate principal amount at maturity of the Company's Debentures at a total purchase price of $49.8 million. This repurchase resulted in an extraordinary gain of $1.9 million, or $0.02 per share assuming full dilution, net of tax expense totaling $1.2 million.

24.  SUBSEQUENT EVENT (UNAUDITED)

    On March 1, 2000, the Company completed its acquisition of Rush Prudential Health Plans ("Rush Prudential"). Rush Prudential offers a broad array of products and services ranging from HMO products to traditional PPO products. The acquisition has more than doubled the Company's current Illinois medical membership to nearly 600,000 members. The transaction, which was financed with cash, is valued at approximately $200 million, subject to certain post-closing adjustments. The acquisition will be accounted for under the purchase method of accounting.

                                                                         ANNEX I

                         WELLPOINT HEALTH NETWORKS INC.
                       1996 EMPLOYEE STOCK PURCHASE PLAN
               (AS AMENDED AND RESTATED EFFECTIVE APRIL 1, 2000)

    1.  PURPOSE

        The WellPoint Health Networks Inc. Employee Stock Purchase Plan (the "Plan") is intended to provide an opportunity to participate in the ownership of Wellpoint Health Networks, Inc. (the "Company") for eligible employees of the Company and such other companies ("Participating Companies") as the Board of Directors of the Company (the "Board") or the Committee (as defined below) shall from time to time designate; provided that each such company shall qualify as a "parent corporation" or "subsidiary corporation" (a "Corporate Affiliate"), as defined in Section 425(e) and (f) of the Internal Revenue Code of 1986 (the "Code"), on the first day of the relevant Offering Period. It is further intended that the Plan shall qualify as an "employee stock purchase plan" as defined in
    Section 423 of the Code. The terms of this amendment and restatement of the Plan shall be effective for Offering Periods beginning on and after April 1, 2000.

    2.  ADMINISTRATION

        The Plan shall be administered by a committee or committees (the "Committee") appointed by the Board. The Committee shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan.

    3.  EFFECTIVE DATE AND TERM OF PLAN

        (a) EFFECTIVE DATE. Subject to 3(b), the Plan shall become effective on May 21, 1996.

        (b) ESCROW SHARES. Pending such further approval of the Plan by the Company's stockholders as the Committee shall deem advisable, all shares issued under the Plan shall be nontransferable and shall be held in escrow by the Company. If the Company's stockholders approve the Plan within one year of the date of adoption of the Plan by the Board, the escrowed shares will thereafter be subject to the conditions described in Section 7(g) of the Plan. If the stockholders do not approve the Plan within such one year period, such shares shall be cancelled and the Company shall refund to participants the amount of payroll deductions collected with interest thereon at the rate equal to the rate for one-year Treasury bills immediately before the first day of the first Offering Period.

        (c) TERMINATION OF PLAN. The Plan shall continue in effect until the date on which all shares available for issuance under the Plan shall have been issued unless earlier terminated pursuant to Section 9 or 10.

    4.  STOCK SUBJECT TO THE PLAN

        (a) NUMBER OF SHARES. The stock subject to the Plan shall be shares of the common stock of the Company which are authorized but unissued or which have been reacquired (the "Common Stock"). In connection with the sale of shares under the Plan, the Company may repurchase shares of Common Stock in the open market. The aggregate amount of Common Stock which may be issued pursuant to the Plan shall not exceed 1,400,000 shares (subject to further adjustment thereafter as provided in 4(b)).

        (b) ADJUSTMENT. If any change is made in the Common Stock subject to the Plan, or subject to any purchase right granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, change in corporate structure, or otherwise), the Committee shall make appropriate adjustments as to (i) the class and maximum number of shares subject to the Plan,
    (ii) the class and maximum number of shares purchasable by each participant per Offering Period, and (iii) the class and number of shares and price per share of stock subject to outstanding purchase rights in order to prevent the dilution or enlargement of benefits thereunder.

        (c) CORPORATE AFFILIATE STOCK. Subject to such limits, regulatory approvals and stockholder approvals as the Committee determines to be necessary, Common Stock issuable under the Plan may include the stock of a Corporate Affiliate.

    5.  OFFERING PERIODS

        (a) TERMS OF OFFERING PERIOD. Common Stock shall be offered for purchase under the Plan through a series of successive Offering Periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been issued pursuant to purchase rights granted under the Plan or (ii) the Plan shall have been sooner terminated in accordance with Article 9 or 10. The Committee shall determine, in its discretion, the length of each Offering Period and may provide for more than one "Purchase Period" within each Offering Period, in which case the purchase right for such Offering Period shall be exercised in successive installments on the last business day of each Purchase Period within the Offering Period, but no more frequently than quarterly. No Offering Period shall have a term exceeding 27 months.

        (b) INITIAL OFFERING PERIODS. The initial Offering Period under the Plan will begin on such date as the Board or Committee shall specify and end on December 31, 1996. The next offering period will begin on the first business day, and end on the last business day of, 1997. Unless the Committee otherwise determines, subsequent Offering Periods will be approximately six months long and will begin on the first business day of each year and the first business day of the third calendar quarter of each calendar year that begins thereafter and shall end on the last business day before the beginning of the next Offering Period.

        (c) PURCHASE RIGHTS. Each participant shall be granted a separate purchase right for each Offering Period in which the individual participates. The purchase right shall be granted on the first day of such Offering Period and shall be automatically exercised on the last day of the Offering Period or in installments on the last day of each separate Purchase Period authorized within such Offering Period.

    6.  ELIGIBILITY AND PARTICIPATION

        (a) GENERAL RULES. Each employee of the Company or any of the Participating Companies shall be an eligible employee, provided that an employee whose terms of employment are subject to the terms of a collective bargaining agreement shall not be an eligible employee if and for such period of time as the union representing a collective bargaining unit of which any employee is a member chooses, on behalf of the members of such unit, not to participate in the Plan. An employee may participate in an Offering Period if the employee (i) has become an eligible employee before the first day of the Offering Period, (ii) has completed any minimum service requirement that may be specified by the Committee for such Offering Period (or in the case of an employee whose terms of employment are subject to the terms of a collective bargaining agreement, any probationary period specified therein for participation in the Plan), not to exceed two years, and (iii) remains an eligible employee on the first day of the Offering Period. Eligible employees may become participants with respect to an Offering Period by delivering instructions in the appropriate form to such persons and at such time prior to the first day of that Offering Period as the Committee may specify.

        (b) FIVE PERCENT OWNER. Under no circumstances shall purchase rights be granted under the Plan to any employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)), or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Corporate Affiliate.

    7.  PURCHASE RIGHTS

        Purchase rights shall be evidenced by instruments in such form as the Committee may from time to time approve, and shall conform to the following terms and conditions:

        (a) PURCHASE PRICE. The Purchase Price per share of each share purchased on any date within an Offering Period shall be the lower of (i) a percentage specified by the Committee (but not less than eighty-five percent (85%)) of the fair market value per share of the Company's Common Stock on the first day of the Offering Period, or (ii) a percentage specified by the Committee (but not less than eighty-five percent (85%)) of the fair market value per share of the Company's Common Stock on the purchase date.

        (b) FAIR MARKET VALUE. For purposes of the Plan, the fair market value per share of the Company's Common Stock on any day shall be determined pursuant to a procedure approved by the Committee.

        (c) PAYROLL DEDUCTIONS. Payment for Common Stock under the Plan shall be effected by means of the participant's authorized payroll deductions or such other means as the Committee may authorize. Such deductions shall begin with the first pay day following the commencement of the Offering Period and shall (unless sooner terminated by the participant) remain in effect for successive Offering Periods. The Committee may permit participants to elect payroll deductions pursuant to one or either of the following methods:

           (i) FLAT DOLLAR AMOUNT. A participant may elect a flat dollar amount per biweekly payroll check, to be contributed to the Plan. The minimum contribution is $20 per payroll check. The maximum contribution is $21,250 per year. A participant may also make a separate election to contribute to the Plan a specified dollar amount from annual scheduled bonus payments made in the month of March.

           (ii) PERCENTAGE OF COMPENSATION. A participant may elect a percentage of the participant's compensation paid during the Offering Period, in one percent (1%) increments (not to exceed fifteen percent (15%)), to be contributed to the Plan. Compensation for this purpose means the participant's total compensation, which includes regular base earnings paid by a Participating Company, sales commissions, overtime, bonuses and incentive payments, and elective contributions that are not includible in income under Sections 125, 402(a)(8), 401(h) or 403(b) of the Code.

        (d) NUMBER OF SHARES. On the first day of any Offering Period, a participant shall be granted a purchase right to purchase up to a fixed number of shares of Common Stock specified by the Committee or determined pursuant to a formula specified by the Committee for such Offering Period. Any payroll deductions not applied to such purchase because they are not sufficient to purchase a whole share shall be held for the purchase of Common Stock on the next purchase date.

        (e) TERMINATION OF OR CHANGES TO PAYROLL DEDUCTIONS. Unless a participant has irrevocably elected otherwise, the participant may terminate payroll deductions at any time by delivering notice in the appropriate form to such persons and at such time as the Committee may specify. Such termination will become effective on the first day of the first full payroll period following the delivery of such notice. Any payroll deductions previously collected from the participant and not previously applied to the purchase of Common Stock during that Offering Period shall, at the participant's election, immediately be refunded or held for the purchase of shares on the next purchase date immediately following such termination. If no such election is made, then such funds shall be refunded as soon as possible after the purchase date. Prior to the commencement of any new Offering Period, a participant may resume, increase or decrease payroll deductions by delivering instructions in the appropriate form to such persons and at such time as the Committee may specify. The new payroll deduction shall become effective on the first day of the first Offering Period following the delivery of such instructions. Distribution of Common Stock held in a participant's account shall be distributed pursuant to
    Section 7(g).

        (f) TERMINATION OF EMPLOYMENT. If a participant ceases to be employed by the Company or a Participating Company for any reason, including death or disability, prior to the end of an Offering Period, the participant's purchase right shall terminate, and any payroll deductions previously collected from the participant and not previously applied to the purchase of Common Stock during that Offering Period shall immediately be paid to the participant or the participant's personal representative. The Committee may provide, on a uniform basis with respect to any Offering Period, that an employee who is on a leave of absence will be deemed to have terminated employment after a specified period.

        (g)  TRANSFER RESTRICTIONS ON SHARES.

           (i) RESTRICTIONS AND ESCROW. The Committee may determine, in its discretion, that shares of Common Stock acquired under the Plan during an Offering Period shall not be transferable by the participant, other than by reason of death or such other reasons as the Committee may specify, for a period not to exceed one (1) year following the purchase date. If the Committee does so determine, shares so acquired shall be held in escrow by the Company until such transfer restrictions lapse. The Committee may also provide with respect to any Offering Period, that in the event that a participant attempts to transfer shares held in escrow on his or her behalf or terminates employment with the Company or Participating Company while shares are held in escrow on his or her behalf, the Company shall have an automatic right to repurchase, unless such repurchase is prohibited or restricted by law, such shares, for an amount equal to the lesser of (i) the price paid for the shares by the participant, or (ii) the fair market value (determined in accordance with Section 7(b)) of the shares on the date of repurchase.

           (ii) ADDITIONAL SHARES AND DIVIDENDS. In the event of any stock dividend, stock split, recapitalization, reorganization or other change in corporate structure effected without receipt of consideration, then any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which is by reason of such transaction distributed with respect to any escrowed shares shall be reinvested in shares of Common Stock under the Plan, and shares purchased pursuant to such reinvestment shall be immediately subject to the above transfer and escrow provisions to the same extent the previously escrowed shares are at the time. All regular cash dividends on shares or other securities at the time held on behalf of a participant shall be reinvested in shares of Common Stock under the Plan.

        (h) PRORATION OF PURCHASE RIGHTS. If the total number of shares of Common Stock for which purchase rights are to be granted on any date in accordance with the terms of the Plan exceed the number of shares then remaining available under the Plan (after deduction of all shares for which purchase rights have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares remaining available in as near as uniform a manner as shall be practicable and as it shall deem equitable. The Committee shall give written notice of such allocation to each participant affected thereby.

        (i) EXERCISE. Each purchase right shall be exercised automatically on the purchase date for the full number of purchasable shares, unless the purchase right has been previously terminated pursuant to Section 7(e) or 7(f).

        (j) ASSIGNABILITY. Subject to Section 8, purchase rights under the Plan shall not be assignable or transferable by the participant other than by will or by the laws of descent and distribution and during the life of the participant shall be exercisable only by the participant.

        (k) RIGHTS AS STOCKHOLDER. A participant shall have no rights as a stockholder with respect to shares covered by any purchase right granted under the Plan until the purchase right is exercised. No adjustments will be made for dividends or other rights for which the record date is prior to the date of exercise.

        (l) ACCRUAL LIMITATIONS. No purchase right shall permit the rights of a participant to purchase stock under all "employee stock purchase plans" (as defined in Section 423 of the Code) of the Company or a Corporate Affiliate to accrue at a rate that exceeds $25,000 of fair market value of such stock (determined at the time such purchase right is granted) for each calendar year in which such purchase right is outstanding at any time.

        (m) REGULATORY APPROVAL. The implementation of the Plan, the granting of any purchase right under the Plan, and the issuance of Common Stock upon the exercise of any such purchase right shall be subject to the Company's compliance with all applicable requirements of the Securities Act of 1933, all applicable listing requirements of any securities exchange on which the Common Stock is listed and all other applicable requirements established by law or regulation.

        (n) WITHHOLDING. The issuance of shares of Common Stock under the Plan shall be conditioned upon the satisfaction of any applicable tax withholding obligations.

        (o) OTHER PROVISIONS. Instruments evidencing purchase rights may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable.

    8.  DESIGNATION OF BENEFICIARY

        A participant may file a written designation of a beneficiary who is to receive shares and cash, if any, credited on behalf of the participant under the Plan in the event of such participant's death. Such designation of beneficiary may be changed by the participant at any time by filing the appropriate form with the Committee. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company shall deliver such shares and/or cash to the participant's spouse or if no spouse is living, to the children of the participant in equal shares.

    9.  CORPORATE TRANSACTIONS

        (a) TERMINATION. In the event of the disposition of all or substantially all of the assets or outstanding capital stock of the issuer of the Common Stock by means of a sale, merger, reorganization, or liquidation (a "Corporate Transaction"), each purchase right under this Plan, unless assumed pursuant to a written agreement by the successor corporation or a parent or subsidiary thereof, will automatically be exercised immediately prior to the consummation of the Corporate Transaction as if such date were the last purchase date of the Offering Period. Any payroll deductions not applied to such purchase shall be promptly refunded to the participant.

        (b) CORPORATE STRUCTURE. The grant of purchase rights under this Plan will in no way affect the right of the issuer of Common Stock to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

    10. AMENDMENT AND TERMINATION

        (a) AMENDMENT. The Board may from time to time alter, amend, suspend, or discontinue the Plan with respect to any shares at any time not subject to purchase rights; provided, however, that no such action of the Board may, without the approval of stockholders of the Company, (i) increase the number of shares subject to the Plan (unless necessary to effect the adjustments required under Section 4(b)), or (ii) make any other change with respect to which the Board determines that stockholder approval is required by applicable law or regulatory standards.

        (b) TERMINATION. The Board shall have the right, exercisable in its sole discretion, to terminate the Plan at any time immediately following any purchase date, which the Committee may, in its discretion, accelerate in connection with the termination of the Plan. Should the Board elect to exercise such right, then no further purchase rights shall thereafter be granted or exercised, and no further payroll deductions shall be collected under the Plan.

    11. NO EMPLOYMENT OBLIGATION

        Nothing contained in the Plan (or in any purchase right granted pursuant to the Plan) shall confer upon any employee any right to continue in the employ of the Company or any Corporate Affiliate or constitute any contract or agreement of employment or interfere in any way with the right of the Company or a Corporate Affiliate to reduce such employee's compensation from the rate in existence at the time of the granting of a purchase right or to terminate such employee's employment at any time, with or without cause. However, nothing contained herein or in any purchase right shall affect any contractual rights of an employee pursuant to a written employment agreement.

    12. GOVERNING LAW

        To the extent not otherwise governed by federal law, the Plan and its implementation shall be governed by and construed in accordance with the laws of the State of California.

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PROXY/VOTING INSTRUCTION CARD

                         WELLPOINT HEALTH NETWORKS INC.
                       2000 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Leonard D. Schaeffer and Thomas C. Geiser, or either of them, are hereby constituted and appointed as lawful attorneys and proxies of the undersigned, each with full power of substitution to vote and act as proxy with respect to all shares of Common Stock of WellPoint Health Networks Inc. ("WellPoint") standing in the name of the undersigned on the books of WellPoint at the close of business on March 17, 2000, at the Annual Meeting of Stockholders to be held at 10:00 A.M. on May 9, 2000, at the Hyatt Westlake Plaza, 880 South Westlake Boulevard, Westlake Village, CA 91361, or at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in WellPoint's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

     The powers hereby granted may be exercised by both of said attorneys or proxies or their substitutes present and acting at the Annual Meeting of Stockholders or any adjournment or postponement thereof or, if only one be present and acting, then by that one. The undersigned hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting.

     THIS PROXY/VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE, FOR PROPOSAL 2 AND PROPOSAL 3. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD BY ANY WELLPOINT BENEFIT PLAN, SUCH AS THE WELLPOINT 401(K) RETIREMENT SAVINGS PLAN OR THE WELLPOINT COMPREHENSIVE EXECUTIVE NON-QUALIFIED RETIREMENT PLAN, AND IF YOU DO NOT SIGN AND RETURN THIS CARD OR ATTEND THE MEETING AND VOTE BY BALLOT, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE DIRECTION OF THE APPLICABLE PLAN'S TRUSTEE.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

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                          ^  FOLD AND DETACH HERE  ^

                               ADMISSION TICKET


                        WELLPOINT HEALTH NETWORKS INC.
                     2000 ANNUAL MEETING OF STOCKHOLDERS

                             TUESDAY, MAY 9, 2000
                                  10:00 A.M.


                             HYATT WESTLAKE PLAZA
                          880 SOUTH WESTLAKE BOULEVARD
                           WESTLAKE VILLAGE, CA 91361



PLEASE ADMIT                                                    NON-TRANSFERABLE

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
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A VOTE FOR THE FOLLOWING PROPOSALS IS RECOMMENDED BY THE BOARD OF DIRECTORS:                                   Please mark
                                                                                                               vote in the
                                                                                                                following   /X/
                                                                                                               manner using
                                                                                                              dark ink only

                                             FOR all         WITHHOLD
                                         nominees listed     AUTHORITY
                                            (except as      to vote for
                                         indicated below)  all nominees
                                                           listed below
1. Election of the three (3) Class I          / /               / /      2. Approve an amendment and             FOR AGAINST ABSTAIN
   directors proposed in the accompanying                                   restatement of the Employee Stock    / /   / /     / /
   Proxy Statement to serve until the                                       Purchase Plan (the "Stock Purchase
   2003 Annual Meeting.                                                     Plan") in order to, among other
                                                                            things, authorize the future
                                                                            issuance of an additional 1,000,000
                                                                            shares under the Stock Purchase Plan.

                                                                         3. Ratification of the appointment of   FOR AGAINST ABSTAIN
   Nominees: Roger E. Birk, Sheila P. Burke, Elizabeth A. Sanders           PricewaterhouseCoopers LLP as the    / /   / /     / /
                                                                            Company's independent public
                                                                            accountants for the fiscal year
                                                                            ending December 31, 2000.
   (INSTRUCTION: TO WITHHOLD AUTHORITY TO
   VOTE FOR ANY INDIVIDUAL, CROSS HIS OR HER NAME OUT ABOVE.)







     Signature(s) ____________________________________________________________________________    Dated _________________, 2000

SIGN EXACTLY AS YOUR NAME(S) APPEARS ON YOUR STOCK CERTIFICATE. IF SHARES OF STOCK STAND OF RECORD IN THE NAMES OF TWO OR MORE
PERSONS, OR IN THE NAME OF HUSBAND AND WIFE, WHETHER AS JOINT TENANTS OR OTHERWISE, BOTH OR ALL OF SUCH PERSONS SHOULD SIGN THE
PROXY. IF SHARES OF STOCK ARE HELD OF RECORD BY A CORPORATION, THE PROXY SHOULD BE EXECUTED BY THE PRESIDENT OR VICE PRESIDENT
AND THE SECRETARY OR ASSISTANT SECRETARY, AND THE CORPORATE SEAL SHOULD BE AFFIXED THERETO. EXECUTORS OR ADMINISTRATORS OR OTHER
FIDUCIARIES WHO EXECUTE TO ABOVE PROXY FOR A DECEASED SHAREHOLDER SHOULD GIVE THEIR FULL TITLE. PLEASE DATE THE PROXY .

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